Exhibit 10.33

Loan No: 7253

LOAN AGREEMENT

Dated as of February 6, 2014

Among

HENRY HUDSON HOLDINGS LLC, 58th STREET BAR COMPANY LLC, HUDSON

LEASECO LLC and BEACH HOTEL ASSOCIATES LLC,

individually and/or collectively, as the context may require, as Borrower

and

CITIGROUP GLOBAL MARKETS REALTY CORP. and BANK OF AMERICA, N.A.,

collectively, as Lender

i

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Schedule I - Immediate Repairs

Schedule II - Condominium Documents

Schedule III - Organizational Chart

Schedule IV - REA

Schedule V - Allocated Loan Amounts

Schedule VI - Manager

Schedule VII - Intentionally Omitted

Schedule VIII - Operating Lease/Operating Lessee

Schedule IX - Liquor Licenses

Schedule X - Intentionally Omitted

-v-

(continued)

Schedule XI - Environmental Remediation Work

Schedule XII - Permitted Equipment Leases

Schedule XIII - Borrower Organizational Identification Number/Tax Identification Number

Schedule XIV - Condominium Units

Schedule XV- Board

Schedule XVI - SRO Units

Schedule XVII - Occupied SRO Units

Schedule XVIII - Private Company Transfer – Additional Recourse Guaranty Covenants

Schedule XIX - Public Company Transfer – Additional Recourse Guaranty Covenants

Schedule XX - Assumption – Additional Recourse Guaranty Covenants

Schedule XXI - Guarantor Litigation Representation Exceptions

Schedule XXII - Collective Bargaining Agreement

Schedule XXIII - Additional Recourse Guaranty Covenants

Schedule XXIV - ERISA Representation Exceptions

Schedule XXV - Status of Property Representation Exceptions

Exhibit A-1 - Form of Notice Letter – Tenants

Exhibit A-2 - Form of Notice Letter – Credit Card

-vi-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 6, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013 (together with its successors and/or assigns, “Citi”) and BANK OF AMERICA, N.A., a national banking association, having an address at One Bryant Park, New York, New York 10036 (together with its successors and/or assigns, “BOA” and together with Citi and their respective successors and/or assigns, “Lender”) and HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company, 58th STREET BAR COMPANY LLC, a Delaware limited liability company, HUDSON LEASECO LLC, a New York limited liability company and BEACH HOTEL ASSOCIATES LLC, a Delaware limited liability company, each having its principal place of business at c/o Morgans Hotel Group, 475 Tenth Avenue, New York, New York 10018 (individually and/or collectively, as the context may require, together with its successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i)—(iii) above, all “proceeds” (as defined under the UCC as in effect in the state in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the FF&E Reserve Account, the Immediate Repair Account, the Seasonality Reserve Account, the Ground Rent Account, the SRO Conversion Account, the Hotel Taxes and Custodial Funds Account, the Excess Cash Flow Account, the Environmental Remediation Account and any other account established by this Agreement or the other Loan Documents.

“Act” shall have the meaning set forth in Section 5.1 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any managing agent of any Individual Property in which Borrower, Guarantor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall have the meaning set forth in Section 11.8(a)(iv) hereof.

“Aggregate Debt Service” shall mean the aggregate sum of Debt Service due under the Loan, the Mezzanine A Debt Service and the Mezzanine B Debt Service.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule V hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to each Individual Property, an amount equal to 5% of the Allocated Loan Amount attributable to such Individual Property.

“Applicable Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

“Approved Bank” means (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall only be deemed Approved ID Providers unless and until disapproved by the Rating Agencies and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Assignment and Assumption” shall have the meaning set forth in Section 11.8(a)(i) hereof.

“Assignment of Agreements” shall mean, individually and/or collectively, as the context may require, (i) that certain Assignment of Agreements Affecting Real Estate, dated as of the date hereof, between Beach Hotel Associates LLC and Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time and (ii) that certain Assignment of Agreements Affecting Real Estate, dated as of the date hereof, among Henry Hudson Holdings LLC, 58th Street Bar Company LLC, Hudson Leaseco LLC and Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Assignment of Leases and Rents” shall mean, individually and/or collectively (as the context requires), each first priority Assignment of Leases and Rents, each dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering an Individual Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, individually and/or collectively (as the context requires), (i) that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Beach Hotel Associates LLC and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time and (ii) that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Henry Hudson Holdings LLC, 58th Street Bar Company LLC, Hudson Leaseco LLC and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Assignment of Special Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Beach Hotel Associates LLC and Special Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Restricted Account Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more the of the following: (i) Borrower, Affiliated Manager, any Hudson Intermediate Entity or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) Borrower, Affiliated Manager, any Hudson Intermediate Entity or any SPE Component Entity shall make a general assignment for the benefit of its creditors; (iii) any Restricted Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower, Affiliated Manager, any Hudson Intermediate Entity or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower, Affiliated Manager, any Hudson Intermediate Entity or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s, Affiliated Manager’s, any Hudson Intermediate Entity’s or any SPE Component Entity’s assets; (iv) Borrower, Affiliated Manager, any Hudson Intermediate Entity or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition from any Person; (v) any Restricted Party (or Affiliate thereof) consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Affiliated Manager, any Hudson Intermediate Entity, any SPE Component Entity or any portion of the Property; (vi) Borrower, Affiliated Manager, any Hudson Intermediate Entity or any SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vii) any Restricted Party (or Affiliate thereof) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; and (viii) any Restricted Party (or Affiliate thereof) taking any action in furtherance of, in collusion with respect to or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in items (i) through (vii) above.

“Benefit Amount” shall have the meaning set forth in Section 17.19 hereof.

“BOA” shall have the meaning set forth in the preamble hereof.

“Board” shall mean the “Board of Managers” as defined in the Condominium Documents.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity and Guarantor.

“Breakage Costs” shall have the meaning set forth in Section 2.5(b)(viii) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender) or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Cash and Cash Equivalents” shall mean: (1) United States dollars and (2) any of the following which may be liquidated without restrictions within five (5) Business Days or less: (A) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (B) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and an S&P Certificate of Deposit Rating (short term) of A-1 or better or the equivalent by Moody’s; (C) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2)(A) and (B) above entered into with any financial institution meeting the qualifications specified in clause (2) (B) above; (D) commercial paper having the highest rating obtainable from Moody’s or S&P, and in each case maturing within six months after the date of acquisition; and (E) money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (1) and (2)(A) through (D) above.

“Cash Flow Adjustments” shall mean reasonable adjustments made by Lender in its calculation of Net Cash Flow and the components thereof, which shall include adjustments:

(A)	for (i) underwritten occupancy, average daily room rate and RevPAR for the Properties shall be based on the actual occupancy, average daily room rate and RevPAR for the Properties for the preceding twelve (12) month period, (ii) departmental revenue and expenses shall be underwritten based upon the preceding twelve (12) month period, (iii) management fees shall be underwritten in an amount equal to the greater of (I) the product of (1) 3% and (2) Gross Rents plus Operating Income and (II) the actual amount of management fees paid by the Borrower (provided, that, until the end of the August 2014 calendar month, the actual amount of management fees for the preceding twelve (12) month period shall be calculated based on the management fee payable under the Management Agreement in effect as of the Closing Date (unless such Management Agreement is amended subsequent to the Closing Date)), (iv) Taxes, Insurance Premiums and Ground Rent shall be underwritten at the greater of (I) actual amount of Taxes, Insurance Premiums and Ground Rent (including imminent increases to Taxes, Insurance Premiums and Ground Rent) and (II) amounts for Taxes, Insurance Premiums and Ground Rent set forth on the Approved Annual Budget, and (v) deposits into the FF&E Reserve Account equal to the greater of (I) the product of (1) 4.0% and (2) Gross Rents plus Operating Income and (II) the actual amount of FF&E Expenditures stipulated in the Management Agreements;

(B)	to exclude rental income attributable to any Tenant (1) in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (2) not paying rent under its Lease for more than thirty (30) days or otherwise in default under its Lease beyond any applicable notice and cure periods, (3) that has expressed its intention (directly, constructively or otherwise) to not renew, terminate, cancel and/or reject its applicable Lease, and/or (4) under a Lease which expires within 60 days or less of the applicable date of calculation hereunder;

(C)	to exclude rental income attributable to any Tenant under a Major Lease whose tenancy at the Property is month to month; and

(D)	to reflect the Properties secured by the liens of the Security Instruments at the time of such calculation of Net Cash Flow.

“Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.

“Cash Management Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents (including, without limitation, the Restricted Account Agreement) related to, in each case, cash management and/or other related matters (including, without limitation, Article 9 hereof).

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“CBA Multiemployer Plans” shall mean multi-employer pension and welfare plans to which an employer is obligated to contribute pursuant to the terms of the collective bargaining agreement set forth on Schedule XXII hereto.

“Citi” shall have the meaning set forth in the preamble hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date Debt Yield” shall mean 6.60%.

“Co-Lender” shall have the meaning set forth in Section 11.8(a)(i) hereof.

“Co-Lending Agreement” shall mean the co-lending agreement entered into between Citi, individually as a Co-Lender and as Agent, BOA and the other Co-Lenders in the event of a Syndication, as the same may be further supplemented modified, amended or restated.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. Borrower shall deliver to Lender a new Collateral Assignment of Interest Rate Cap Agreement acceptable to Lender in connection with each Replacement Interest Rate Cap Agreement.

“Common Charges” shall have the meaning set forth in Section 3.39 hereof.

“Component” shall mean, individually, any one of Component A, Component B, Component C , Component D, Component E or Component F.

“Components” shall mean, collectively, Component A, Component B, Component C, Component D, Component E and Component F.

“Component A” shall mean the component of the Loan designated as “A” in Section 2.11 hereof.

“Component B” shall mean the component of the Loan designated as “B” in Section 2.11 hereof.

“Component C” shall mean the component of the Loan designated as “C” in Section 2.11 hereof.

“Component D” shall mean the component of the Loan designated as “D” in Section 2.11 hereof.

“Component E” shall mean the component of the Loan designated as “E” in Section 2.11 hereof.

“Component F” shall mean the component of the Loan designated as “F” in Section 2.11 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condominium” shall have the meaning set forth in the Condominium Documents.

“Condominium Documents” shall mean those certain documents set forth on Schedule II attached hereto, as each of the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Condominium Estoppel” shall mean that certain Condominium Estoppel Certificate, addressed to Henry Hudson Holdings LLC and Lender, executed by the members of the Board and dated of even date herewith.

“Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” shall mean the counterparty under any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, which counterparty shall satisfy the Minimum Counterparty Rating and otherwise be acceptable to Lender.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Convertible Notes” shall mean the 2.375% Senior Subordinated Convertible Notes Due 2014 of Guarantor issued on October 17, 2007, as such convertible notes may be amended, supplemented or otherwise modified, and any notes, securities or other obligations of Guarantor, any Borrower Party or any of their affiliates that refinance, supplement or replace such convertible notes

“Credit Card Agreement” shall have the meaning set forth in Section 9.2 hereof.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to debts or debtors.

“Custodial Funds” means the following funds collected by Borrower on a third party’s behalf that must be paid or remitted to a third party and so are not properly considered “revenue” of Borrower: (i) payments or fees received from or on behalf of hotel guests and patrons and paid or reimbursed to tenants or other vendors or service providers of the hotels and (ii) any amount paid out to hotel guests or patrons for checks cashed or per diem expense allowances paid, each as set forth on the Approved Annual Budget.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments under the Loan.

“Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender on the date of determination of (i) the Net Cash Flow for the trailing twelve (12) calendar month period ending with the most recent calendar month reporting provided by Borrower to Lender pursuant to the terms and conditions of Section 4.12 hereof (or if Borrower has failed to provide such reporting to Lender as required pursuant to Section 4.12 hereof, such Net Cash Flow for such trailing twelve (12) calendar month period shall be calculated by Lender in accordance with the provisions set forth in this Agreement) to (ii) the Aggregate Debt Service which will be due for the twelve (12) calendar month period immediately following the date of calculation, calculated assuming an amount of debt equal to the outstanding principal balance of the Loan and the Mezzanine Loans on the date of calculation and an interest rate equal to the sum of the weighted averages (weighted by the outstanding balance of (1) each Component of Note A, (2) Note B and (3) each component of the Mezzanine Loans) of the LIBOR Spread plus the Strike Rate that will be in effect for the applicable Extension Period for the Loan and the LIBOR Spread (as defined in each respective Mezzanine Loan Agreement) plus the Strike Rate (as defined in each respective Mezzanine Loan Agreement) that will be in effect for the applicable Extension Period for the Mezzanine Loans.

“Debt Yield” shall mean, as of any date of calculation, a ratio conveyed as a percentage in which: (i) the numerator is the Net Cash Flow for the trailing twelve (12) calendar month period ending with the most recent calendar month reporting provided by Borrower to Lender pursuant to the terms and conditions of Section 4.12 hereof (or if Borrower has failed to provide such reporting to Lender as required pursuant to Section 4.12 hereof, such Net Cash Flow for such trailing twelve (12) calendar month period shall be calculated by Lender in accordance with the provisions set forth in this Agreement); and (ii) the denominator is sum of the then aggregate outstanding principal balance of the Loan and each Mezzanine Loan.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Prepayment Premium” shall mean an amount equal to five percent (5.0%) of the Debt being repaid or prepaid.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) five percent (5%) above the Interest Rate.

“Delano Property” shall mean the Individual Property commonly known as The Delano Hotel, Miami Beach, Florida.

“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) London Business Days prior to the first day of such Interest Accrual Period.

“DHCR” shall mean the New York State Division of Housing and Community Renewal.

“Direction Notice” shall have the meaning set forth in Section 9.2 hereof.

“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, free writing prospectus, prospectus, prospectus supplement, private placement memorandum, term sheet or other offering document, in each case, in connection with a Securitization.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state-chartered depository institution or trust company which (a) complies with the definition of Eligible Institution, (b) has a combined capital and surplus of at least $50,000,000 and (c) has corporate trust powers and is acting in its fiduciary capacity. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (ii) the long term unsecured debt obligations of which are rated at least “A+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days) or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.

“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.

“Employment Related Laws and Obligations” shall mean shall mean all federal, state and local laws, regulations, ordinances, common law, orders, judgments, decrees, awards, Union Documents, CBA Multiemployer Plans, or the findings of any arbitrator, court or governmental entity, relating to, touching upon or concerning the employment of the employees who perform work in connection with the operation of the Property, including relating to the hiring, firing and treatment of employees, or any legal obligation or duty regarding employment practices, terms and conditions of employment, equal opportunity, non-discrimination, discharge, immigration, anti-harassment, anti-retaliation, whistle blowing, compensation, wages, overtime payments, hours, benefits, collective bargaining, income tax withholding, the payment of social security and other similar payroll taxes, pension plans, the modification or termination of benefit plans and retiree health insurance plans, policies, programs, agreements, occupational safety and health, workers compensation or other similar benefits and payments on account of occupational illness and injuries, employment contracts, collective bargaining agreements, grievances originating under the collective bargaining agreements, wrongful discharge, torts such as invasion of privacy, infliction of emotional distress, defamation, and slander.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Environmental Remediation Account” shall have the meaning set forth in Section 8.3 hereof.

“Environmental Remediation Funds” shall have the meaning set forth in Section 8.3 hereof.

“Environmental Remediation Work” shall have the meaning set forth in Section 8.3 hereof.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 8.5 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 8.5 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 11.1 hereof.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.9 hereof.

“Extension Fee” shall mean one quarter of one percent (0.25%) of the outstanding principal amount of the Loan on the date the related Extension Period is commenced.

“Extension Option” shall have the meaning set forth in Section 2.9 hereof.

“Extension Period” shall have the meaning set forth in Section 2.9 hereof.

“Fee Estate” shall mean the fee interest of the lessor under a Ground Lease in the Land and the Improvements demised under such Ground Lease.

“Fee Owner” shall mean the owner of the lessor’s interest in a Ground Lease and the related Fee Estate.

“FF&E” shall mean all fixtures, furniture, furnishings, equipment (including operating equipment and fixtures attached to and forming part of the Improvements), apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of the Improvements, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel equipment necessary or desirable for the operation of the Improvements, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial space, parking space, spa and recreational facilities, and (iii) all other furnishings and equipment as reasonably approved by Lender for the operation of the Improvements.

“FF&E Expenditures” shall mean all renovations, refurbishing, replacements of, or additions to, FF&E, and any special projects designed to maintain the Improvements in a condition consistent with the condition thereof as of the Closing Date, including without limitation, renovation of the guest room areas, public space, food and beverage facilities, spa or recreational facilities, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations in the Improvements. The term “FF&E Expenditures” shall not include any program of capital improvements involving an addition to the Improvements, or designed to substantially upgrade or change the nature or image of the Improvements (as opposed to a renovation or refurbishing which might take place as part of the normal or cyclical upkeep of the Improvements) unless consented to by Lender (such consent not to be unreasonably withheld, conditioned or delayed).

“FF&E Reserve Account” shall have the meaning set forth in Section 8.2 hereof

“FF&E Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“FF&E Reserve Monthly Deposit” shall have the meaning set forth in Section 8.2 hereof.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Force Majeure” shall mean the failure of Borrower to perform any obligation hereunder by reason of any act of God, enemy or hostile government action, terrorist attacks, civil commotion, insurrection, sabotage, strikes or lockouts or any other reason primarily due to cause or causes beyond the reasonable control of Borrower or any Affiliate of Borrower, as the case may be.

“Foreign Taxes” shall have the meaning set forth in Section 2.5 hereof.

“Funding Borrower” shall have the meaning set forth in Section 17.19 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Ground Rent Account” shall have the meaning set forth in Section 8.7 hereof.

“Ground Rent Funds” shall have the meaning set forth in Section 8.7 hereof.

“Gross Rents” shall mean an amount equal to annual rental income reflected in a current rent roll for all Tenants paying rent, open for business and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect.

“Ground Lease” shall mean, collectively, (i) the “Ground Lease” as defined in the Security Instrument with respect to the Hudson Property and (ii) the Ground Lease Estoppel.

“Ground Lease Estoppel” shall mean, collectively, those certain Lessor Estoppel Certificates, dated as of February 5, 2014, by the respective lessors under each Ground Lease for the benefit of Lender and Henry Hudson Holdings LLC.

“Guarantor” shall mean Morgans Hotel Group, Co., a Delaware corporation and any successor to and/or replacement of the foregoing Person, in each case, pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.

“Guarantor Control Condition” shall mean a condition which shall be deemed satisfied to the extent that each Person that Controls (directly or indirectly) Borrower and, if applicable, each SPE Component Entity is, in each case, itself a current Guarantor (as distinguished from any prior Guarantor that has been replaced in accordance with the applicable terms and conditions of the Loan Documents) or Controlled (directly or indirectly) by one or more current Guarantors (as distinguished from any prior Guarantor that has been replaced in accordance with the applicable terms and conditions of the Loan Documents).

“Guaranty” shall mean that certain Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof.

“Hotel Taxes” shall mean federal, state and municipal excise, occupancy sales and use taxes collected by or on behalf of Borrower directly from patrons or guests of the Properties as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority, each as set forth on the Approved Annual Budget.

“Hotel Taxes and Custodial Funds Account” shall have the meaning set forth in Section 8.4 hereof.

“Hotel Taxes and Custodial Funds Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Hotel Taxes and Custodial Reserve Funds” shall have the meaning set forth in Section 8.4 hereof.

“Hudson Intermediate Entities” shall mean (individually and/or collectively, as the context may require), Hudson Pledgor LLC, a Delaware limited liability company, Hudson Managing Member LLC, a Delaware limited liability company and/or Hudson Residual Interests, Inc., a Delaware corporation

“Hudson Property” shall mean the Individual Property commonly known as The Hudson Hotel, New York, New York.

“Immediate Repair Account” shall have the meaning set forth in Section 8.1 hereof.

“Immediate Repair Funds” shall have the meaning set forth in Section 8.1 hereof.

“Immediate Repairs” shall have the meaning set forth in Section 8.1 hereof.

“Improvements” shall mean, individually and/or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” shall mean, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contract, operation of law or otherwise), including, without limitation, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Independent Director” shall have the meaning set forth in Section 5.2 hereof.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.”

“Information” shall have the meaning set forth in Section 11.8(b)(ii) hereof.

“Initial OpEx Disbursement” shall have the meaning set forth in Section 9.3 hereof.

“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring 30 days prior to the date the applicable Insurance Premiums associated therewith are due and payable.

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Intellectual Property” shall have the meaning set forth in Section 3.35 hereof.

“Intercreditor Agreement” shall have the meaning set forth in Section 11.10 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month. No Interest Accrual Period shall be shortened by reason of any payment of the Loan prior to the expiration of such Interest Accrual Period.

“Interest Bearing Accounts” shall mean the following Reserve Accounts: the Immediate Repair Account, the FF&E Reserve Account, the SRO Conversion Account, the Seasonality Reserve Account and the Environmental Remediation Account.

“Interest Rate” shall mean (i) with respect to Note A, the Note A Interest Rate, and (ii) with respect to Note B, the Note B Interest Rate.

“Interest Rate Cap Agreement” shall mean, as applicable, any interest rate cap agreement (together with the confirmation and schedules relating thereto) in form and substance satisfactory to Lender between Borrower and Counterparty or any Replacement Interest Rate Cap Agreement, in each case which also satisfies the requirements set forth in Section 2.8.

“Interest Shortfall” shall mean, (i) with respect to any repayment or prepayment of the Loan made on a date that is not a Monthly Payment Date, the interest which would have accrued on the Loan (absent such repayment or prepayment) through and including the last day of the Interest Accrual Period related to the next succeeding Monthly Payment Date following the date of such repayment or prepayment, and (ii) with respect to any repayment or prepayment of the Loan (including a repayment on the Maturity Date) made on a date that is a Monthly Payment Date, the interest which would have accrued on the Loan (absent such repayment or prepayment) through and including the last day of the Interest Accrual Period related to such Monthly Payment Date.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Land” shall mean, individually and/or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.

“Lapses in Good Standing” shall mean that Henry Hudson Holdings LLC was out of good standing with the Department of State of the State of New York from January 1, 2001 until January 8, 2003, 58th Street Bar Company LLC was out of good standing from June 2, 2001 until August 30, 2002 with the Secretary of State of the State of Delaware and out of good standing from March 1, 2004 until July 21, 2004, from March 1, 2006 until March 20, 2008, from March 1, 2010 until August 24, 2010 and from March 1, 2012 until April 4, 2012 with the Department of State of the State of New York, Hudson Leaseco LLC was out of good standing with the Department of State of the State of New York from September 1, 2002 until October 24, 2002, from September 1, 2004 until June 21, 2005, from September 1, 2010 until July 14, 2011 and from September 1, 2012 until January 7, 2014, and Beach Hotel Associates LLC was out of good standing from June 2, 1993 until November 29, 1994 and from June 2, 2009 until June 30, 2010 with the Secretary of State of the State of Delaware and out of good standing from June 1, 2006 until October 6, 2006 with the Department of State of the State of Florida.

“Lease” shall mean, individually and/or collectively (as the context requires), the “Lease” as defined in each applicable Security Instrument; provided, however, notwithstanding anything in the applicable Security Instrument to the contrary, for purposes of this Agreement, the term Lease shall exclude (1) the rental of hotel rooms to transient guests and the temporary, transient rental of conference room and meeting space for special events, in each case, in the ordinary course of business at any Individual Property, (2) SRO Arrangements, (3) the Ground Lease and (4) any Operating Lease.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or any Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the preamble hereof.

“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.

“Lender Group” shall have the meaning set forth in Section 11.2 hereof.

“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Properties, any Individual Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. Borrower’s delivery of any Letter of Credit hereunder in an amount equal to or greater than five percent (5%) of the outstanding principal balance of the Loan shall, at Lender’s option, be conditioned upon Lender’s receipt of a New Non-Consolidation Opinion relating to such Letter of Credit.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations; and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Lender’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“LIBOR Rate” shall mean (i) with respect to Note A, the sum of (a) LIBOR and (b) the Note A LIBOR Spread and (ii) with respect to Note B, the sum of (a) LIBOR and (b) the Note B LIBOR Spread.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Leases and Rents, the Assignment of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Restricted Account Agreement, the Guaranty, the Assignment of Agreements, the Assignment of Special Management Agreement, the Pledge Agreement, the Post Closing Agreement and all other documents executed and/or delivered in connection with the Loan (other than the Northstar Guaranty), as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Loan Register” shall have the meaning set forth in Section 11.7 hereof.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Losses” shall mean any and all losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs and attorneys’ fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“LTIP Units” shall mean, collectively, (i) any long-term incentive plan unit convertible into membership units in Morgans Group LLC, (ii) any outperformance long-term incentive units reflecting a conditional potential membership interest in Morgans Group LLC, and (iii) membership interest in Morgans Group LLC not owned as of the Closing Date by Guarantor, which in each instance are subject to the restrictions contained in Section 6.2(b)(ix) hereof.

“Major Lease” shall mean as to each Individual Property (i) any Lease (other than a Lease for the sale of sundry goods to hotel guests), (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of the applicable Individual Property and (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) and/or (ii) above.

“Management Agreement” shall mean, individually and/or collectively (as the context may require), each management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property or any portion thereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the other Loan Documents.

“Manager” shall mean (i) with respect to each Individual Property, the Person associated therewith as set forth on Schedule VI hereof or (ii) such other Person selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.

“Material Action” shall mean with respect to any Person, any action to consolidate or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Adverse Effect” shall mean a material adverse effect on (i) any Individual Property, (ii) the business, profits, management, operations or condition (financial or otherwise) of Borrower, Guarantor or any Individual Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (iv) the ability of Borrower and/or Guarantor to perform its obligations under the Security Instrument or the other Loan Documents.

“Maturity Date” shall mean February 9, 2016, as such date may be extended pursuant to and in accordance with Section 2.9 hereof, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine Borrower” shall mean, individually and/or collectively, as the context may require, Mezzanine A Borrower and Mezzanine B Borrower.

“Mezzanine Lender” shall mean, individually and/or collectively, as the context may required, Mezzanine A Lender and Mezzanine B Lender.

“Mezzanine Loan Documents” shall mean, individually and/or collectively, as the context may require, the Mezzanine A Loan Documents and the Mezzanine B Loan Documents.

“Mezzanine Loans” shall mean, individually and/or collectively, as the context may require, the Mezzanine A Loan and the Mezzanine B Loan.

“Mezzanine A Borrower” shall mean Hudson Delano Senior Mezz LLC, a Delaware limited liability company (f/k/a Henry Hudson Senior Mezz LLC), together with its respective successors and permitted assigns.

“Mezzanine A Debt Service” shall have the meaning ascribed to the term “Debt Service” in the Mezzanine A Loan Agreement as of the Closing Date.

“Mezzanine A Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine A Loan Agreement.

“Mezzanine A Extension Option” shall have the meaning ascribed to the term “Extension Option” in the Mezzanine A Loan Agreement”

“Mezzanine A Lender” shall mean, collectively, Citi, in its capacity as a lender under the Mezzanine A Loan and BOA, in its capacity as a lender under the Mezzanine A Loan, together with their respective successors and assigns.

“Mezzanine A Loan” shall mean that certain mezzanine loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of $100,000,000, and evidenced by the Mezzanine A Note and evidenced and secured by the other Mezzanine A Loan Documents.

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, by and between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Mezzanine A Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Mezzanine A Loan Agreement.

“Mezzanine A Note” shall have the meaning ascribed to the term “Note” in the Mezzanine A Loan Agreement.

“Mezzanine A Release Price” shall have the meaning ascribed to the term “Release Price” in the Mezzanine A Loan Agreement.

“Mezzanine B Borrower” shall mean Hudson Delano Junior Mezz LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mezzanine B Debt Service” shall have the meaning ascribed to the term “Debt Service” in the Mezzanine B Loan Agreement as of the Closing Date.

“Mezzanine B Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine B Loan Agreement.

“Mezzanine B Extension Option” shall have the meaning ascribed to the term “Extension Option” in the Mezzanine B Loan Agreement”

“Mezzanine B Lender” shall mean, collectively, Citi, in its capacity as a lender under the Mezzanine B Loan and BOA, in its capacity as a lender under the Mezzanine B Loan, together with their respective successors and assigns.

“Mezzanine B Loan” shall mean that certain mezzanine loan made as of the date hereof by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of $50,000,000, and evidenced by the Mezzanine B Note and evidenced and secured by the other Mezzanine B Loan Documents.

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, by and between Mezzanine B Borrower and Mezzanine B Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Mezzanine B Loan Documents” shall have the meaning ascribed to the term “Loan Documents” in the Mezzanine B Loan Agreement.

“Mezzanine B Note” shall have the meaning ascribed to the term “Note” in the Mezzanine B Loan Agreement.

“Mezzanine B Release Price” shall have the meaning ascribed to the term “Release Price” in the Mezzanine B Loan Agreement.

“Minimum Counterparty Rating” shall mean (a) a long term senior unsecured debt rating from S&P of at least “A+”, which rating shall not include a “t” or otherwise reflect a termination risk, (b) a long term senior unsecured debt rating of at least “A1” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk and (c) a long term unsecured debt rating from Fitch of at least “A” (and not on Rating Watch Negative) and a short term unsecured debt rating from Fitch of at least “F1” (and not on Rating Watch Negative) (and, after a Securitization, the equivalent of the foregoing by the other Rating Agencies). After a Securitization of the Loan, only the ratings of those Rating Agencies rating the Securities shall apply.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Debt Service Payment Amount” shall mean for the Monthly Payment Date occurring in March, 2014 and for each Monthly Payment Date occurring thereafter up to and including the Monthly Payment Date occurring in February, 2016, as such date may be extended pursuant to the terms hereof, a payment equal to the amount of interest which will accrue during the Interest Accrual Period in which such Monthly Payment Date occurs computed at the Interest Rate.

“Monthly Ground Rent Deposit” shall have the meaning set forth in Section 8.7 hereof.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring thereafter during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Net Cash Flow” shall mean an amount calculated by Lender on a monthly basis equal to the sum of Gross Rents plus the trailing twelve (12) months Operating Income, less the trailing twelve (12) months Operating Expenses, each of which shall be subject to Lender’s application of the Cash Flow Adjustments. Lender’s calculation of Net Cash Flow (including determination of items that do not qualify as Operating Income or Operating Expenses) shall be final absent manifest error.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“Net Sales Proceeds” shall mean, with respect to the Delano Property, an amount equal to (a) the gross sales price and all other consideration from whatever source derived from the sale of such Individual Property less (b) the reasonable, demonstrable, out of pocket, third party, customary closing costs (excluding (i) prepaid brokerage commissions funded from the proceeds of the Loan and (ii) costs associated with qualifying hereunder and under the Mezzanine Loan Documents for the applicable release of the lien of the applicable Loan Documents and the applicable Mezzanine Loan Documents) actually incurred by Borrower and the applicable Mezzanine Borrowers in connection with such sale (provided that the closing costs (other than any mortgage recording taxes) referenced in the foregoing subsection (b) shall not, in the aggregate, exceed six percent (6%) of the gross sales price for such Individual Property).

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Lender and the Rating Agencies and otherwise in form and substance acceptable to Lender and the Rating Agencies.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Ropes & Gray LLP in connection with the closing of the Loan.

“Northstar Guaranty” shall mean that certain Guarantee, dated of even date herewith, by NorthStar Partnership, L.P., a Delaware limited partnership in favor of Lender.

“Note” shall mean, individually and/or collectively, as the context may require (i) that certain Replacement, Amended and Restated Promissory Note A-1 of even date herewith in the principal amount of $125,000,000, made by Borrower in favor of Citi (“Note A-1”), (ii) that certain Replacement, Amended and Restated Promissory Note A-2 of even date herewith in the principal amount of $125,000,000 made by Borrower in favor of BOA (“Note A-2”), as each of the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, (iii) that certain Replacement, Amended and Restated Promissory Note B-1 of even date herewith in the principal amount of $25,000,000, made by Borrower in favor of Citi (“Note B-1”), and (iv) that certain Replacement, Amended and Restated Promissory Note B-2 of even date herewith in the principal amount of $25,000,000 made by Borrower in favor of BOA (“Note B-2”), as each of the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Note A” shall mean, individually and/or collectively, as the context may require (i) Note A-1 and (ii) Note A-2.

“Note A-1” shall have the meaning set forth in the definition of “Note” in Section 1.1 hereof.

“Note A-2” shall have the meaning set forth in the definition of “Note” in Section 1.1 hereof.

“Note A Interest Rate” shall mean the rate or rates at which the outstanding principal amount of each Component of Note A bears interest from time to time as determined in accordance with the provisions of Section 2.5 hereof.

“Note A LIBOR Spread” shall mean, with respect to each Component, the following amounts, as the same may be reallocated pursuant to Section 11.1(b) hereof:

(a)	Component A, 3.5700%;

(b)	Component B, 3.5700%;

(c)	Component C, 3.5700%;

(d)	Component D, 3.5700%;

(e)	Component E, 3.5700%; and

(f)	Component F, 3.5700%

“Note B” shall mean, individually and/or collectively, as the context may require (i) Note B-1 and (ii) Note B-2.

“Note B-1” shall have the meaning set forth in the definition of “Note” in Section 1.1 hereof

“Note B-2” shall have the meaning set forth in the definition of “Note” in Section 1.1 hereof.

“Note B Interest Rate” shall mean the rate or rates at which the outstanding principal amount of Note B bears interest from time to time as determined in accordance with the provisions of Section 2.5 hereof

“Note B LIBOR Spread” shall mean 6.0000%.

“Obligations” shall have the meaning set forth in Section 17.19 hereof.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) ground rent, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising and marketing expenses, payroll and related taxes, computer processing charges, management fees, franchise fees, costs of food and beverage sold or consumed, operational equipment or other lease payments as approved by Lender, but specifically excluding (i) depreciation, (ii) Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds.

“Operating Income” shall mean all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Properties from whatever source, including, without limitation (but without duplication): (a) all income and proceeds received from rental of rooms, commercial space, meeting, conference and/or banquet space within the Properties; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Properties; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property or Properties, as applicable); (e) all refunds of any items included in “Operating Expenses”; (f) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Operating Income” if received in the ordinary course of the Properties operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (g) all other incidental income in connection with the operation of the Properties; but excluding (1) rental income derived from Leases, interest income and gross receipts received by lessees, managers, licensees or concessionaires of the Properties (including, without limitation, any Manager); (2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) non-recurring or extraordinary income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Properties operation (such as the sales of furniture, fixtures and equipment); (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above) or insurance proceeds (except to the extent provided in clause (c) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Properties’ employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business; (10) uncollectable accounts and any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) unforfeited security deposits, utility and other similar deposits; and (12) any disbursements to Borrower from the Reserve Funds. Operating Income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, “Gross Rents” and “Operating Income” shall be calculated hereunder without duplication of one another or of any individual item contained within the definitions thereof.

“Operating Lease” shall mean, individually and/or collectively, as the context may require, with respect to each Individual Property, each Lease set forth on Schedule VIII hereto, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the term of the Loan Documents.

“Operating Lessee” shall mean, individually and/or collectively, as the context may require, with respect to each Individual Property, each Borrower set forth on Schedule VIII hereto.

“Organizational Chart” shall have the meaning set forth in Section 3.31 hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Participant” shall have the meaning set forth in Section 11.8(a)(ix) hereof.

“Participant Register” shall have the meaning set forth in Section 11.7 hereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Permits” shall mean all certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, and other approvals (governmental and otherwise) necessary or desirable for the operation of each Individual Property and the conduct of Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the applicable Title Insurance Policies, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (d) existing Leases (including any SRO Arrangements) and new Leases entered into in accordance with this Agreement, (e) any Permitted Equipment Leases, (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion and (g) the liens and security interests created by the Mezzanine Loan Documents.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments are either set forth on Schedule XII hereto or (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business, (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the applicable Individual Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the applicable Individual Property and (iii) such leases or similar instruments, in the aggregate together with any leases set forth on Schedule XII hereto, do not exceed one percent (1%) of the Allocated Loan Amount of the applicable Individual Property.

“Permitted Investments” shall mean “permitted investments” as then defined and required by the Rating Agencies.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any other entity and, in each case, any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean, individually and/or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.

“Pledge Agreement” shall mean (individually and/or collectively, as the context may require) (i) that certain Pledge and Security Agreement, dated of even date herewith, by Henry Hudson Holdings LLC in favor of Lender, (ii) that certain Pledge and Security Agreement, dated of even date herewith, by Hudson Pledgor LLC in favor of Lender and (iii) that certain Pledge and Security Agreement, dated of even date herewith, by Hudson Managing Member LLC and Hudson Residual Interests, Inc. in favor of Lender, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Post Closing Agreement” shall mean that certain Post-Closing Obligations Agreement, dated of even date herewith, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Post Reserve and Mezzanine Excess Cash Flow” shall have the meaning specified in Section 9.3 hereof.

“Prepayment Failure” shall have the meaning specified in Section 2.7(a) hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.7(a) hereof.

“Prepayment Premium” shall mean with respect to any repayment or prepayment of the Debt made (i) on or prior to the Monthly Payment Date occurring in August, 2015, an amount determined by Lender equal to the product of (a) the LIBOR Spread in effect as of the date of such repayment or prepayment on each of the Components of Note A and of Note B, weighted on the principal balance of each such Component of Note A and of Note B on the date of such prepayment, (b) the amount of the Loan being prepaid and (c) a fraction, the numerator of which is the number of days remaining from and including the date that such repayment or prepayment is made through the last day of the Interest Accrual Period related to the Monthly Payment Date occurring in August, 2015 and the denominator of which is 360, and (ii) after the Monthly Payment Date occurring in August, 2015, an amount equal to zero dollars ($0.00). Lender’s computation of the Prepayment Premium shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“Prime Rate” shall mean rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) the LIBOR Rate on the Determination Date that LIBOR was last applicable to the Loan and (b) the Prime Rate on the Determination Date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Private Company Qualified Transferee” shall mean a Person who together with a Private Company Replacement Guarantor and any Transferee Partner, collectively, (i) has a net worth of at least $250,000,000 (exclusive of the Properties), (ii) directly or indirectly owns commercial real estate, hotel and lodging, leisure or brand assets of at least $750,000,000 (exclusive of the Properties) and (iii) directly or indirectly owns, franchises and/or operates (or has engaged a Qualified Manager in accordance with the terms and conditions hereof that operates) at least five (5) full service hotels with amenities similar to the Properties, which full service hotels are located in major metropolitan areas similar to the areas where the Properties are located, in each case as reasonably determined by Lender; provided, that, if a Person would satisfy the requirements of this definition of “Private Company Qualified Transferee” but for the requirements of the immediately preceding clause (ii), such Person shall still qualify as a Private Company Qualified Transferee provided that (A) such Person, together with a Private Company Replacement Guarantor and any Transferee Partner, collectively, directly or indirectly owns, franchises and/or operates (or has engaged a Qualified Manager in accordance with the terms and conditions hereof that operates) at least ten (10) full service hotels with amenities similar to the Properties, which full service hotels are located in major metropolitan areas similar to the areas where the Properties are located and (B) such Person, together with a Private Company Replacement Guarantor and any Transferee Partner, collectively, directly or indirectly owns commercial real estate, hotel and lodging, leisure or brand assets of at least $400,000,000 (exclusive of the Properties), in each case as reasonably determined by Lender.

“Private Company Replacement Guarantor” shall mean a Person who (A) has (i) net worth of not less than $100,000,000 (exclusive of the Properties), (ii) net worth of not less than $270,000,000 (inclusive of the Properties) and (iii) Unencumbered Liquid Assets of not less than $10,000,000, each as reasonably determined by Lender and (B) otherwise complies with the terms, covenants and conditions for a Private Company Replacement Guarantor set forth in Section 6.3(b) hereof.

“Private Company Transaction” shall mean a merger, sale or other transaction pursuant to which Guarantor becomes (i) owned directly or indirectly by a privately traded company or companies or (ii) a privately traded company, and in case of each of clauses (i) and (ii) is not directly or indirectly at least 50% owned and controlled by an entity whose securities are listed and traded on a nationally recognized securities exchange or on the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Projections” shall have the meaning set forth in Section 11.8(b)(ii) hereof.

“Property” and “Properties” shall mean, individually and/or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

“Property Document” shall mean, individually or collectively (as the context may require), the following: (i) the REA, (ii) the Ground Lease and (iii) Condominium Documents.

“Property Document Event” shall mean any event which would, directly or indirectly, cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Property Document Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, any Property Document and/or other related matters (including, without limitation, Sections 3.34, 3.38, 3.39, 4.22, 4.23 and 4.25 of this Agreement).

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan, the Properties, such Borrower Party, any other Borrower Party and/or any related matter or Person.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Public Company Qualified Transferee” means an entity whose securities are listed and traded on a national securities exchange, the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange who (i) has net worth of at least $250,000,000 (exclusive of the Properties), (ii) directly or indirectly owns, operates and/or franchises (or has engaged a Qualified Manager in accordance with the terms and conditions hereof that operates) full service hotels with amenities similar to the Properties, which full service hotels are located in major metropolitan areas similar to the areas where the Properties are located and (iii) whose leverage after the consummation of the Public Company Transaction is no greater than sixty percent (60%), each as reasonably determined by Lender.

“Public Company Replacement Guarantor” shall mean a Person who (A) has (i) net worth of not less than $100,000,000 (exclusive of the Properties), (ii) net worth of not less than $270,000,000 (inclusive of the Properties) and (iii) Unencumbered Liquid Assets of not less than $10,000,000, each as reasonably determined by Lender and (B) otherwise complies with the terms, covenants and conditions for a Public Company Replacement Guarantor set forth in Section 6.3(c) hereof.

“Public Company Transaction” shall mean a merger, sale or other transaction pursuant to which at least 50% of Guarantor’s ownership and control is acquired directly or indirectly by an entity whose securities are listed and traded on a nationally recognized securities exchange or on the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Management Agreement” shall mean a management agreement with a Qualified Manager with respect to the applicable Individual Property which is approved by Lender in writing (which such approval may be conditioned upon Lender’s receipt of a Rating Agency Confirmation with respect to such management agreement).

“Qualified Manager” shall mean either (a) Morgans Hotel Group Management LLC (provided the same (A) is not being removed as Manager hereunder and (B) has not suffered a material adverse change in its general business standing, reputation or creditworthiness from the level thereof as of the date hereof) or (b) a reputable and experienced manager (which may be an Affiliate of Borrower) which, in the reasonable judgment of Lender possesses experience in managing properties similar in location, size, class, use, operation and value as the Properties; provided, that (1) Borrower shall have obtained a Rating Agency Confirmation from the Rating Agencies, (2) to the extent that such Qualified Manager is an Affiliated Manager, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such Qualified Manager and such Qualified Management Agreement and (3) (I) after giving effect to such management agreement with such Qualified Manager, the Delano Property shall be operated under the name “Delano” or another name or franchise acceptable to Lender and (II) after giving effect to such management agreement with such Qualified Manager, the Hudson Property shall be operated under the name “Hudson” or another name or franchise acceptable to Lender.

“Qualified Transferee” shall mean a Person who (i) has net worth of at least $250,000,000 (exclusive of the Properties), (ii) directly or indirectly owns commercial real estate, hotel and lodging, leisure or brand assets of at least $750,000,000 (exclusive of the Properties) and (iii) directly or indirectly owns, franchises and/or operates (or has engaged a Qualified Manager in accordance with the terms and conditions hereof that operates) at least five (5) full service hotels with amenities similar to the Properties, which full service hotels are located in major metropolitan areas similar to the areas where the Properties are located, each as reasonably determined by Lender.

“Qualified Transferee Replacement Guarantor” shall mean a Person who owns a direct or indirect equity interest in Transferee and the Properties and controls Transferee and the Properties that has (i) net worth of not less than $250,000,000 (exclusive of the Properties) and (ii) Unencumbered Liquid Assets of not less than $10,000,000, each as reasonably determined by Lender.

“Rating Agency” shall mean S&P, Moody’s, Fitch, Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. or any other nationally-recognized statistical rating agency designated by Lender or which actually rates the Securities (and any successor to any of the foregoing) in connection with and/or in anticipation of any Secondary Market Transaction.

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, individually or collectively (as the context requires), each reciprocal easement or similar agreement affecting the Property (or any portion thereof) as more particularly described on Schedule IV hereto (if any), any amendment, restatement, replacement or other modification thereof, any future reciprocal easement or similar agreement affecting the Property (or any portion thereof) entered into in accordance with the applicable terms and conditions hereof and any amendment, restatement, replacement or other modification thereof.

“Register” shall have the meaning set forth in Section 11.8(a)(viii) hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Release” shall have the meaning set forth in Section 2.10 hereof.

“Release Amount” shall have the meaning set forth in Section 2.10 hereof.

“Release Approval Item” shall have the meaning set forth in Section 2.10 hereof.

“Release Notice Date” shall have the meaning set forth in Section 2.10 hereof.

“Release Price” shall mean (i) with respect to the Hudson Property, 110% of the Allocated Loan Amount with respect to the Hudson Property and (ii) with respect to the Delano Property, the greater of (a) 120% of the Allocated Loan Amount with respect to the Delano Property and (b) the share of Net Sales Proceeds applicable to the Delano Property and allocable to the Loan on a pro rata basis amongst the Loan and each Mezzanine Loan.

“Remaining Loan” shall have the meaning set forth in Section 11.9 hereof.

“Remaining Loan Documents” shall have the meaning set forth in Section 11.9 hereof.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Payment” shall have the meaning set forth in Section 7.3 hereof.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rents” shall mean, individually and/or collectively (as the context may require), the “Rents” as defined in each applicable Security Instrument.

“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(c) hereof.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Required Rating” means (i) a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies or (ii) such other rating with respect to which Lender shall have received a Rating Agency Confirmation.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the FF&E Reserve Account, the Immediate Repair Account, the Ground Rent Account, the Excess Cash Flow Account, the SRO Conversion Account, the Seasonality Reserve Account, the Hotel Taxes and Custodial Funds Account and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account and the Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the FF&E Reserve Funds, the Immediate Repair Funds, the Ground Rent Funds, the Excess Cash Flow Funds, the Environmental Remediation Funds, the SRO Conversion Funds, the Seasonality Reserve Funds, the Hotel Taxes and Custodial Reserve Funds and any other escrow funds established by this Agreement or the other Loan Documents.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to 5% of the outstanding principal amount of the Allocated Loan Amount attributable to such Individual Property.

“Restricted Account” shall have the meaning set forth in Section 9.1 hereof.

“Restricted Account Agreement” shall mean, individually and/or collectively, (A) that certain Deposit Account Control Agreement (Hard Lockbox), by and among Wells Fargo Bank, National Association, Beach Hotel Associates LLC and Lender and (B) that certain Deposit Account Control Agreement (Hard Lockbox), by and among Wells Fargo Bank, National Association, Henry Hudson Holdings LLC, 58th Street Bar Company LLC, Hudson Leaseco LLC and Lender, each dated as of the date hereof.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Satisfactory Search Results” shall mean the results of Lender’s customary “know your customer”, credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates, in each case, (i) revealing no matters which would have a Material Adverse Effect and (ii) yielding results which are otherwise acceptable to Lender in its reasonable discretion. Borrower shall pay all of Lender’s costs, fees and expenses in connection with the foregoing and, notwithstanding the forgoing, no such search results shall constitute “Satisfactory Search Results” until such costs, fees and expenses are paid in full.

“Seasonality Reserve Account” shall have the meaning set forth in Section 8.9 hereof.

“Seasonality Reserve Cap” shall have the meaning set forth in Section 8.9 hereof.

“Seasonality Reserve Funds” shall have the meaning set forth in Section 8.9 hereof.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Instrument” and “Security Instruments” shall mean, individually and/or collectively (as the context requires), the first priority Mortgage and Security Agreement with respect to the Delano Property and the first priority Consolidated, Amended and Restated Fee and Leasehold Mortgage and Security Agreement with respect to the Hudson Property, each dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering a Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10 hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Purpose Entity” shall mean an entity whose structure and organizational and governing documents are otherwise in form and substance acceptable to the Rating Agencies and satisfying the Prudent Lender Standard.

“Special Management Agreement” shall mean that certain Management Agreement, dated as of December 8, 2011 between Special Manager and Beach Hotel Associates LLC, pursuant to which Special Manager provides certain services with respect to food and beverage related activities with respect to the Delano Property, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the other Loan Documents.

“Special Manager” shall mean LGD Management, LLC, a Nevada limited liability company.

“Special Member” is defined in Section 5.1 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services.

“SRO Arrangement” shall mean any lease, arrangement (statutory or otherwise) or other agreement currently in effect providing for the occupancy of an SRO Unit.

“SRO Conversion Account” shall have the meaning set forth in Section 8.8 hereof.

“SRO Conversion Monthly Deposit” shall have the meaning set forth in Section 8.8 hereof.

“SRO Conversion Funds” shall have the meaning set forth in Section 8.8 hereof.

“SRO Trigger Event” shall mean that certain SRO Units are not fully converted into not less than ten (10) hotel rooms and able to be booked pursuant to the reservation system for the Hudson Property by September 30, 2014.

“SRO Unit” shall mean a guestroom or other single-room unit at the Hudson Property that is leased or occupied for the use as a primary residence by the occupant(s) thereof or that was previously leased or occupied for the use as a primary residence by the occupant(s) thereof and that has not been converted into a hotel room in accordance with applicable law.

“SRO Unit Conversion Work” shall mean all work necessary to convert an SRO Unit into a hotel room (consistent with the type and quality of hotel rooms at the Hudson Property as of the Closing Date) in accordance with applicable law.

“State” shall mean the state in which the Property or any part thereof is located.

“Strike Rate” shall mean (i) with respect to the initial term of the Loan, a percentage rate equal to one and three-quarters percent (1.75%) and (ii) with respect to any Extension Period, a percentage rate equal to a percentage rate per annum which, when added to the LIBOR Spread, would yield a Debt Service Coverage Ratio of at least 1.20:1.00.

“Survey” shall mean, individually and/or collectively (as the context may require), each survey of each Individual Property certified and delivered to Lender in connection with the closing of the Loan.

“Syndication” shall have the meaning set forth in Section 11.8(a)(i) hereof.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring 30 days prior to the date the same are due and payable.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Tenant Direction Notice” shall have the meaning set forth in Section 9.2 hereof.

“Title Insurance Policy” shall mean, individually and/or collectively, as the context may require, those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instruments.

“TLG Promissory Notes” shall mean those certain promissory notes issued in November 2011 by TLG Acquisition LLC to Andrew Sasson and Andy Masi, as such promissory notes may be amended, supplemented or otherwise modified, and any notes, securities or other obligations of Guarantor, any Borrower Party or any of their affiliates that refinance, supplement or replace such promissory notes.

“Transferee Partner” shall mean any joint venture partner (and its Affiliates) who joins with a Person and/or such Person’s Affiliates to collectively invest in and acquire the Guarantor, provided that such joint venture partner (and its Affiliates) shall own a direct or indirect equity interest in (i) Guarantor or Private Company Replacement Guarantor, as applicable and (ii) Private Company Qualified Transferee following the consummation of a Private Company Transaction.

“Trigger Period” shall mean a period:

(A)	commencing upon the earliest of:

(i) the occurrence and continuance of an Event of Default,

(ii) (w) the Debt Yield falling below 6.40% during the initial term of the Loan, (x) the Debt Yield falling below 6.75% during the first Extension Period, (y) the Debt Yield falling below 7.25% during the second Extension Period and (z) the Debt Yield falling below 7.50% during the third Extension Period, and

(iii) the occurrence and continuance of a Mezzanine A Event of Default;

(iv) the occurrence and continuance of a Mezzanine B Event of Default.

(B)	expiring upon:

(v) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure (if applicable) of such Event of Default,

(w) (1) with regard to any Trigger Period commenced in connection with clause (A)(ii)(w) above, the date that the Debt Yield is equal to or greater than 6.65% for two (2) consecutive calendar quarters, (2) with regard to any Trigger Period commenced in connection with clause (A)(ii)(x) above, the date that the Debt Yield is equal to or greater than 7.00% for two (2) consecutive calendar quarters, (3) with regard to any Trigger Period commenced in connection with clause (A)(ii)(y) above, the date that the Debt Yield is equal to or greater than 7.50% for two (2) consecutive calendar quarters and (4) with regard to any Trigger Period commenced in connection with clause (A)(ii)(z) above, the date that the Debt Yield is equal to or greater than 7.75% for two (2) consecutive calendar quarters;

(x) with regard to any Trigger Period commenced in connection with clause (A)(iii) above, the date upon which the Mezzanine A Lender shall have notified Lender that it has either waived such Mezzanine A Event of Default or accepted a cure by the Mezzanine A Borrower of such Mezzanine A Event of Default and shall not have otherwise accelerated the Mezzanine A Loan, moved for a receiver or commenced foreclosure or other enforcement proceedings; and

(y) with regard to any Trigger Period commenced in connection with clause (A)(iv) above, the date upon which the Mezzanine B Lender shall have notified Lender that it has either waived such Mezzanine B Event of Default or accepted a cure by the Mezzanine B Borrower of such Mezzanine B Event of Default and shall not have otherwise accelerated the Mezzanine B Loan, moved for a receiver or commenced foreclosure or other enforcement proceedings.

Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period then exists for any other reason.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unaffected Property” shall have the meaning set forth in Section 11.9 hereof.

“Uncrossed Loan” shall have the meaning set forth in Section 11.9 hereof.

“Uncrossed Loan Documents” shall have the meaning set forth in Section 11.9 hereof.

“Uncrossing Event” shall have the meaning set forth in Section 11.9 hereof.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Unencumbered Liquid Assets” shall be determined by Lender in its reasonable discretion, at any time and from time to time, and shall mean the “liquid assets” of a Person, free and clear of all liens and shall include only the following assets of such Person as set forth on such Person’s balance sheet: (x) all Cash and Cash Equivalents, and (y) the following, to the extent acquired for investment or with a view to achieving trading profits (and which may be liquidated without restrictions within five (5) Business Days or less): marketable securities owned of record and beneficially by such Person and which are freely tradeable, without any restriction on the New York Stock Exchange, the American Stock Exchange, NASDAQ, the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange.

“Union” shall mean the New York Hotel & Motel Trades Council, AFL-CIO.

“Union Documents” shall mean the collective bargaining agreements set forth on Schedule XXII hereto.

“Units” shall mean the “Units” as defined in the Condominium Documents.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

Section 1.2. Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower. Except as expressly and specifically set forth herein, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2. The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3. Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4. The Note and the Other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents. In connection with the Loan, the Northstar Guaranty has been delivered to Lender.

Section 2.5. Interest Rate.

(a) Generally. Interest on the outstanding principal balance of each Component of Note A and of Note B shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b) Determination of Interest Rate.

(i) The Interest Rate with respect to each Component of Note A and Note B shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period for a LIBOR Loan or (B) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

(ii) Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of each Component of Note A and on Note B at the LIBOR Rate for the applicable Interest Accrual Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(iii) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Accrual Period, to a Prime Rate Loan.

(iv) If, pursuant to the terms hereof, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Accrual Period.

(v) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America imposed by the jurisdiction under the laws of which Lender is organized or any political subdivision or taxing authority thereof or therein or imposed by the jurisdiction of Lender’s applicable lending office where Lender is resident or engaged in business or any political subdivision or taking authority thereof or therein. If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(vi) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the last day of the then current Interest Accrual Period or within such earlier period as required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(vii) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(A) shall hereafter impose, modify or hold applicable any reserve, capital adequacy, tax, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(B) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(viii) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that is not the last day of an Interest Accrual Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(c) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then outstanding principal balance of the Loan and, to the extent permitted by applicable law, overdue interest in respect of the Loan, shall each accrue interest at the Default Rate, calculated from the date the applicable Default occurred without regard to any grace or cure periods contained herein, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall, to the extent not already paid and/or due and payable hereunder, be due and payable on each Monthly Payment Date and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

(d) Interest Calculation. Interest on the outstanding principal balance of each Component of Note A and of Note B shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period in which the related Monthly Payment Date occurs. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e) Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6. Loan Payments.

(a) Borrower shall make a payment to Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (and including) the fourteenth (14th) day of either (i) the month in which the Closing Date occurs (if the Closing Date occurs on or before the fourteenth (14th) day of such month, or (ii) the month following the month in which the Closing Date occurs (if the Closing Date occurs on or after the fifteenth (15th) day of the then current calendar month; provided, however, if the Closing Date is the fourteenth (14th) day of a calendar month, no such separate payment of interest shall be due). Borrower shall make a payment to Lender of interest in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in March, 2014 and on each Monthly Payment Date occurring thereafter to and including the Maturity Date. Provided no Event of Default has occurred and is continuing, payments pursuant to this Section 2.6 shall be applied to interest accrued, or to be accrued for the related Interest Accrual Period in which the Monthly Payment Date occurs on a pro rata basis between Note A and Note B. Provided no Event of Default has occurred and is continuing, payments pursuant to this Section 2.6 shall be applied to interest accrued, or to be accrued for the related Interest Accrual Period in which the Monthly Payment Date occurs for each Component of Note A, as follows: (i) first, to the payment of interest then due and payable under Component A; (ii) second, to the payment of interest then due and payable under Component B; (iii) third, to the payment of interest then due and payable under Component C; (iv) fourth, to the payment of interest then due and payable under Component D; (v) fifth, to the payment of interest then due and payable under Component E; and (vi) sixth, to the payment of interest then due and payable under Component F.

(b) Reserved.

(c) Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest (including interest through and including the last day of the Interest Accrual Period related to the Maturity Date) and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(d) If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)

(i) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iii) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7. Prepayments.

(a) Voluntary Prepayment. Except as provided in this Section 2.7 and Section 2.10 hereof, Borrower shall not have the right to prepay the Loan in whole or in part. Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon prior notice to Lender as set forth herein, prepay the Debt in whole or in part on any Business Day; provided that (i) each Mezzanine Loan shall be simultaneously prepaid on a pro-rata basis with the Loan in connection with such prepayment in accordance with the terms and conditions of Section 2.7(a) of each respective Mezzanine Loan Agreement and (ii) such prepayment is accompanied by payment of the Breakage Costs, the Prepayment Premium and the applicable Interest Shortfall. Lender shall not be obligated to accept any prepayment pursuant to this Section 2.7(a) unless it is accompanied by payment of the Breakage Costs, the Prepayment Premium and the applicable Interest Shortfall (if any) due in connection therewith. In the event that Borrower shall prepay the Debt in accordance with the terms and conditions of this Section 2.7(a) on a date from (and including) the tenth (10th) day of a calendar month through (and including) the fourteenth (14th) day of a calendar month, Borrower shall pay to Lender (together with all other amounts owed to Lender pursuant to this Section 2.7(a)) the Interest Shortfall estimated by Lender to be due in connection with such prepayment; provided, that, once the Interest Rate for the next occurring Interest Accrual Period can be determined, Lender shall calculate the actual Interest Shortfall required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.7(a), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid to Lender pursuant to this Section 2.7(a), Borrower shall pay to Lender the amount of such deficiency within three (3) Business Days of notice to Borrower from Lender. Any prepayment received by Lender on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing Eligible Account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists. As a condition to any voluntary prepayment pursuant to this Section 2.7(a), Borrower shall give Lender revocable written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least thirty (30) days prior to the Business Day upon which prepayment is to be made and must specify the Business Day on which such prepayment is to be made, provided, that, if such voluntary prepayment in accordance with the terms and conditions of this Section 2.7(a) is being made in order to satisfy either (i) the Debt Yield requirement for Borrower’s exercise of its Extension Option in accordance with the terms and conditions of Section 2.9 hereof or (ii) the Debt Yield test in connection with the Release of an Individual Property in accordance with the terms and conditions of Section 2.10 hereof, Borrower shall give Lender a Prepayment Notice of its intent to prepay at least seven (7) days prior to the then applicable Maturity Date or the date of the proposed Release, as applicable, and Borrower must specify the Business Day on which such prepayment is to be made. Borrower shall be permitted to revoke its Prepayment Notice upon three (3) Business Days prior written notice to Lender provided that Borrower pays to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection with such revocation, including, without limitation, any Breakage Costs or similar expenses. Borrower hereby agrees that, in the event Borrower delivers a Prepayment Notice and fails to prepay the Loan in accordance with the Prepayment Notice and the terms of this Section 2.7(a), Borrower shall pay Lender all reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, any Breakage Costs or similar expenses, as a result of such failure to prepay the Loan.

(b) Mandatory Prepayment. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not obligated to, pursuant to the terms of this Agreement, and does not make such Net Proceeds available to Borrower for Restoration, Borrower shall, at Lender’s option, prepay the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds in an amount up to the Release Price associated with the Individual Property to which such Net Proceeds relate together with any applicable Interest Shortfall and any Breakage Costs (and all amounts in excess of the Release Price associated with the Individual Property to which such Net Proceeds relate together with any applicable Interest Shortfall and any Breakage Costs shall be applied as set forth in this Section 2.7(b)) (and, provided that no Event of Default has occurred and is continuing, (1) if such Net Proceeds are sufficient to pay the Release Price associated with the Individual Property to which such Net Proceeds relate together with any applicable Interest Shortfall and any Breakage Costs in full, then such Net Proceeds shall be applied on a pro rata basis between Note A and Note B and (2) if such Net Proceeds are not sufficient to pay the Release Price associated with the Individual Property to which such Net Proceeds relate together with any applicable Interest Shortfall and any Breakage Costs in full, then such Net Proceeds shall be applied solely to Note A). Borrower shall make the REMIC Payment as and to the extent required hereunder. All Net Proceeds in excess of such Release Price and the applicable Interest Shortfall (if any) and any Breakage Costs shall (i) if an Event of Default has occurred and is continuing, be held and applied by Lender in accordance with the terms of this Agreement and the other Loan Documents and (ii) if no Event of Default has occurred and is continuing be applied as follows: (A) first, to the Mezzanine A Loan up to the Mezzanine A Release Amount for the affected Individual Property (together with any applicable Interest Shortfall (as defined in the Mezzanine A Loan Agreement) and any Breakage Costs (as defined in the Mezzanine A Loan Agreement) associated therewith), (B) second, to the Mezzanine B Loan up to the Mezzanine B Release Amount for the affected Individual Property (together with any applicable Interest Shortfall (as defined in the Mezzanine B Loan Agreement) and any Breakage Costs (as defined in the Mezzanine B Loan Agreement) associated therewith), and (C) third, any remaining Net Proceeds shall be deposited into the Cash Management Account and applied by Lender in accordance with the terms of this Agreement. No prepayment premium or penalty (including, without limitation, any Default Prepayment Premium) shall be due in connection with any prepayment made pursuant to this Section 2.7(b) (including, without limitation, in connection with any REMIC Payment). Any prepayment received by Lender pursuant to this Section 2.7(b) on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account at an Eligible Institution, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

(c) Prepayments After Default. If concurrently with or after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, (i) such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth herein, and (ii) Borrower, such purchaser at foreclosure or other Person shall pay the Default Prepayment Premium (to the extent such payment is made on or prior to the Monthly Payment Date occurring in August, 2015), the Breakage Costs and the Interest Shortfall, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.

(d) Application of Prepayments to Note A and Note B; Application of Prepayments to Components. Any principal payments received on the Loan when no Event of Default exists shall (except as set forth in Section 2.7(b) hereof) be applied by Lender on pro-rata basis between Note A and Note B. Any principal payments received on the Loan when no Event of Default exists shall be applied by Lender between the Components of Note A (a) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (d) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (e) fourth, the reduction of the outstanding principal balance of Component D until reduced to zero, (f) fifth, to the reduction of the outstanding principal balance of Component E until reduced to zero and (g) sixth, to the reduction of the outstanding principal balance of Component F. Following any Event of Default, any payment of principal from whatever source may be applied by Lender between the Components of Note A and of Note B in Lender’s sole discretion.

Section 2.8. Interest Rate Cap Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike rate equal to the Strike Rate. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with a Counterparty, (iii) shall at all times be for a period up to and including the end of the Interest Accrual Period applicable to the then applicable Maturity Date, and (iv) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable LIBOR strike rate to be equal to the Strike Rate. Borrower shall direct such Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, provided that the Debt shall be deemed to be outstanding if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof. Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to the Interest Rate Cap Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under the Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Lender a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account).

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Protection Agreement not later than ten (10) Business Days following receipt of notice of such downgrade, withdrawal or qualification with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.8) (a “Replacement Interest Rate Cap Agreement”) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below (i) a long term senior unsecured debt rating from S&P of at least “A+”, which rating shall not include a “t” or otherwise reflect a termination risk, (ii) a long term senior unsecured debt rating of at least “A1” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk or (iii) a long term unsecured debt rating from Fitch of at least “A” (and not on Rating Watch Negative) and a short term unsecured debt rating from Fitch of at least “F1” (and not on Rating Watch Negative) (and, after a Securitization, the equivalent of the foregoing by the other Rating Agencies), the Counterparty must, within ten (10) business days, find a replacement Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency and Borrower; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty, the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.” In the event that a Counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to find a replacement Counterparty, Borrower covenants and agrees that Borrower shall seek Lender’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Lender’s prior written approval and shall approve or consent to the foregoing upon receipt of Lender’s prior written approval. Borrower’s failure to comply with the requirements of this Section 2.8(e) shall constitute, at Lender’s option, an immediate Event of Default.

(f) Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.9. Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for three (3) successive terms (the “Extension Option”) of one (1) year each (each, an “Extension Period”) to the Monthly Payment Date occuring in (i) February, 2017 if the first Extension Option is exercised, (ii) February, 2018 if the second Extension Option is exercised, and (iii) February, 2019 if the third Extension Option is exercised (each such date, the “Extended Maturity Date”) upon satisfaction of the following terms and conditions (in each case as determined by Lender):

(a) no Event of Default shall have occurred and be continuing at the time an Extension Option is exercised and on the date that the applicable Extension Period is commenced;

(b) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than sixty (60) days and no later than thirty (30) days prior to the applicable Maturity Date;

(c) Borrower shall obtain and deliver to Lender prior to exercise of such Extension Option, a Replacement Interest Rate Cap Agreement, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the related Extension Period and shall have a maturity date not earlier than the last day of the Interest Accrual Period related to the then applicable Extended Maturity Date;

(d) Solely with respect to Borrower’s exercise of the second Extension Option and third Extension Option, Borrower shall have paid to Lender the Extension Fee on the date the related Extension Period is commenced;

(e) in connection with the first Extension Option, the Debt Yield shall not be less than 7.25% at the time such Extension Option is exercised and on the date that such Extension Period is commenced, in connection with the second Extension Option, the Debt Yield shall not be less than 7.75% at the time such Extension Option is exercised and on the date that such Extension Period is commenced, and in connection with the third Extension Option, the Debt Yield shall not be less than 8.00% at the time such Extension Option is exercised and on the date that such Extension Period is commenced;

(f) the Mezzanine A Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine A Loan Agreement;

(g) the Mezzanine B Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine B Loan Agreement;

(h) if the TLG Promissory Notes and/or the Convertible Notes are extended so that they are scheduled to become due during the applicable Extension Period, Guarantor shall have provided to Lender an amendment to the Guaranty, in form and substance reasonably acceptable to Lender, to add to the Guaranty the covenants set forth on Schedule XXIII attached hereto; and

(i) Borrower shall have paid to Lender all of Lender’s reasonable out of pocket costs and expenses associated with Borrower’s exercise of such Extension Option.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the Extended Maturity Date in the event the applicable Extension Option is exercised.

Section 2.10. Release of Individual Property.

Except as set forth this Section 2.10, no repayment or prepayment of all or any portion of the Loan shall cause, or give rise to a right to require, or otherwise result in, the release of any lien of any Security Instrument on any Individual Property.

Provided no Event of Default shall have occurred and be continuing, Borrower shall have the right at any time to obtain the release (the “Release”) of an Individual Property (each such Individual Property, the “Released Property”) from the lien of the related Security Instrument thereon (and the related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Released Property (other than those expressly stated to survive), upon the satisfaction of the following conditions precedent:

(a) Borrower shall provide Lender with thirty (30) days (or a shorter period of time if permitted by Lender in its sole discretion) prior written notice of the proposed Release (the date of Lender’s receipt of such notice shall be referred to herein as the “Release Notice Date”), which notice shall be revocable by Borrower prior to the consummation of a Release provided that Borrower pays to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection with such revocation, including, without limitation, any Breakage Costs or similar expenses;

(b) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such Release, a release of lien (and related Loan Documents) for the Released Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Released Property is located and shall contain standard provisions, if any, protecting the rights of Lender. In addition, Borrower shall provide to Lender all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(c) The Released Property shall be conveyed to a Person other than Borrower, Guarantor or their respective Affiliates pursuant to a sale of such Released Property in an arm’s length transaction;

(d) As of the date of consummation of the Release, after giving effect to the release of the lien of the related Security Instrument(s) encumbering the related Released Property (and after giving effect to (i) the prepayment required pursuant to Section 2.10(e) hereof and (ii) any prepayment made by Borrower pursuant to the terms and conditions of Section 2.7(a) hereof prior to the consummation of the Release), the Debt Yield with respect to the remaining Individual Properties shall be equal to or greater than the greater of (1) the Closing Date Debt Yield and (2) the Debt Yield of all Individual Properties encumbered by the Security Instruments immediately prior to the consummation of the Release;

(e) Borrower shall (A) partially prepay the Debt in accordance with Section 2.7 hereof in an amount equal to the Release Price for the Released Property (the “Release Amount”), (B) pay the Breakage Costs and any applicable Interest Shortfall due hereunder in connection therewith, and (C) pay any Prepayment Premium due in connection therewith;

(f) The Release shall be permitted under REMIC Requirements in effect as of each of (I) the Release Notice Date and (II) the consummation of the Release;

(g) Borrower shall (A) deliver to Lender a REMIC Opinion with respect to the Release and (B) pay all of Lender’s reasonable costs and expenses and the costs and expenses of the Rating Agencies in connection with the Release, including, without limitation, counsel fees; and

(h) Borrower shall have delivered to Lender evidence satisfactory to Lender that each Mezzanine Borrower has complied with all of the terms and conditions set forth in the applicable Mezzanine Loan Agreement with respect to a release of the security interest corresponding to the Release requested pursuant to this Section 2.10.

Notwithstanding anything to the contrary contained in this Section 2.10, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.10 (any such matter, a “Release Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Release Approval Item if the same fails to meet the Prudent Lender Standard.

Section 2.11 Components of the Loan. For the purposes of computing interest payable from time to time on the principal amount of the Note A and certain other computations set forth herein, the principal balance of Note A shall be divided into Components A through F. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A	$249,999,995
B	$1
C	$1
D	$1
E	$1
F	$1

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as of the Closing Date that:

Section 3.1. Legal Status and Authority. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Property. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey each Individual Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2. Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate any Individual Property or any portion thereof, any applicable organizational documents, or any applicable indenture, agreement or other instrument to which Borrower is a party or which Borrower or any Individual Property may be bound, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of each Security Instrument and each Assignment of Leases and Rents in the appropriate land records in each applicable State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and Guarantor and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor. The Loan Documents are not subject to any right of rescission, setoff, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). Neither Borrower nor Guarantor has asserted any right of rescission, setoff, counterclaim or defense with respect to the Loan Documents.

Section 3.3. Litigation. There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to Borrower’s knowledge, threatened or contemplated against Borrower or against or affecting any Individual Property or any portion thereof that would be reasonably likely to have a Material Adverse Effect. There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise, pending or, to Borrower’s knowledge, threatened or contemplated against Guarantor that would be reasonably likely to have a Material Adverse Effect with respect to Borrower or any Individual Property. Except as set forth on Schedule XXI, there is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise, pending or, to Borrower’s knowledge, threatened or contemplated against Guarantor that would be reasonably likely to have a Material Adverse Effect with respect to Guarantor.

Section 3.4. Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Borrower has not received notice that it is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property (or any portion thereof) is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or any Individual Property (or any portion thereof) is otherwise bound, other than (a) Permitted Equipment Leases, (b) obligations incurred in the ordinary course of the operation of each Individual Property and (c) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5. Financial Condition.

(a) Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated

(b) In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party and (ii) Borrower Party has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c) No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d) With respect to any loan or financing in which any Borrower Party or any Affiliate thereof (other than a director or officer of any Borrower Party or any Affiliate thereof in an individual capacity and not in a capacity as a director or officer of, or related to their obligations and duties as a director or officer of, any Borrower Party or any Affiliate thereof) has been directly or directly obligated for or has, in connection therewith, otherwise provided any guaranty, indemnity or similar surety , including, without limitation and to the extent applicable, the loan which is being refinanced by the Loan, except as disclosed to Lender, none of such loans or financings has ever been (i) more than 30 days in default or (ii) transferred to special servicing.

Section 3.6. Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7. No Plan Assets.

(a) As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Except as set forth on Schedule XXIII hereto, as of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

(b) With respect to each “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) to which the Borrower or any entity that is treated as a single employer with the Borrower under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer with the Borrower under Section 414(m) of the Code (the “ERISA Group”) is making or has an obligation to make contributions, or made or had an obligation to make contributions during the preceding five (5)-year period, except as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) the Borrower and each member of the ERISA Group has fulfilled its obligations to make any contribution or payment to any Multiemployer Plan, (ii) neither the Borrower nor any member of the ERISA Group has incurred any material liability under Title IV of ERISA, and (iii) neither the Borrower nor any member of the ERISA Group has received notice of or incurred a complete or partial withdrawal from or default with respect to any Multiemployer Plan or received notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated.

Section 3.8. Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9. Intentionally Omitted.

Section 3.10. Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11. Borrower’s Principal Place of Business. Borrower’s principal place of business and its chief executive office as of the date hereof is c/o Morgans Hotel Group, 475 Tenth Avenue, New York, New York 10018. Each Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is set forth on Schedule XIII hereto. Each Borrower’s federal tax identification number is set forth on Schedule XIII hereto. No Borrower is subject to back-up withholding taxes.

Section 3.12. Status of Property.

(a) Borrower has obtained all Permits, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification, except where the failure to obtain or keep in full force and effect such Permits would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule XXV attached hereto (with respect to the building violations at the Hudson Property which are also addressed in the Post Closing Agreement), each Individual Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

(c) Each Individual Property is served by all utilities required for the current or contemplated use thereof. Except as set forth on Schedule XXV attached hereto (with respect to the certain waste disposal services identified on such Schedule), all utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.

(d) All public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. Each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of applicable Individual Property.

(e) Each Individual Property is served by public water and sewer systems.

(f) Each Individual Property is free from damage caused by fire or other casualty. Each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in such Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in such Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g) All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting any Individual Property which are or may be prior to or equal to the lien of the related Security Instrument.

(h) Each Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property or the property subject to a Permitted Equipment Lease) used in connection with the operation of the related Individual Property, free and clear of any and all security interests, liens or encumbrances, except as set forth on Schedule XXV attached hereto (with respect to the UCC filing against the copiers and fax machines identified on such Schedule) and except for the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(i) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on each Individual Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

(j) Except as expressly disclosed on the Survey, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. No part of any Individual Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(k) Except as set forth on the Survey, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(l) To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

(m) Borrower has not (i) made, ordered or contracted for any construction, alterations or improvements to be made on or to any Individual Property which have not been completed and paid for in full, (ii) ordered materials for any such construction, alterations or improvements which have not been paid for in full or (iii) attached any fixtures to any Individual Property which have not been paid for in full. Except as set forth on Schedule XXV attached hereto (with respect to the identified work at the Delano Property), there is no such construction, alterations or improvements ongoing at the Property as of the Closing Date. There are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.

(n) Borrower has no direct employees. All other personnel employed at or in connection with the Property are the direct employees of Manager.

Section 3.13. Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Guarantor and/or any Individual Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or any Individual Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.

Section 3.14. Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of the access to any Individual Property.

Section 3.15. Separate Lots. Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.

Section 3.16. Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or such other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not received notice of any present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17. Use of Property. Except with respect to the SRO Units at the Hudson Property, each Individual Property is used exclusively as a hotel and other appurtenant and related uses.

Section 3.18. Leases and Rent Roll. Except as disclosed in the rent roll for each Individual Property delivered to, certified to and approved by Lender in connection with the closing of the Loan (the “Rent Roll”), (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to Borrower’s knowledge, no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) the terms of all alterations, modifications and amendments to the Leases are reflected in the certified occupancy statement delivered to and approved by Lender; (g) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (h) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (i) the premises demised under the Leases have been completed, all improvements, repairs, alterations or other work required to be furnished on the part of Borrower under the Leases have been completed, the Tenants under the Leases have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and any payments, credits or abatements required to be given by Borrower to the Tenants under the Leases have been made in full; (j) to Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (k) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (l) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (m) Intentionally Omitted; (n) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at any Individual Property, or any other similar provision; (o) no Person has any possessory interest in, or right to occupy, any Individual Property except under and pursuant to a Lease; (p) all security deposits relating to the Leases are reflected on the Rent Roll and have been collected by Borrower; (q) no brokerage commissions or finders fees are due and payable regarding any Lease; (r) each Tenant is in actual, physical occupancy of the premises demised under its Lease; (s) to Borrower’s knowledge, there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (t) to Borrower’s knowledge, no event has occurred giving any Tenant the right to cease operations at its leased premises (i.e., “go dark”), terminate its Lease or pay reduced or alternative Rent to Borrower under any of the terms of such Lease, such as a co-tenancy provision.

Section 3.19. Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person with respect to each Individual Property under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Legal Requirements, the Security Instrument and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20. Management Agreement/Special Management Agreement.

(a) Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under any Management Agreement are due and payable.

(b) The Special Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Special Management Agreement are due and payable in excess of thirty (30) days.

Section 3.21. Illegal Activity/Forfeiture.

(a) No portion of any Individual Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b) There has not been and shall never be committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording the federal government or any state or local government the right of forfeiture as against such Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22. Taxes. Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower has no knowledge of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23. Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents or would result in a Material Adverse Effect.

Section 3.24. Third Party Representations. Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.25. Non-Consolidation Opinion Assumptions. All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct.

Section 3.26. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 3.27. Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28. Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29. Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Person or government that is the subject of economic sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by Lender is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has (or will have) any interest of any nature whatsoever in any Borrower Party, with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law. Any violation of the foregoing shall, at Lender’s option, constitute an Event of Default hereunder.

Section 3.30. Anti-Money Laundering and Economic Sanctions. Borrower hereby represents and warrants that each Borrower Party, each and every Person Affiliated with any such Borrower Party and, to Borrower’s knowledge, their directors, officers, employees or agents and any Person that has an economic interest in any such Borrower Party, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not: (i) itself be (or have been), be (or have been) owned or controlled by, or act for or on behalf of a Person or government that is the subject of, in each case, economic sanctions administered or enforced by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, the Department of State, or other relevant sanctions authority (“Sanctions”); (ii) fail to be (or have been) in full compliance with the requirements of the USA PATRIOT Act or other applicable anti-money laundering laws and regulations and all Sanctions; (iii) fail to operate (or have operated) under policies, procedures and practices, if any, that are (A) in compliance with applicable anti-money laundering laws and regulations and Sanctions and (B) available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) be (or have been) in receipt of any notice from OFAC, the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States, in each case, claiming a violation or possible violation of applicable anti-money laundering laws and regulations and/or Sanctions; (v) be (or have been) the subject of Sanctions, including those listed as a Specially Designated National or as a “blocked” Person on any lists issued by OFAC and those owned or controlled by or acting for or on behalf of such Specially Designated National or “blocked” Person; (vi) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the USA PATRIOT Act; or (vii) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the USA PATRIOT Act. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners or Affiliates) became the subject of Sanctions or is indicted, arraigned, or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering. All capitalized words and phrases and all defined terms used in the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws and regulations (collectively referred as the “Patriot Act”) are incorporated into this Section.

Section 3.31. Organizational Chart. The organizational chart attached as Schedule III hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.32. Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33. Operating Lease. Borrower is the owner and lessor of landlord’s interest in each Operating Lease. Each Operating Lease is in full force and effect and there is no default thereunder by either party and there are no conditions that would constitute defaults thereunder. No rent under any Operating Lease has been paid more than one (1) month in advance of its due date. All security deposits (if any) are held by Borrower in accordance with applicable law. All work (if any) to be performed by Borrower under each Operating Lease has been performed as required and has been accepted by Operating Lessee, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Operating Lessee has already been received by Operating Lessee. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Operating Lease or of the rent thereunder which is outstanding. Each Operating Lessee has not assigned the applicable Operating Lease or sublet all or any portion of the premises demised thereby other than pursuant to a Lease. Operating Lessee has no right or option pursuant to the Operating Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premised are a part.

Section 3.34. Property Document Representations. With respect to each Property Document (other than the Ground Lease), Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) to Borrower’s knowledge, there are no defaults under any Property Document by any party thereto and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full, (d) to Borrower’s knowledge, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document, and (e) to Borrower’s knowledge, the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and the representations are hereby incorporated by reference as if fully set forth herein.

Section 3.35. Hotel Matters.

(a) The Properties are not subject to equipment leases or any other similar leases or agreements, except for Permitted Equipment Leases, SRO Arrangements and the Operating Leases.

(b) Borrower has the right to use all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, the “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. To Borrower’s knowledge, all such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. To Borrower’s knowledge, no material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(c) There are no: (i) collective bargaining agreements and/or other labor agreements to which Borrower is a party or to which Borrower may be bound except as set forth on Schedule XXII; (ii) except as set forth on Schedule XXII hereof, collective bargaining agreements and/or other labor agreements to which the Properties, or any portion thereof, is bound, (iii) employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plans and/or contracts to which Borrower or the Properties, or any portion thereof is a party, or by which either is or may be bound; or (iv) plans and/or agreements under which “fringe benefits” (including, but not limited to, vacation plans or programs, and related or similar dental or medical plans or programs, and related or similar benefits) are afforded to employees of Borrower or the Properties, or any portion thereof. To Borrower’s knowledge, Borrower has not violated any material aspects of applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities. To Borrower’s knowledge, (i) Borrower has not violated any material provisions of applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities and (ii) with respect to the collective bargaining agreement set forth on Schedule XXII hereof, no party to such collective bargaining agreement nor any such party’s affiliated or related entities have breached any of its material obligations under the collective bargaining agreement. To Borrower’s knowledge, Manager and its affiliated and related entities have complied with the Employment Related Laws and Obligations. To Borrower’s knowledge, no employee employed at the Property nor the Union has asserted any material claim of violation of the collective bargaining agreement listed on Schedule XXII hereto or the Employment Related Laws and Obligations against Manager or any or its affiliated or related entities that would reasonably be expected to have a Material Adverse Effect.

Section 3.36. No Change in Facts or Circumstances; Disclosure.

All information submitted by (or on behalf of) Borrower or Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.37. Liquor Licenses. Schedule IX attached hereto and made a part hereof is a true, correct and complete summary of all liquor licenses relating to the Properties.

Section 3.38. Ground Lease Representations.

(a) Each Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any Ground Lease by Borrower, or, to Borrower’s knowledge, the applicable landlord thereunder, and, to the best of Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under any Ground Lease, (iii) all rents, additional rents and other sums due and payable under each Ground Lease have been paid in full, (iv) neither Borrower nor the landlord under any Ground Lease has commenced any action or given or received any notice for the purpose of terminating any Ground Lease, (v) each Fee Owner, as debtor in possession or by a trustee for such Fee Owner, has not given any notice of, and Borrower has not consented to, any attempt to transfer any Fee Estate free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code, and (vi) to Borrower’s knowledge, each Fee Owner under each Ground Lease is not subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and the applicable Fee Estate under each Ground Lease is not an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding;

(b) Each Ground Lease or a memorandum thereof has been duly recorded, each Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Security Instrument and does not restrict the use of the related Individual Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Security Instrument and there has not been any modifications, amendments or other changes in the terms of any Ground Lease since its recordation;

(c) Except as indicated in the related Title Insurance Policy, the applicable Borrower’s interest in each Ground Lease is not subject to any lien superior to, or of equal priority with, the related Security Instrument;

(d) Each Ground Lease itself provides and/or the related Fee Owner has agreed in a writing for the benefit of Lender, its successors and assigns that such Ground Lease may not be amended, modified, canceled, surrendered or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender, its successors or assigns;

(e) Except as indicated in each such Ground Lease, each Ground Lease does not place commercially unreasonable restrictions on the identity of Lender and Borrower’s interest in each Ground Lease is assignable upon notice to, but without the consent of, the related Fee Owner and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, the related Fee Owner;

(f) Each Ground Lease requires the related Fee Owner to give notice of any default by Borrower to Lender and each Ground Lease further provides that notice of default or termination given under such Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in such Ground Lease, and requires that the related Fee Owner will supply an estoppel certificate to Lender in form and substance acceptable to Lender;

(g) Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under each Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any default before the related Fee Owner may terminate such Ground Lease;

(h) Each Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date (including any extensions thereof in accordance with the terms and conditions of this Agreement);

(i) Except as indicated in each such Ground Lease, each Ground Lease requires the related Fee Owner to enter into a new lease upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding;

(j) Under the terms of each Ground Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the related Individual Property, with Lender having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and

(k) To Borrower’s knowledge, each Ground Lease does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

Section 3.39. Condominium Representations.

(a) The Condominium has been legally and validly created pursuant to all Legal Requirements and the Condominium Documents. The Condominium Documents are valid and enforceable and there currently exists no default or event of default thereunder by Borrower or, to Borrower’s knowledge, by any other party thereto. All fees, dues, charges and assessments, whether annual, monthly, regular, special or otherwise, including, any “Common Charges” (as such term is defined in the Condominium Documents) (collectively, the “Common Charges”) payable by Borrower to date have been fully paid. Henry Hudson Holdings LLC is one of the “Declarants” (as such term is defined in the Condominium Documents) and is the owner of the Units each as set forth on Schedule XIV attached hereto. No Affiliate of Borrower (other than Borrower) owns any Units. There are currently no special or other extraordinary Common Charges pending (other than regular, monthly Common Charges). The Board has not established a working capital or any other similar type of reserve. There are no judgments, suits or claims pending, filed or threatened against the Board or the Association. Neither the Board nor any other Person has any right of first refusal or option to purchase the Individual Property subject to the Condominium Documents. All of the members and officers of the Board are listed on Schedule XV attached hereto. The members of the Board appointed by Borrower are designated as such on Schedule XV. The Board has the sole power and authority to act on behalf of, and bind, the Condominium.

(b) The amount of Common Charges payable by Borrower on an annual basis is $0.00.

(c) The Board and the Condominium are controlled by members thereof appointed by Borrower. Neither the Board nor the Condominium are party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded.

Section 3.40. SRO Units.

(a) Attached hereto as Schedule XVI is a list of all SRO Units at the Hudson Property, and attached hereto as Schedule XVII is a list of all occupied SRO Units and the current rent payable with respect to each such occupied SRO Unit. Except with respect to any written agreements relating to the relocation of any occupant of an SRO Unit, there are no written agreements with respect to leasing any of the SRO Units and Borrower shall not enter into any written agreements with respect to leasing any SRO Unit other than any such written agreement that is (i) required by Legal Requirements, (ii) in respect of a termination of such SRO Unit in accordance with Legal Requirements or the relocation of any occupant of such SRO Unit, or (iii) consented to by Lender, provided that in no event shall Borrower increase the number of units at the Hudson Property occupied as SRO Units beyond those set forth in the list attached as Schedule XVII hereto. Borrower and the Hudson Property are in compliance with all Legal Requirements applicable to the SRO Units, except to the extent that the Hudson Property has only been issued a temporary certificate of occupancy. Borrower represents and warrants that Borrower’s failure to have a final certificate of occupancy with respect to the Hudson Property would not be reasonably expected to result in a Material Adverse Effect. No rents or other amounts have been collected with respect to any SRO Unit or any portion of the Hudson Property that was previously leased or occupied as a single room occupancy unit in excess of the legal maximum collectible rents for any period prior to the date hereof. There is no SRO Units at the Delano Property.

(b) With respect to those SRO Units at the Hudson Property which are subject to the New York City Rent Stabilization Law: (i) the rents shown on the rent schedules delivered to Lender in connection with the Loan are not in excess of the legal maximum collectible rents under the New York City Rent Stabilization Law, and (ii) there are no proceedings with any occupant of any SRO Unit presently pending before the DHCR in which such occupant has alleged an overcharge of rent or diminution of services or similar grievance, and there are no outstanding orders of the DHCR that have not been complied with by the Borrower or any prior owner of all or any portion of the Hudson Property.

(c) With respect to those SRO Units at the Hudson Property which are subject to the New York City Emergency Rent and Rehabilitation Law: (i) the rents shown on the rent schedules delivered to Lender in connection with the closing of the Loan are not in excess of the legal maximum collectible rents, (ii) no occupants of any such SRO Units are entitled to abatements as senior citizens, (iii) there are no proceedings presently pending in which any occupant of an SRO Unit has alleged an overcharge of rent or diminution of services or similar grievance, and (iv) there are no outstanding orders that have not been complied with by the Borrower or any prior owner of all or any portions of the Hudson Property.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender (except with respect to any Individual Property that is released in accordance with the terms and conditions of this Agreement (except for those representations and warranties with respect to such Individual Property which survive the release of such Individual Property and/or the repayment of the Debt)). All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, each Borrower hereby covenants and agrees with Lender that:

Section 4.1. Existence. Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State and (c) its franchises and trade names, if any.

Section 4.2. Legal Requirements.

(a) Borrower shall promptly comply and shall cause each Individual Property to comply with all Legal Requirements affecting such Individual Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Borrower to keep all Permits in full force and effect).

(b) Borrower shall from time to time, upon Lender’s request, but not more than twice in a calendar year unless an Event of Default has occurred and is continuing, provide Lender with evidence reasonably satisfactory to Lender that each Individual Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.

(c) Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

(d) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.3. Maintenance and Use of Property. Borrower shall cause each Individual Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender (not to be unreasonably withheld) or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of any Individual Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land. Borrower shall operate each Individual Property for the same uses as such Individual Property is currently operated and Borrower shall not, without the prior written consent of Lender (not to be unreasonably withheld with respect to a request pursuant to the immediately succeeding clause (ii)), (i) change the use of such Individual Property or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of such Individual Property or any part thereof. If under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 4.4. Waste. Borrower shall not commit or suffer any waste of any Individual Property or make any change in the use of any Individual Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that is reasonably likely to invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5. Taxes and Other Charges.

(a) Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against each Individual Property or any part thereof as the same become due and payable; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 8.6 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against any Individual Property (or any portion thereof) (provided, that, for so long as sums are available for payment thereof in the Tax Account in accordance with the terms and conditions of Section 8.6 hereof, such lien or charge may be paid from the Tax Account in accordance with the terms and conditions of Section 8.6 hereof), and shall promptly pay for, or cause to be paid for, all utility services provided to such Individual Property (or any portion thereof).

(b) After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish such security as may be reasonably required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Section 4.6. Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.

Section 4.7. Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect each Individual Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8. Notice of Default. Borrower shall promptly advise Lender of any change in Borrower’s and/or Guarantor’s condition (financial or otherwise) that would result in a Material Adverse Effect or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.9. Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10. Performance by Borrower. Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents is a material inducement to Lender in making the Loan.

Section 4.11. Intentionally Omitted.

Section 4.12. Books and Records.

(a) Borrower shall furnish to Lender:

(i) monthly, through and including the Monthly Payment Date in September, 2014, and thereafter quarterly (unless after the Monthly Payment Date in September 2014 a Securitization has not occurred, then (if requested by Lender), monthly) certified rent rolls with respect to the SRO Units and all Leases within ten (10) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;

(ii) (A) monthly and quarterly, (I) operating statements of each Individual Property detailing the revenues received, the expenses incurred and the components of Net Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, and each such quarterly operating statement shall show actual and budgeted amounts and show any variances between such two amounts, (II) Smith Travel STAR Reports for each Individual Property for the subject calendar quarter or calendar month, as applicable, (III) a report of occupancy for the subject calendar quarter or calendar month, as applicable, including an average daily rate and RevPar for each Individual Property and (B) quarterly (and prior to a Securitization (if requested by Lender), monthly), to the extent available, tenant sales reports, each within fifteen (15) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable (except, with respect to the Smith Travel STAR Reports, to the extent the Smith Travel STAR Report for the subject calendar quarter or subject calendar month has not been delivered to Borrower on or before fifteen (15) days after the end of the applicable calendar month or on or before thirty (30) days after the end of the applicable calendar quarter, as applicable, then Borrower shall deliver to Lender such Smith Travel STAR Report within two (2) Business Days of Borrower’s receipt thereof);

(iii) within ninety (90) days after the close of each fiscal year of Borrower, (A) with respect to Borrower, an annual balance sheet, and statement of cash flow (each of which shall not include any Person other than Borrower) and (B) an annual operating statement of each Individual Property (detailing the revenues received, the expenses incurred and the components of Net Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, and each such annual operating statement shall show actual and budgeted amounts and show any variances between such two amounts), which, with respect to the delivery of such financial information pursuant to this clause (iii), shall each be audited by a “Big Four” accounting firm, BDO USA LLP or other independent certified public accountant acceptable to Lender;

(iv) within eighty (80) days after the close of each fiscal year of Borrower, (A) with respect to Borrower, an unaudited annual balance sheet, and statement of cash flow (each of which shall not include any Person other than Borrower) and (B) an annual operating statement of each Individual Property (detailing the revenues received, the expenses incurred and the components of Net Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information);

(v) by no later than November 1 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall not take effect until approved by Lender (after such approval has been given in writing, such approved budget shall be referred to herein, as the “Approved Annual Budget”). Until such time that Lender approves a proposed annual budget, (1) to the extent that an Approved Annual Budget does not exist for the immediately preceding calendar year, all operating expenses of the Properties for the then current calendar year shall be deemed extraordinary expenses of the Properties and shall be subject to Lender’s prior written approval (not to be unreasonably withheld or delayed) and (2) to the extent that an Approved Annual Budget exists for the immediately preceding calendar year, such Approved Annual Budget shall apply to the then current calendar year; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, Ground Rent and utilities expenses;

(vi) by no later than twenty (20) days after and as of the end of each calendar month and by no later than thirty (30) days after and as of the end of each calendar quarter, (A) a calculation of the then current Debt Yield, together with such back-up information as Lender shall require and (B) after the occurrence and during the continuance of a Trigger Period, a calculation of the amount of Excess Cash Flow generated by each Individual Property for such period together with such back-up information as Lender shall require; and

(vii) upon the occurrence and continuance of a Trigger Period, monthly (I) operating statements of each Individual Property detailing the revenues received, the expenses incurred and the components of Net Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, (II) Smith Travel STAR Reports for each Individual Property for the subject calendar month, and (III) a report of occupancy for the subject calendar month, including an average daily rate and RevPar for each Individual Property, within thirty (30) days after the end of each calendar month.

(b) Upon request from Lender, Borrower shall furnish in a timely manner to Lender:

(i) a property management report for the Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants with respect to Leases and deposits received from tenants with respect to Leases and any other information requested by Lender, but no more frequently than quarterly;

(ii) an accounting of all security deposits held in connection with any SRO Unit and any Lease of any part of any Individual Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions;

(iii) evidence reasonably acceptable to Lender of compliance with the terms and conditions of Articles 5 and 9 hereof; and

(iv) information as may be reasonably requested by Lender with respect to any material variances in the financial reporting delivered pursuant to Section 4.12(a)(ii) and/or (iii) hereof.

(c) Borrower shall, within ten (10) days of request, furnish Lender (and shall cause Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(d) Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Lender pursuant to Section 4.12 shall: (A) be complete and correct in all material respects; (B) present fairly the financial condition of the applicable Person; (C) disclose all liabilities that are required to be reflected or reserved against; and (D) be prepared (1) in the form required by Lender and accompanied by an Officer’s Certificate (2) in hardcopy and electronic formats and (3) in accordance with the Approved Accounting Method. Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no change in financial condition that could reasonably be expected to have a Material Adverse Effect, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e) Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein and such failure shall continue for five (5) Business Days following notice to Borrower of such failure (provided, that, Borrower shall only have such five (5) Business Days notice and cure twice per calendar year) (each such event, a “Reporting Failure”), the same shall, at Lender’s option, constitute an immediate Event of Default hereunder.

Section 4.13. Estoppel Certificates.

(a) After request by Lender, Borrower, within ten (10) Business Days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the rate of interest of the Loan (including Note A and Note B), (iv) the terms of payment and maturity date of the Loan, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c) In connection with any Secondary Market Transaction, at Lender’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may require.

(d) Borrower shall use commercially reasonable efforts to deliver to Lender, within ten (10) Business Days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender.

Section 4.14. Leases and Rents.

(a) All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender), (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would have a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease.

(b) Without limitation of subsection (a) above, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s prior written consent, alter, modify or change any Lease to the extent the same would, individually or in the aggregate, (A) cause any such Lease to violate 4.14(a)(i) through (iii) above or (B) have a Material Adverse Effect; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c) Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower further agrees to provide Lender with written notice of a Tenant “going dark” under a Major Lease within five (5) Business Days after such Tenant “goes dark” and Borrower’s failure to provide such notice shall constitute an Event of Default.

(d) Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender). The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender (including, without limitation, any “cap” or similar limit relating to the Leasing Reserve Funds).

Section 4.15. Management Agreement.

(a) Borrower shall (i) diligently and promptly perform, observe and enforce all of the terms, covenants and conditions of each Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under each Management Agreement, (ii) promptly notify Lender of any default under the Management Agreement; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under any Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that any Manager is terminating the applicable Management Agreement or that any Manager is otherwise discontinuing its management of the applicable Individual Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by each Manager under each Management Agreement.

(b) Borrower shall not, without the prior written consent of Lender, (i) surrender, terminate or cancel any Management Agreement, consent to any assignment of any Manager’s interest under such Management Agreement or otherwise replace any Manager or renew or extend any Management Agreement (exclusive of, in each case, any automatic renewal or extension in accordance with its terms) or enter into any other new or replacement management agreement with respect to any Individual Property; provided, however, that Borrower may replace any Manager and/or consent to the assignment of such Manager’s interest under the applicable Management Agreement, in each case, in accordance with the applicable terms and conditions hereof and of the other Loan Documents; (ii) reduce or consent to the reduction of the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges under any Management Agreement; or (iv) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, any Management Agreement in any material respect. In no instance shall management fees under any Management Agreement, when aggregated with management fees under the Special Management Agreement, exceed an amount equal to the product of (1) 3% and (2) Gross Rents plus Operating Income.

(c) If Borrower shall default beyond the expiration of any applicable notice and cure period in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under any Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon any applicable Individual Property at any time and from time to time for the purpose of taking any such action. If any Manager shall deliver to Lender a copy of any notice sent to Borrower of default under any Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if any Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under any Management Agreement.

(d) Borrower shall, from time to time, use commercially reasonable efforts to obtain from each Manager under each Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of such Management Agreement as may be reasonably requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of any Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact (exercisable upon the occurrence and during the continuance of an Event of Default) to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(e) In the event that any Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than 30 days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof. Borrower’s failure to submit the same within such time-frame shall, at Lender’s option, constitute an immediate Event of Default.

(f) Borrower shall have the right to replace any Manager or consent to the assignment of any Manager’s rights under the applicable Management Agreement, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Lender receives at least sixty (60) days prior written notice of the same, (iii) such replacement or assignment (as applicable) will not result in a Property Document Event and (iv) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement. No Manager shall (and Borrower shall not permit any Manager to) resign as Manager or otherwise cease managing any Individual Property until a New Manager is engaged to manage such Individual Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.

(g) Without limitation of the foregoing, if any Management Agreement is terminated or expires (including, without limitation, pursuant to the applicable Assignment of Management Agreement), comes up for renewal or extension (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the applicable Assignment of Management Agreement, a New Manager to manage the applicable Individual Property, which such New Manager shall (i) to the extent a Trigger Period is continuing and if opted by Lender, selected by Lender and (ii) be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(h) As conditions precedent to any engagement of a New Manager hereunder, (i) New Manager and Borrower shall execute an Assignment of Management Agreement in the form required by Lender (with such changes thereto as may be required by the Rating Agencies), (ii) to the extent that such New Manager is an Affiliated Manager, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such New Manager and new management agreement and (iii) if requested by Lender, Borrower shall deliver to Lender evidence that the engagement of such New Manager will not result in a Property Document Event.

(i) Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or similar payment or other termination fee or similar payment paid by any Manager, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for replacing such Manager and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender). The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender.

(j) Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 4.16. Payment for Labor and Materials.

(a) Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Individual Property (any such bills and costs, a “Work Charge”) and all other trade payables and never permit to exist in respect of any Individual Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of any Individual Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge and/or any other trade payable, the applicability of any Work Charge and/or any other trade payable to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and/or any other trade payable and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither any Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge and/or other trade payable determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge and/or other trade payable from the applicable Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge and/or other trade payable, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge and/or other trade payable at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge and/or other trade payable is finally established or any Individual Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17. Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to each Individual Property (or any portion thereof), or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19. ERISA

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)	Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)	Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)	Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c) Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”. The terms in quotes above are defined in Section 3.7 of this Agreement.

Section 4.20. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property.

Section 4.21. Alterations. Notwithstanding anything contained herein (including, without limitation, Article 8 hereof) to the contrary, Lender’s prior approval shall be required in connection with any alterations to any Improvements (which alterations shall not include the SRO Unit Conversion Work solely to the extent that funds have been reserved for such SRO Unit Conversion Work pursuant to Section 8.8 hereof) (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the applicable Alteration Threshold or (c) that are structural in nature, which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements (which alterations shall not include the SRO Unit Conversion Work solely to the extent that funds have been reserved for such SRO Unit Conversion Work pursuant to Section 8.8 hereof) shall at any time exceed the applicable Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (which alterations shall not include the SRO Unit Conversion Work solely to the extent that funds have been reserved for such SRO Unit Conversion Work pursuant to Section 8.8 hereof) over the Alteration Threshold.

Section 4.22. Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, (A) enter into any new Property Document or replace or execute material modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.

Section 4.23. Ground Lease Covenants. Without limitation of the other provisions herein (including, without limitation, Section 4.22 hereof), Borrower makes the following covenants with respect to the Ground Lease:

(a) Borrower shall (i) pay (or cause to be paid) all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe (or cause to be performed and observed) all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the landlord under the Ground Lease to Borrower of any default by Borrower and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt, and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt.

(b) Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, and if Borrower shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Borrower and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default. If the landlord under the Ground Lease shall deliver to Lender a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

(c) Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease no less than sixty (60) days prior to the expiration of such Ground Lease (the “Renewal Deadline”), and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower’s failure to exercise the aforesaid renewal option within the aforesaid period shall, at Lender’s option, constitute an immediate Event of Default hereunder. Additionally, Borrower acknowledges that Borrower has delivered to Lender an original executed but undated notice to the landlord under the Ground Lease exercising Borrower’s renewal rights thereunder (such notice, the “Renewal Notice”). Borrower hereby irrevocably grants Lender the right to date and transmit the Renewal Notice to the landlord under the Ground Lease; provided, however, Lender shall only do so if, as of the Renewal Deadline, Lender is not in receipt of evidence reasonably acceptable to Lender that Borrower has exercised its right to renew the Ground Lease.

(d) Notwithstanding anything contained in the Ground Lease to the contrary, Borrower shall not, without prior written consent of Lender, sublet any portion of the leasehold estate created by the Ground Lease except in accordance with the express terms and conditions of this Agreement

Section 4.24. Permits; Intellectual Property.

(a) Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall keep all Permits (including, without limitation, any liquor licenses and any trademark or other Permits applicable to any Management Agreement) in full force and effect and, during the continuance of an Event of Default, Borrower will, at the cost of Borrower, and without expense to Lender, execute, acknowledge and deliver all such writings and take any all further actions necessary or reasonably requested by Lender to transfer any Permits (including, without limitation, any liquor licenses or other Permits applicable to any franchise agreement but excluding any trademarks or trade names) with respect to the Properties into the name of Lender or its designee. To the extent any such Permits (including, without limitation, any liquor licenses or other Permits applicable to any franchise agreement but excluding any trademarks or trade names) cannot be so transferred to Lender or its designee under applicable law, Borrower shall continue to hold and maintain such Permits in full force and effect for the benefit of Lender until such time as Lender can obtain such Permits in its own name or the name of a designee. Without limiting the foregoing, Borrower shall execute such interim management, leasing or other agreements (which shall be in form and substance (i) reasonably satisfactory to Lender and satisfactory to the applicable licensing authorities and (ii) reasonably satisfactory to Borrower, which such approval by Borrower shall not be unreasonably withheld, conditioned or delayed) as may be required for Lender to continue operations at the Properties pursuant to such Permits (excluding any trademarks or trade names other than as set forth in the Assignment of Management Agreement) until such Permits are transferred to, or are otherwise obtained by, Lender or its designee. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section in the name of Borrower in the event Borrower fails to do the same; provided, however, Lender shall not exercise such power of attorney (unless an Event of Default has occurred and is continuing) without five (5) Business Days prior written notice to Borrower.

(b) Borrower shall keep and maintain all Intellectual Property relating to the use or operation of the Property and all Intellectual Property (other than any Intellectual Property used by Borrower pursuant to any franchise agreement entered into in accordance with the applicable terms and conditions hereof or any Management Agreement) shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not transfer or let lapse any Intellectual Property without Lender’s prior consent unless such transfer or lapse is in the ordinary course of business and would not reasonably be expected to result in a Material Adverse Effect. Lender acknowledges that it has no security interest in any Intellectual Property or right to use any of Borrower’s (or any of Borrower’s Affiliates) trade names or trademarks in connection with the Loan (other than as set forth in the Assignment of Management Agreement).

Section 4.25. Condominium Covenants. With respect to the Condominium, Borrower hereby covenants as follows:

(a) Borrower shall promptly pay (or cause to be paid) all Common Charges imposed pursuant to the Condominium Documents when the same become due and payable with respect to the Units owned by Borrower. The amount of Common Charges payable by Borrower on an annual basis is $0.00. Borrower shall deliver to Lender, promptly upon Lender’s request, evidence satisfactory to Lender that the Common Charges have been so paid or are not then delinquent with respect to the Units owned by Borrower. Borrower shall promptly notify Lender of (I) any adjustments made to the amount of Common Charges due under the Condominium Documents and (II) the imposition of any additional Common Charges under the Condominium Documents.

(b) Borrower acknowledges and agrees that the Units owned by Borrower are within the definition of “Property” under this Agreement and, as such, Borrower shall cause the same to be insured in accordance with Article 7 of this Agreement. Any Net Proceeds of such insurance or any Net Proceeds otherwise obtained with respect to any condemnation of the Individual Property subject to the Condominium Documents shall be held and applied by Lender in accordance with the applicable terms and conditions of this Agreement and the Condominium and the Units shall be insured in accordance with the provisions of Article 7 of this Agreement. Borrower shall cause any insurance proceeds or condemnation awards with respect to the Condominium and/or the Units that are to be held and disbursed by the Board pursuant to the terms of the Condominium Documents to be held by an Eligible Institution or an insurance trustee approved by Lender and such insurance proceeds or condemnation awards shall be applied in accordance with the terms and conditions of this Agreement.

(c) Borrower hereby covenants and agrees to provide to the Board on the Closing Date a copy of the Security Instrument with respect to the Individual Property subject to the Condominium Documents, the name and address of Lender and Servicer, and a general description of the Loan.

(d) Borrower shall observe and perform (and shall cause the Board to observe and perform) each and every term to be observed or performed by Borrower and/or the Board in all material respects pursuant to the Condominium Documents. Borrower shall (i) restrict the Board from taking any action with respect to the Condominium and/or the Hudson Property that would be contrary to or inconsistent with any applicable covenant contained in this Agreement or in any other Loan Documents, (ii) cause the Board to comply with any applicable covenant of Borrower contained in this Agreement or in the other Loan Documents relating to the Condominium and/or the Hudson Property, (iii) cause the Board to hold the funds of the Condominium in an Eligible Account at an Eligible Institution, and (iv) not permit the Board to establish any significant working capital or similar reserves or undertaking any significant capital expenditures. Borrower shall not, and Borrower shall not permit, consent to or otherwise allow the Board to, create any new Units or sell any Units (other than in connection with the release of the Hudson Property in accordance with the terms and conditions of this Agreement). Borrower shall obtain resignation letters from each voting member of the Board and any officers of the Condominium appointed by Borrower to be held by Lender in escrow and submitted upon the occurrence and continuance of an Event of Default and Borrower shall obtain the agreement of the Board and the officers of the Condominium to have Lender appoint each voting member of the Board upon the occurrence and during the continuance of an Event of Default.

(e) Borrower shall, and shall cause the Board to (i) maintain the Condominium and the Units in good condition and repair, (ii) promptly comply with all Legal Requirements applicable to the Condominium and the Units, (iii) promptly repair, replace or rebuild any part of the Condominium and the Units which may be damaged or destroyed by any casualty or which may be affected by any condemnation proceeding and Borrower shall not in such event vote to not repair, restore or rebuild the Condominium without the prior written consent of Lender, and (iv) complete and pay for, within a reasonable time, any structure at any time in the process of construction or repair on the Condominium and the Units.

(f) Without the prior written consent of Lender, Borrower shall not permit any of the terms or provisions of the Condominium Documents to be modified or amended in any manner or permit the Condominium to be terminated, withdrawn from a condominium regime, partitioned, subdivided, expanded or otherwise modified.

(g) Borrower shall cause the Board to allow Lender to examine the books, records and receipts of the Condominium upon ten (10) days’ prior written notice to the Borrower.

(h) Borrower shall promptly deliver to Lender a true and correct copy of all notices of default or other material notices received by Borrower with respect to any obligations or duty of Borrower under the Condominium Documents. Borrower shall deliver to Lender each budget of the Condominium promptly upon the finalization thereof. Lender shall have the right, but not the obligation, to cure any default by Borrower under the Condominium Documents and Borrower shall cause the Board to provide Lender (i) forty-five (45) days to cure any monetary default and ninety (90) days to cure any non-monetary default, (ii) in the event that any such default cannot be cured by the payment of money or within such ninety (90) day period, such reasonable time as may be necessary to cure the default so long as Lender diligently pursues such cure to completion and continues to perform any monetary obligations of Borrower to the Board, and (iii) in the event that such default is incapable of cure by Lender, such time as may be required for Lender to institute foreclosure of the Security Instrument with respect to the Individual Property subject to the Condominium and/or otherwise enforce Lender’s rights and remedies under this Agreement, the Security Instrument and the other Loan Documents and prosecute such foreclosure and/or enforcement to conclusion.

(i) To the extent that any approval rights, consent rights or other rights or privileges are granted to a “Registered Mortgagee” in the Condominium Documents or any other similar mortgagee protection provisions are contained in the Condominium Documents, then such approval rights, consent rights or other rights, protections or privileges shall be deemed to be required by this Agreement or contained in this Agreement, as applicable.

(j) Lender shall have the rights and privileges which Borrower has as though Lender were in fact the owner of the Units owned by Borrower and as if it were a “Declarant” under the Condominium Documents, and as if it were a member of the Board elected by Borrower, which rights and privileges shall include, without limitation, all voting rights accruing to Borrower (and the members of the Board elected by Borrower) under the terms of the Condominium Documents. Upon the occurrence and continuance of an Event of Default, Lender may vote in place of Borrower and may exercise any and all of the rights and privileges of Borrower. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to vote as Borrower’s proxy and to act with respect to all of said rights so long as such Event of Default continues hereunder or under any other Loan Documents. Written notice from Lender to the Board shall be deemed conclusive as to the existence of such Event of Default and as to Lender’s rights and privileges under this Agreement. Notwithstanding anything contained herein to the contrary, nothing contained herein or otherwise shall render Lender liable for any Common Charges.

(k) The Board and the Condominium are not a party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded. Borrower shall not, without Lender’s prior written consent, permit the Board and/or the Condominium to incur any indebtedness or to encumber the Condominium in connection therewith (other than the Security Instrument granted by Borrower to Lender).

(l) In addition to Lender’s consent rights as specified in this Section, Borrower shall not exercise any other approval, consent or voting right to which it is entitled under the Condominium Documents without obtaining Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(m) Borrower shall (and shall cause the members of the Board elected by Borrower to) attend each duly called meeting or special meeting of the Board. Lender shall have the right to participate in any arbitration proceeding instituted in accordance with the provisions of the Condominium Documents.

(n) Borrower acknowledges and agrees that any management agreement with respect to the Condominium and/or the Units shall be required to be a Management Agreement (as defined herein) and shall be subject to the terms and conditions of this Agreement and the other Loan Documents.

Section 4.26. Operating Lease.

(a) Each Borrower represents, covenants and warrants that it is the express intent of Borrower and Operating Lessee that each Operating Lease constitute a lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the sole interest of each Operating Lessee in each applicable Individual Property is as tenant under the applicable Operating Lease. In the event that it shall be determined that the Operating Lease is not a lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of any Operating Lessee in any applicable Individual Property is other than that of tenant under an Operating Lease, Borrower hereby covenants and agrees that it shall cause such Operating Lessee’s interest in such Individual Property, however characterized, to continue to be subject and subordinate to the lien of the Security Instruments on all the same terms and conditions as contained in the applicable Operating Lease and the applicable Security Instrument.

(b) Without Lender’s prior written consent, Borrower shall not (a) surrender, terminate or cancel any Operating Lease, (b) reduce or consent to the reduction of the term of any Operating Lease, (c) increase or consent to the increase of the amount of any charges under any Operating Lease, (d) modify, change, supplement, alter or amend any Operating Lease or waive or release any of Borrower’s rights and remedies under the Operating Lease; or (e) waive, excuse, condone or in any way release or discharge the Operating Lessee of or from Operating Lessee’s obligations, covenants and/or conditions under the Operating Lease.

(c) Borrower shall, from time to time, deliver to Lender such certificates of estoppel with respect to compliance by Borrower with the terms of each Operating Lease as may be requested by Lender (which request shall not be made more than twice in any calendar year prior to the occurrence and continuance of an Event of Default).

Section 4.27. SRO Units.

(a) In the event any SRO Unit ceases to be regulated under the New York City Rent Stabilization Law or the New York City Emergency Rent and Rehabilitation Law, as applicable, Borrower shall convert such SRO Unit into a hotel room in accordance with applicable law and in a manner consistent with Borrower’s past practices.

(b) Borrower will promptly notify Lender of any vacancy of an SRO Unit. Upon request of Lender from time to time, Borrower shall provide Lender with a report relating to the SRO Units listing the occupancy status, current rent, copies of any material filings with the New York City Department of Housing Preservation and Development as respects each such unit, and evidence that Borrower is in compliance in all material respects with all Legal Requirements pertaining thereto. Prior to commencing any material alterations of any such SRO Units, Borrower shall make all required filings and take all actions required under applicable Legal Requirements and shall furnish Lender with evidence of such compliance.

(c) Borrower shall continue to provide all services required to be provided to each SRO Unit under applicable Legal Requirements.

(d) Borrower shall collect rent with respect to each SRO Unit in an amount not to exceed the maximum legal rent collectible thereunder.

Section 4.28. Special Management Agreement.

(a) Borrower shall (i) diligently and promptly perform, observe and enforce all of the terms, covenants and conditions of the Special Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Special Management Agreement, (ii) promptly notify Lender of any default under the Special Management Agreement; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under any Special Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Special Manager is terminating the Special Management Agreement or that Special Manager is otherwise discontinuing its management of the food and beverage related activities at the Delano Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Special Manager under the Special Management Agreement.

(b) Borrower shall not, without the prior written consent of Lender, (i) surrender, terminate or cancel the Special Management Agreement, consent to any assignment of the Special Manager’s interest under the Special Management Agreement or otherwise replace the Special Manager or renew or extend the Special Management Agreement (exclusive of, in each case, any automatic renewal or extension in accordance with its terms) or enter into any other new or replacement management agreement with respect to the food and beverage related activities at the Delano Property; provided, however, that Borrower may terminate the Special Management Agreement provided that (A) such termination is in accordance with the applicable terms and conditions hereof and of the other Loan Documents, (B) any termination fees payable to Special Manager are either (1) paid from Excess Cash Flow which is entitled to be used for such payment in accordance with the terms and conditions of this Agreement or (2) paid from an equity contribution to Borrower from sources other than the Properties and (C) Borrower shall have provided to Lender evidence reasonably acceptable to Lender that the food and beverage activities at the Delano Property shall be either be operated (1) by Manager pursuant to a Management Agreement in accordance with the terms and conditions of this Agreement and the other Loan Documents or (2) pursuant to Leases entered into in accordance with the terms and conditions of this Agreement; (ii) except pursuant to the express terms and conditions of clause (i) above, reduce or consent to the reduction of the term of the Special Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Special Management Agreement; or (iv) except pursuant to the express terms and conditions of clause (i) above, otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Special Management Agreement in any material respect.

(c) If Borrower shall default beyond the expiration of any applicable notice and cure period in the performance or observance of any material term, covenant or condition of the Special Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Special Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Special Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon any applicable Individual Property at any time and from time to time for the purpose of taking any such action. If any Special Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Special Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if any Special Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the Special Management Agreement.

(d) Borrower shall, from time to time, use commercially reasonable efforts to obtain from the Special Manager under the Special Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Special Management Agreement as may be reasonably requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Special Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact (exercisable upon the occurrence and during the continuance of an Event of Default) to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(e) In the event that the Special Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than 30 days prior to such expiration evidence reasonably acceptable to Lender that the food and beverage related activities at the Delano Property shall be either be operated (1) by Manager pursuant to a Management Agreement in accordance with the terms and conditions of this Agreement and the other Loan Documents or (2) pursuant to Leases entered into in accordance with the terms and conditions of this Agreement. Borrower’s failure to submit the same within such time-frame shall, at Lender’s option, constitute an immediate Event of Default.

(f) Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or similar payment or other termination fee or similar payment paid by Special Manager, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for finding a replacement for Special Manager with respect to the food and beverage operations at the Delano Property and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Properties, as so determined by Lender). The foregoing consent right of Lender (including, without limitation, any reserve requirement) shall not be subject to any “cap” or similar limit on the amount of Reserve Funds held by Lender.

(g) Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 4.29. Collective Bargaining Agreement.

(a) Borrower shall timely comply, and, to the extent that it has authority to do so, shall require Manager to comply, in all material respects, with all Employment Related Laws and Obligations as the same relate to the Properties.

(b) Borrower shall comply, and, to the extent that it has authority to do so, shall require Manager to comply, in all material respects with the Union Documents as the same relate to the Properties; provided, however, that, Borrower may not take such actions or give consent for Manager to take such actions that would trigger multiemployer pension plan withdrawal liability to the CBA Multiemployer Plans under Title IV of ERISA without Lender’s consent. To the extent that it is liable, Borrower shall pay any such liability in full in accordance with the provisions of ERISA, the collective bargaining agreement set forth on Schedule XXII hereto, the CBA Multiemployer Plans and any rules, regulations and by-laws established by such plans. Borrower shall notify Lender of the occurrence of any material default or the occurrence of any condition which, but for the passage of time or the giving of notice, could result in a material default under the terms of the Union Documents.

(c) Borrower shall promptly notify Lender in the event Borrower, Manager or any Affiliates of the foregoing will be the subject of an audit by a CBA Multiemployer Plan. In the event Borrower or Manager does not fully fund its obligations under the CBA Multiemployer Plans, Borrower shall continually provide Lender with up to date written information regarding Borrower’s or Manager’s actions to remedy any such shortfall in funding obligations under the CBA Multiemployer Plans.

(d) Promptly upon Borrower’s receipt of same, Borrower shall provide Lender with copies of the following: (i) all notices from the CBA Multiemployer Plan, (ii) notices from the applicable CBA Multiemployer Plan stating that such CBA Multiemployer Plan is determined to be in critical or endangered status, (iii) notices and demands from the CBA Multiemployer Plans regarding actual or potential withdrawal liability under any such CBA Multiemployer Plan, and (iv) written requests to the CBA Multiemployer Plans for estimates of potential or actual withdrawal liability under such CBA Multiemployer Plans along with copies of the actual estimates when received by Borrower.

Section 4.30. Closing Date Delano Property Work. Borrower shall use commercially reasonable efforts to (i) complete the replacement of the boilers at the Delano Property and (ii) complete work adding new flooring for the solarium at the Delano Property.

ARTICLE 5

ENTITY COVENANTS

Section 5.1. Single Purpose Entity/Separateness.

(a) Each Borrower has not and will not:

(i) engage in any business or activity other than the ownership, operation and maintenance of the applicable Individual Property, and activities incidental thereto;

(ii) acquire or own any assets other than (A) the applicable Individual Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of such applicable Individual Property;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) except with respect to the Lapses in Good Standing, fail to observe all organizational formalities in all material respects, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Lender’s prior written consent and, if required by Lender, a Rating Agency Confirmation are first obtained);

(v) own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in the applicable Borrower and other than with respect to Henry Hudson Holdings LLC, its ownership of Hudson Pledgor LLC, Hudson Managing Member LLC and Hudson Residual Interests, Inc.);

(vi) commingle its funds or assets with the funds or assets of any other Person (other than another Borrower);

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date (except, with respect to Work Charges and/or other trade payables, to the extent that Borrower is contesting such charges in accordance with the terms and conditions of Section 4.16 hereof), and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time three percent (3%) of the outstanding aggregate Allocated Loan Amounts associated with the portions of the Property owned by the applicable Borrower. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(viii) fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates). Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix) enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, except, in each case, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person (other than another Borrower);

(xii) make any loans or advances to any Person (other than another Borrower);

(xiii) fail to file its own tax returns (unless prohibited by applicable Legal Requirements from doing so);

(xiv) fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the applicable Individual Property to do so);

(xvi) without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that will cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there are at least two (2) Independent Directors then serving in such capacity in accordance with the terms of the applicable organizational documents and each of such Independent Directors have consented to such foregoing action);

(xvii) fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii) fail to pay its own liabilities (including, without limitation, salaries of its own employees, if any) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the applicable Individual Property to do so);

(xix) acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable; or

(xx) identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it.

(b) If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii)—(vi) (inclusive) and (viii) – (xx) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will at all times continue to own no less than a 0.1% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c) In the event Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of the SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or the SPE Component Entity (as applicable).

(d) The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).

(e) Without limiting the foregoing in this Section 5.1, each Borrower (i) except with respect to the Lapses in Good Standing, has since the date of its formation been duly formed, validly existing and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business, (ii) has paid all taxes which it owes and is not involved in any dispute with any taxing authority, (iii) is not now or has ever been, party to any lawsuit, arbitration, summons or legal proceeding that resulted in a judgment against it that has not been indefeasibly satisfied in full by proceeds of insurance or otherwise prior to the date hereof, (iv) has no Liens of any nature against it, except for Permitted Encumbrances, (v) has no material contingent or actual obligations not related to the applicable Individual Property, (vi) except with respect to the Lapses in Good Standing, has all times since the date of its formation been a single purpose, bankruptcy remote entity and, to the extent applicable, has complied with the separateness covenants set forth in its respective limited liability company agreement and (vii) has not owned any property other than the applicable Individual Property.

Section 5.2. Independent Director.

(a) The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least two duly appointed independent directors or managers of such entity (each, an “Independent Director”) who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person (II) shall have, at the time of their appointment, had at least three (3) years experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider.

(b) The organizational documents of each Borrower and the SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and the SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower or the SPE Component Entity, requires the vote of the Independent Directors unless, in each case, at the time of such action there shall be at least two Independent Directors engaged as provided by the terms hereof and such Independent Directors vote in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (and Borrower shall not be permitted to remove or replace any Independent Director without) (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

Section 5.3. Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s or the SPE Component Entity’s corporate, partnership or other structure or state of formation, without, in each case, notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Lender and, if required by Lender, a Rating Agency Confirmation with respect thereto, provided, that, (1) the Delano Property may be referred to as the “Delano, a Morgans hotel” or pursuant to words of similar import and (2) the Hudson Property may be referred to as the “Hudson, a Morgans hotel” or pursuant to words of similar import without the prior written consent of Lender and without a Rating Agency Confirmation. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower or the SPE Component Entity intends to operate the applicable Individual Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the applicable Individual Property.

Section 5.4. Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the applicable Individual Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the applicable Individual Property.

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1. Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2. No Sale/Encumbrance.

(a) It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs and/or Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than (i) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14 or the conversion of SRO Units to hotel rooms in accordance with the terms and conditions hereof and (ii) as permitted pursuant to the express terms of this Article 6.

(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) Property Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) or the engagement of a New Manager, in each case, other than in accordance with Section 4.15; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event or (ix) the issuance or existence of any LTIP Units that (A) in the aggregate at any time, exceed ten percent (10%) of the ownership interests in Morgans Group LLC or (B) provide any holder of any LTIP Unit any control rights with respect to Morgans Group LLC.

Section 6.3. Permitted Equity Transfers.

(a) Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent: (i) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party (other than a transfer of the direct interests in Borrower, Mezzanine A Borrower, Mezzanine B Borrower or any Hudson Intermediate Entity), (ii) the (1) transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (other than the transfer of the direct interests in Borrower, Mezzanine A Borrower, Mezzanine B Borrower or any Hudson Intermediate Entity) or (2) subject to Section 6.2(b)(ix) above, sale, transfer, issuance or pledge of LTIP Units (other than the transfer or pledge of the direct interests in Borrower, Mezzanine A Borrower, Mezzanine B Borrower or any Hudson Intermediate Entity), (iii) the sale, transfer, pledge or issuance of shares of common stock or securities convertible into or exchangeable for shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange or (iv) the pledge of any direct or indirect interests in Borrower and any SPE Component Entity in connection with the Mezzanine Loans and the exercise of any rights or remedies that any Mezzanine Lender may have under its respective Mezzanine Loan Documents (provided, that, the foregoing provisions of clauses (i), (ii), (iii) and (iv) above shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (i) and/or (ii) above, (A) except with respect to the sale, transfer, issuance or pledge of LTIP Units, Lender shall receive not less than thirty (30) days prior written notice of such transfers; (B) no such sale, transfer, issuance or pledge, as applicable, shall result in a change in Control of Guarantor or Affiliated Manager (provided that a change in the board of Guarantor shall not constitute a violation of this clause (B)); (C) after giving effect to such sale, transfer, issuance or pledge, as applicable, Guarantor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity; (II) Control Borrower and any SPE Component Entity and (III) control the day-to-day operation of the Properties; (D) after giving effect to sale, transfer, issuance or pledge, as applicable, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (E) such sale, transfer, issuance or pledge, as applicable, shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (F) in the case of the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or if after giving effect to such sale, transfer, issuance or pledge, as applicable, more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower or any SPE Component Entity as of the Closing Date, Borrower shall deliver to Lender a New Non-Consolidation Opinion addressing such sale, transfer, issuance or pledge, as applicable; (G) such sale, transfer, issuance or pledge, as applicable, shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (H) to the extent that any sale, transfer, issuance or pledge, as applicable, results in the transferee (either itself or collectively with its affiliates) owning a 20% or greater equity interest (directly or indirectly) in Borrower or in any SPE Component Entity, Lender’s receipt of the Satisfactory Search Results shall be a condition precedent to such transfer; (I) such sale, transfer, issuance or pledge, as applicable, shall be permitted pursuant to the terms of the Property Documents; and (J) after giving effect to such sale, transfer, issuance or pledge, as applicable, the Guarantor Control Condition shall continue to be satisfied. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the Organizational Chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.

(b) Notwithstanding the restrictions contained in this Article 6, so long as no Event of Default has occurred and shall be continuing, a Private Company Transaction shall be permitted without Lender’s consent provided that: (A) Lender shall receive not less than thirty (30) days prior written notice of such Private Company Transaction; (B) after giving effect to such Private Company Transaction, Guarantor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity; (II) Control Borrower and any SPE Component Entity and (III) control the day-to-day operation of the Properties; (C) after giving effect to such Private Company Transaction, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (D) such Private Company Transaction shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (E) in the case of the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or if after giving effect to such Private Company Transaction, more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower or any SPE Component Entity as of the Closing Date, Borrower shall deliver to Lender a New Non-Consolidation Opinion addressing such Private Company Transaction; (F) such Private Company Transaction shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (G) to the extent that any transfer results in the transferee (either itself or collectively with its affiliates) owning a 20% or greater equity interest (directly or indirectly) in Borrower or in any SPE Component Entity, Lender’s receipt of the Satisfactory Search Results shall be a condition precedent to such Private Company Transaction; (H) such transfers shall be permitted pursuant to the terms of the Property Documents; (I) after giving effect to such transfers, the Guarantor Control Condition shall continue to be satisfied, (J) after giving effect to such Private Company Transaction, a Private Company Replacement Guarantor shall be either (I) a Private Company Qualified Transferee or (II) be controlled by, and at least fifty-one percent (51%) directly or indirectly owned by a Private Company Qualified Transferee, (K) Lender shall have received a Rating Agency Confirmation with respect to such transfer, (L) a Private Company Replacement Guarantor shall execute (I) a recourse guaranty in form and substance substantially similar to the Guaranty and otherwise reasonably acceptable to Lender (provided that the Private Company Replacement Guarantor shall not be required to comply with the covenants set forth in Section 28 of the Guaranty in effect as of the Closing Date, but such Private Company Replacement Guarantor shall be required to comply with, and such recourse guaranty shall contain, the covenants set forth on Schedule XVIII hereof) and (II) an environmental indemnity in form and substance substantially similar to the Environmental Indemnity and otherwise reasonably acceptable to Lender, (M) after giving effect to such Private Company Transaction, such Private Company Replacement Guarantor shall (I) own at least a 20% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity, (II) Control Borrower and any SPE Component Entity and (III) control the day-to-day operation of the Properties and (N) Borrower shall have delivered to Lender evidence satisfactory to Lender that each Mezzanine Borrower has complied with all of the terms and conditions set forth in the applicable Mezzanine Loan Agreement with respect to the Private Company Transaction corresponding to the Private Company Transaction requested pursuant to this Section 6.3(b). Borrower shall have the right to consult with Lender with regard to a Private Company Transaction prior to Borrower’s written notice of such Private Company Transaction as required pursuant to this Section 6.3(b).

(c) Notwithstanding the restrictions contained in this Article 6, so long as no Event of Default has occurred and shall be continuing, a Public Company Transaction shall be permitted without Lender’s consent provided that: (A) Lender shall receive not less than thirty (30) days prior written notice of such Public Company Transaction; (B) after giving effect to such Public Company Transaction, Guarantor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity; (II) Control Borrower and any SPE Component Entity and (III) control the day-to-day operation of the Properties; (C) after giving effect to such Public Company Transaction, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (D) such Public Company Transaction shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (E) in the case of the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or if after giving effect to such Public Company Transaction, more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower or any SPE Component Entity as of the Closing Date, Borrower shall deliver to Lender a New Non-Consolidation Opinion addressing such Public Company Transaction; (F) such Public Company Transaction shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (G) to the extent that any transfer results in the transferee (either itself or collectively with its affiliates) owning a 20% or greater equity interest (directly or indirectly) in Borrower or in any SPE Component Entity, Lender’s receipt of the Satisfactory Search Results shall be a condition precedent to such Public Company Transaction; (H) such transfers shall be permitted pursuant to the terms of the Property Documents; (I) after giving effect to such transfers, the Guarantor Control Condition shall continue to be satisfied, (J) after giving effect to such Public Company Transaction, a Public Company Replacement Guarantor shall be either (I) a Public Company Qualified Transferee or (II) be controlled by, and at least fifty-one percent (51%) directly or indirectly owned by a Public Company Qualified Transferee, (K) Lender shall have received a Rating Agency Confirmation with respect to such transfer, (L) a Public Company Replacement Guarantor shall execute (I) a recourse guaranty in form and substance substantially similar to the Guaranty and otherwise reasonably acceptable to Lender (provided that the Public Company Replacement Guarantor shall not be required to comply with the covenants set forth in Section 28 of the Guaranty in effect as of the Closing Date but such Public Company Replacement Guarantor shall be required to comply with, and such recourse guaranty shall contain, the covenants set forth on Schedule XIX hereof) and (II) an environmental indemnity in form and substance substantially similar to the Environmental Indemnity and otherwise reasonably acceptable to Lender, (M) after giving effect to such Public Company Transaction, such Public Company Replacement Guarantor shall (I) own at least a 20% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity, (II) Control Borrower and any SPE Component Entity and (III) control the day-to-day operation of the Properties and (N) Borrower shall have delivered to Lender evidence satisfactory to Lender that each Mezzanine Borrower has complied with all of the terms and conditions set forth in the applicable Mezzanine Loan Agreement with respect to the Public Company Transaction corresponding to the Public Company Transaction requested pursuant to this Section 6.3(c). Borrower shall have the right to consult with Lender with regard to a Public Company Transaction prior to Borrower’s written notice of such Public Company Transaction as required pursuant to this Section 6.3(c).

Section 6.4. Permitted Property Transfer (Assumption). Notwithstanding the foregoing provisions of this Article 6, at any time other than the sixty (60) days prior to and following any Secondary Market Transaction, Lender shall not unreasonably withhold consent to a one-time transfer of the Properties (or, to the extent that an Individual Property has been released in accordance with Section 2.10 hereof, the remaining Individual Property) in their or its entirety, as applicable, to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a) no Default or Event of Default has occurred;

(b) Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Unless a Qualified Transferee owns more than fifty-one percent (51%) of the direct or indirect equity ownership interest in such Transferee and Controls Transferee and will control the day-to-day operations of the Properties, Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. Unless a Qualified Transferee owns more than fifty-one percent (51%) of the direct or indirect equity ownership interest in such Transferee and Controls Transferee and will control the day-to-day operations of the Properties, in determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c) Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan, (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (iii) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;

(d) Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, Affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and a Qualified Transferee Replacement Guarantor shall execute a recourse guaranty and an environmental indemnity in form and substance substantially similar to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender, including, without limitation that such Qualified Transferee Replacement Guarantor shall not be required to comply with the covenants set forth in Section 26(e) and Section 28 of the Guaranty in effect as of the Closing Date, but such Qualified Transferee Replacement Guarantor shall be required to comply with, and such recourse guaranty shall contain, the covenants set forth on Schedule XX hereof. In addition to the foregoing, such Qualified Transferee Replacement Guarantor shall be either (I) a Qualified Transferee or (II) be controlled by, and at least fifty-one percent (51%) directly or indirectly owned by a Qualified Transferee;

(e) Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;

(f) Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policies insuring that fee simple or leasehold title to the Properties, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g) Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof;

(h) Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;

(i) Transferee shall furnish to Lender a New Non-Consolidation Opinion and, a REMIC Opinion with respect to the transfer and the transactions related thereto and an additional opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing and (D) with respect to such other matters as Lender may reasonably request;

(j) Lender shall have received (A) a Rating Agency Confirmation with respect to such transfer and (B) evidence that the proposed transfer will not result in a Property Document Event;

(k) Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.4; and

(l) Borrower shall have delivered to Lender evidence satisfactory to Lender that each Mezzanine Borrower has complied with all of the terms and conditions set forth in the applicable Mezzanine Loan Agreement with respect to the assumption corresponding to the assumption requested pursuant to this Section 6.4.

Section 6.5. Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 6.6. Economic Sanctions, Anti-Money Laundering and Transfers. Borrower shall (and shall cause its direct and indirect constituent owners and Affiliates (other than holders of shares of common stock that are listed on the New York Stock Exchange or another nationally recognized stock exchange or holders of LTIP Units that are not affiliated with any Borrower Party or its Affiliates) to) (a) at all times comply with the representations and covenants contained in Sections 3.29 and 3.30 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership and Control requirements specified in this Article 6 (including, without limitation, those stipulated in Section 6.3 hereof) to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists no Sale or Pledge of (i) the Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party. Notwithstanding anything to the contrary contained in this Article 6, in no instance shall a transfer be made to a Person who has been convicted of, or been indicted for, a felony criminal offense, who has been adjudicated guilty of fraud, racketeering or moral turpitude in connection with a governmental investigation and/or who is then subject to a bankruptcy or insolvency action against it.

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1. Insurance.

(a) Each Borrower (or Borrower’s collectively) shall obtain and maintain, or cause to be obtained and maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

(i) property insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, terrorism and similar acts of sabotage, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation; (B) in an amount sufficient so that no co-insurance penalties shall apply; (C) providing for no deductible in excess of $50,000 for the Hudson Property and $250,000 for the Delano Property, except (I) with respect to windstorm/named storms and flood, which such insurance shall provide for no deductible in relation to such coverage in excess of 5% of the total insurable value of the Property and (II) as otherwise expressly and specifically permitted herein; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” endorsement. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii) commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with no deductible or self-insured retention in excess of $100,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) acts of terrorism and similar acts of sabotage;

(iii) loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected net operating income plus fixed expenses from the applicable Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the applicable Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination of the projected net operating income plus fixed expenses from the applicable Individual Property for a eighteen (18) month period; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. To the extent that insurance proceeds are payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Lender in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 7.1(a)(i), (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Lender;

(vii) if any portion of the Improvements is at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts (or such higher amount as Lender may require in its sole discretion);

(viii) earthquake, sinkhole and mine subsidence insurance, if required, in amounts equal to two times (2x) the probable maximum loss of the applicable Individual Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);

(ix) umbrella liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x) a blanket fidelity bond (crime) insuring against losses resulting from dishonest or fraudulent acts committed by (A) any personnel employed by Borrower and/or at the Property; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower and/or the Property or (C) temporary contract employees or student interns (if applicable);

(xi) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and

(xii) such other insurance and in such amounts as (A) may be required pursuant to the terms of the Property Documents and (B) Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.

(b) All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized and admitted to do business in the state in which the applicable Individual Property is located and approved by Lender. The insurance companies must have rating “A” or better by S&P and “A2” or better by Moody’s, if they are rating the Securities and rate the applicable insurance companies and “A” or better by Fitch if they are rating the Securities and rate the applicable insurance companies; or by a syndicate of insurance companies through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurance companies having such ratings, and all such insurers shall have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s, if they are rating the Securities and rate the applicable insurance companies and “BBB+” or better by Fitch if they are rating the Securities and rate the applicable insurance companies (each such insurer shall be referred to below as a “Qualified Insurer”). Notwithstanding the foregoing, Affiliated FM Insurance Company shall be an acceptable insurance company provided they maintain a rating of “Api” or better with S&P and a rating of “A” or better with Fitch. Prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), provided, however, that in the case of renewal Policies, including renewals with different insurance companiesBorrower may furnish Lender with binders and Acord Form 28 Certificates therefor to be followed by the complete copies of the Policies when issued. Upon request by the Lender or after any change in the flood zone certifications, Borrower shall provide Lender with updated flood zone certifications for the Property (in form and substance acceptable to Lender), which such flood zone certifications shall be delivered to Lender upon the earlier to occur of (i) December 1 of each calendar year or (ii) the renewal of the applicable Policy providing flood insurance coverage during the applicable calendar year.

(c) Borrower shall not obtain (or permit to be obtained) (i) any blanket Policy of property insurance unless, in each case, such Policy is approved in advance in writing by Lender, Lender’s interest is included therein as provided in this Agreement, such Policy is issued by a Qualified Insurer and such Policy includes such changes to the coverages and requirements set forth herein as may be required by Lender (including, without limitation, increases to the amount of coverages required herein) or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Subsection 7.1(a). Notwithstanding Lender’s approval of any blanket Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1.

(d) All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as a named insured and, in the case of liability Policies (except for the Policies referenced in Subsections 7.1(a)(v) and (xi)), shall name Lender as an additional insured, as their respective interests may appear, and, in the case of Policies of property insurance (including, but not limited to, terrorism, rent loss, business interruption, boiler and machinery, earthquake and flood insurance), such Policies shall contain a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies of insurance provided for in Subsection 7.1(a) shall:

(i) contain clauses or endorsements to the effect that, with respect to the Policies of property insurance, (1) the following shall in no way affect the validity or enforceability of the Policy insofar as Lender is concerned: (A) any act or negligence of Borrower, of anyone acting for Borrower or of any other Person named as an insured, additional insured and/or loss payee, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof; and (2) the policies shall not be cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium

(ii) contain clauses or endorsements to the effect that, if obtainable by Borrower using commercially reasonable efforts, the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least 30 days’ written notice (via certified mail, postage prepaid, return receipt requested) to Lender and any other party named therein as an insured, except ten (10) days’ notice for non-payment of premium. If the issuers cannot or will not provide notice, the Borrower shall be obligated to provide such notice;

(iii) not contain any clause or provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary. Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums

(iv) Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums; and

(v) with respect to the property, rent loss/business interruption, commercial general liability and umbrella Policies required in Section 7.1(a)(i) through (iii) and (ix), include coverage for acts of terror or similar acts of sabotage.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with fifteen (15) days’ written notice to Borrower (or at any time Lender deems necessary, regardless of prior notice to Borrower, to avoid the lapse of any such coverage) to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(g) In the event of a foreclosure of the Security Instrument or other transfer of title to any Individual Property (or any portion thereof) in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the applicable Individual Property (or any portion thereof) and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(h) As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

(i) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with any Individual Property (or any portion thereof), and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereto) out of such Awards or insurance proceeds.

Section 7.2. Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 7.4 (provided, that, such diligent prosecution of the completion of the Restoration shall be conditioned upon Borrower’s receipt of any Net Proceeds to the extent that Borrower is entitled to such Net Proceeds pursuant to Section 7.4 hereof). Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of any Individual Property (or any portion thereof) and otherwise comply with the provisions of Section 7.4 (provided, that, such diligent prosecution of the completion of the Restoration shall be conditioned upon Borrower’s receipt of any Net Proceeds to the extent that Borrower is entitled to such Net Proceeds pursuant to Section 7.4 hereof). If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing or anything to the contrary contained herein, if, in connection with any Casualty or Condemnation, a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, (a) the applicable Net Proceeds shall be applied to the Debt in accordance with Section 7.4(c) hereof and (b) to the extent that the amount of the applicable Net Proceeds actually applied to the Debt in connection therewith is insufficient under REMIC Requirements, Borrower shall, within five (5) days of demand by Lender, prepay the principal amount of the Debt in accordance with the applicable terms and conditions hereof in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such prepayment, together with any related Interest Shortfall Payment, collectively, the “REMIC Payment”). Lender may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.

Section 7.4. Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i) The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of the total floor area of the Improvements on an Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of the land constituting an Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;

(C) Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws, and the applicable requirements of the Property Documents;

(D) Lender shall be satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(E) Lender shall be satisfied that the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient to cover the cost of the Restoration;

(F) Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the applicable Individual Property will not be less than the fair market value and cash flow of the applicable Individual Property as the same existed immediately prior to the applicable Casualty or Condemnation;

(G) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) eighteen (18) months after the occurrence of such fire or other casualty or taking, subject to extension for Force Majeure delays, (3) the earliest date required for such completion under the terms of any Leases and the Property Documents, (4) such time as may be required under applicable Legal Requirements or (5) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;

(H) Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance reasonably satisfactory to Lender and its counsel pursuant to the provisions of which Borrower and Guarantor shall jointly and severally guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 7.4(b);

(I) the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Property Documents;

(J) the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Property Documents;

(K) the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(L) Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.

(ii) The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.7(b) hereof. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

ARTICLE 8

RESERVE FUNDS

Section 8.1. Immediate Repair Funds.

(a) Borrower shall perform the repairs at the Properties as set forth on Schedule I hereto as “Immediate” or “Short Term 0-1 Years” repairs (all such repairs are hereinafter referred to as “Immediate Repairs”) and shall complete each of such Immediate Repairs on Schedule I hereto within one hundred and eighty (180) days of the Closing Date (provided, that such one hundred and eighty (180) day period may be extended for an additional ninety (90) days provided that Borrower is diligently pursuing such Immediate Repairs). On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Immediate Repair Account”) from sources other than the proceeds of the Loan an amount equal to $67,332.50, such amount representing 115% of the estimated costs of the Immediate Repairs. Amounts deposited pursuant to this Section 8.1 are referred to herein as the “Immediate Repair Funds”.

(b) Lender shall disburse to Borrower the Immediate Repair Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Immediate Repairs to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have received a certificate from Borrower (A) stating that all Immediate Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Immediate Repairs, (B) identifying each Person that supplied materials or labor in connection with the Immediate Repairs to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the cost of the Immediate Repairs exceeds $100,000, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of the Immediate Repairs exceeds $100,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Immediate Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Immediate Repair Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total Immediate Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) Any Immediate Repair Funds remaining on deposit in the Immediate Repair Account after the Debt has been paid in full shall be paid (a) to Mezzanine A Lender to be held by Mezzanine A Lender pursuant to the Mezzanine A Loan Agreement for the same purposes as those described in this Section 8.1, (b) if the Mezzanine A Loan is no longer outstanding, but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be held by Mezzanine B Lender pursuant to the Mezzanine B Loan Agreement for the same purposes as those described in this Section 8.1, or (c) if none of the Mezzanine A Loan or the Mezzanine B Loan is then outstanding, to Borrower.

Section 8.2. FF&E Reserve Funds.

(a) Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “FF&E Reserve Account”) on each Monthly Payment Date an amount equal to four percent (4%) of Gross Rents plus Operating Income (or such greater amount if required by any Management Agreement) of the calendar month occurring two (2) calendar months prior to the calendar month of the Monthly Payment Date on which such deposit is required (the “FF&E Reserve Monthly Deposit”) for FF&E Expenditures. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “FF&E Reserve Funds”. Lender may reassess its estimate of the amount necessary for FF&E Expenditures from time to time and, and may require Borrower to increase the monthly deposits required pursuant to this Section 8.2 upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

(b) Lender shall disburse FF&E Reserve Funds only for FF&E Expenditures. Lender shall disburse to Borrower the FF&E Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the FF&E Expenditures to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are FF&E Expenditures, (B) stating that all FF&E Expenditures at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the FF&E Expenditures, (C) identifying each Person that supplied materials or labor in connection with the FF&E Expenditures to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the cost of any individual FF&E Expenditure exceeds $100,000, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of any individual FF&E Expenditure exceeds $100,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the FF&E Expenditures at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Replacement Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of FF&E Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) Nothing in this Section 8.2 shall (i) make Lender responsible for making or completing the FF&E Expenditures; (ii) require Lender to expend funds in addition to the FF&E Reserve Funds to complete any FF&E Expenditures; (iii) obligate Lender to proceed with the FF&E Expenditures; or (iv) obligate Lender to demand from Borrower additional sums to complete any FF&E Expenditures.

(d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours to inspect the progress of any FF&E Expenditures and all materials being used in connection therewith and to examine all plans and shop drawings relating to such FF&E Expenditures. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e) Any FF&E Reserve Funds remaining on deposit in the FF&E Reserve Account after the Debt has been paid in full shall be paid (a) to Mezzanine A Lender to be held by Mezzanine A Lender pursuant to the Mezzanine A Loan Agreement for the same purposes as those described in this Section 8.2, (b) if the Mezzanine A Loan is no longer outstanding, but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be held by Mezzanine B Lender pursuant to the Mezzanine B Loan Agreement for the same purposes as those described in this Section 8.2, or (c) if none of the Mezzanine A Loan or the Mezzanine B Loan is then outstanding, to Borrower.

Section 8.3. Environmental Remediation Funds.

(a) Borrower shall perform the environmental remediation work at the Properties as set forth on Schedule XI within one hundred and eighty (180) days of the Closing Date (provided, that such one hundred and eighty (180) day period may be extended for an additional ninety (90) days provided that Borrower is diligently pursuing such environmental remediation work) (such environmental remediation work hereinafter referred to as the “Environmental Remediation Work”) and shall complete each item of the Environmental Remediation Work on or before the respective deadline for each item of remediation work as set forth on Schedule XI hereto. On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Environmental Remediation Account”) from sources other than the proceeds of the Loan the amount set forth on such Schedule XI hereto to perform the Environmental Remediation Work, such amount representing 115% of the estimated cost of the Environmental Remediation Work. Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Environmental Remediation Funds”.

(b) Lender shall disburse to Borrower the Environmental Remediation Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Environmental Remediation Work to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have received a certificate from Borrower (A) stating that all Environmental Remediation Work to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Environmental Remediation Work, (B) identifying each Person that supplied materials or labor in connection with the Environmental Remediation Work to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the cost of the Environmental Remediation Work exceeds $100,000, a title search for the applicable Individual Property indicating that the applicable Individual Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of the Environmental Remediation Work exceeds $100,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required Environmental Remediation Work; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Environmental Remediation Work to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Environmental Remediation Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total Environmental Remediation Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) Any Environmental Remediation Funds remaining on deposit in the Environmental Remediation Account after the Debt has been paid in full shall be paid (a) to Mezzanine A Lender to be held by Mezzanine A Lender pursuant to the Mezzanine A Loan Agreement for the same purposes as those described in this Section 8.3, (b) if the Mezzanine A Loan is no longer outstanding, but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be held by Mezzanine B Lender pursuant to the Mezzanine B Loan Agreement for the same purposes as those described in this Section 8.3, or (c) if none of the Mezzanine A Loan or the Mezzanine B Loan is then outstanding, to Borrower

Section 8.4. Hotels Taxes and Custodial Funds. On each Monthly Payment Date, Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Hotel Taxes and Custodial Funds Account”) an amount equal to the estimated Hotel Taxes and Custodial Funds set forth in the Approved Annual Budget for the applicable calendar month in which such Monthly Payment Date occurs (such amount, the “Hotel Taxes and Custodial Funds Monthly Deposit”). Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Hotel Taxes and Custodial Reserve Funds”. Provided no Event of Default has occurred and is continuing, upon Borrower’s written request (which such request may be made no more frequently that once per calendar month), Lender shall disburse the Hotel Taxes and Custodial Reserve Funds to Borrower to pay Hotel Taxes and Custodial Funds due for such calendar month (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement). Any Hotel Taxes and Custodial Reserve Funds remaining on deposit in the Hotel Taxes and Custodial Funds Account after the Debt has been paid in full shall be paid (a) to Mezzanine A Lender to be held by Mezzanine A Lender pursuant to the Mezzanine A Loan Agreement for the same purposes as those described in this Section 8.4, (b) if the Mezzanine A Loan is no longer outstanding, but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be held by Mezzanine B Lender pursuant to the Mezzanine B Loan Agreement for the same purposes as those described in this Section 8.4, or (c) if none of the Mezzanine A Loan or the Mezzanine B Loan is then outstanding, to Borrower.

Section 8.5. Excess Cash Flow Funds. On and after the occurrence and continuance of a Trigger Period, Borrower shall, when available pursuant to Section 9.3 of this Agreement, deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposits” and the amounts on deposit in the Excess Cash Flow Reserve Account being herein referred to as the “Excess Cash Flow Funds”). Provided no Event of Default has occurred and is continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be disbursed to Borrower upon the expiration of all Trigger Periods in accordance with the applicable terms and conditions hereof.

Section 8.6. Tax and Insurance Funds. In addition to the initial deposits with respect to Taxes and, if applicable, Insurance Premiums made by Borrower to Lender on the Closing Date to be held in Eligible Accounts by Lender or Servicer and hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on the Tax Payment Date (the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in the Insurance Account (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event Lender shall elect, after the Closing Date, to collect payments in escrow for Insurance Premiums, Borrower shall make a True Up Payment with respect to the same into the applicable Reserve Account. Additionally, if, at any time, Lender determines that amounts on deposit in or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, either return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds.

Section 8.7. Ground Rent Funds. In addition to the initial deposits with respect to Ground Rent made by Borrower to Lender on the Closing Date to be held in Eligible Accounts by Lender or Servicer and hereinafter respectively referred to as the “Ground Rent Account”, on each Monthly Payment Date, Borrower shall pay (or cause to be paid) to Lender one-twelfth of an amount which would be sufficient to pay the Ground Rent payable, or estimated by Lender, in its reasonable discretion, to be payable during the ensuing twelve (12) months, under the Ground Lease in order to pay installments of Ground Rent at least thirty (30) days prior to the due date for such Ground Rent (the “Monthly Ground Rent Deposit”), which such deposits shall be held in the Ground Rent Account (amounts held in the Ground Rent Account are hereinafter referred to as the “Ground Rent Funds”). Additionally, if, at any time, Lender determines, in its reasonable discretion, that amounts on deposit in or scheduled to be deposited in the Ground Rent Account will be insufficient to pay all Ground Rent due under the Ground Lease at least ten (10) Business Days prior to the due date for such Ground Rent, Borrower shall make a True Up Payment with respect to such insufficiency into the Ground Rent Account. Borrower agrees to promptly notify Lender of any changes to the amounts, schedules and instructions for payment of any Ground Rent of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Ground Rent directly from the landlord under such applicable Ground Lease. Provided there are sufficient amounts in the Ground Rent Account and no Event of Default exists, Lender shall be obligated to pay the Ground Rent as it becomes due on its respective due dates on behalf of Borrower by applying the Ground Rent Funds to the payment of such Ground Rent. Any Ground Rent Funds remaining on deposit in the Ground Rent Account after the Debt has been paid in full shall be paid (a) to Mezzanine A Lender to be held by Mezzanine A Lender pursuant to the Mezzanine A Loan Agreement for the same purposes as those described in this Section 8.7, (b) if the Mezzanine A Loan is no longer outstanding, but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be held by Mezzanine B Lender pursuant to the Mezzanine B Loan Agreement for the same purposes as those described in this Section 8.7, or (c) if none of the Mezzanine A Loan or the Mezzanine B Loan is then outstanding, to Borrower.

Section 8.8. SRO Conversion Account.

(a) On each Monthly Payment Date occurring on and after the occurrence of an SRO Trigger Event, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “SRO Conversion Account”) on each Monthly Payment Date an amount equal to $250,000 (the “SRO Conversion Monthly Deposit”) for SRO Unit Conversion Work until an aggregate amount equal to $1,750,000 has been deposited into the SRO Conversion Account. Amounts deposited pursuant to this Section 8.8 are referred to herein as the “SRO Conversion Funds”.

(b) Lender shall disburse SRO Conversion Funds only with respect to SRO Unit Conversion Work. Lender shall disburse to Borrower the SRO Conversion Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the SRO Unit Conversion Work to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are SRO Unit Conversion Work, (B) stating that all SRO Unit Conversion Work at the Hudson Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the SRO Unit Conversion Work, (C) identifying each Person that supplied materials or labor in connection with the SRO Unit Conversion Work to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the cost of any item of SRO Unit Conversion Work exceeds $100,000, a title search for the Hudson Property indicating that the Hudson Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of any item of SRO Unit Conversion Work exceeds $100,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the SRO Unit Conversion Work at the Hudson Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse SRO Conversion Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of SRO Conversion Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) Nothing in this Section 8.8 shall (i) make Lender responsible for making or completing the SRO Unit Conversion Work; (ii) require Lender to expend funds in addition to the SRO Conversion Funds to complete any SRO Unit Conversion Work; (iii) obligate Lender to proceed with the SRO Unit Conversion Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any SRO Unit Conversion Work.

(d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Hudson Property during normal business hours to inspect the progress of any SRO Unit Conversion Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such SRO Unit Conversion Work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e) Any SRO Conversion Funds remaining on deposit in the SRO Conversion Account after the Debt has been paid in full shall be paid (a) to Mezzanine A Lender to be held by Mezzanine A Lender pursuant to the Mezzanine A Loan Agreement for the same purposes as those described in this Section 8.8, (b) if the Mezzanine A Loan is no longer outstanding, but the Mezzanine B Loan is outstanding, to Mezzanine B Lender to be held by Mezzanine B Lender pursuant to the Mezzanine B Loan Agreement for the same purposes as those described in this Section 8.8, or (c) if none of the Mezzanine A Loan or the Mezzanine B Loan is then outstanding, to Borrower.

Section 8.9. Seasonality Reserve Account.

(a) Borrower shall deposit into an Eligible Account held by Lender or Servicer (i) on the Closing Date, the sum of $2,000,000 and (ii) when available pursuant to Section 9.3 hereof, all Post Reserve and Mezzanine Excess Cash Flow until an amount equal to $2,000,000 is then on deposit in the Seasonality Reserve Account (the “Seasonality Reserve Cap”). Such amounts shall hereinafter be referred to as the “Seasonality Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Seasonality Reserve Account”.

(b) Provided no Event of Default has occurred and is continuing, Lender shall, on the applicable Monthly Payment Date, withdraw sums on deposit in the Seasonality Reserve Account and use the same to satisfy (in whole or in part) Borrower’s obligations hereunder to make payments of shortfalls in Debt Service, payments of shortfalls in Mezzanine A Debt Service, payments of shortfalls in Mezzanine B Debt Service, payments of shortfalls with respect to deposits to any Reserve Fund and payments of shortfalls in Operating Expenses set forth on the Approved Annual Budget; provided, that upon the occurrence and continuance of a Trigger Period, the maximum amount that may be disbursed from the Seasonality Reserve Account shall not exceed the lesser of (i) an aggregate amount, together with all previous disbursements from the Seasonality Reserve Account during a Trigger Period, equal to $3,000,000 and (ii) the shortfall amount as set forth in the Approved Annual Budget.

Section 8.10. The Accounts Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.10 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder, in each case, as reasonably determined by Lender.

(b) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d) The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Upon Lender’s request, Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender. In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.

(g) Interest accrued on any Account other than an Interest Bearing Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender. Funds deposited in the Interest Bearing Accounts shall be invested in Permitted Investments as provided for in Section 8.10(h) hereof. Interest accrued, if any, on sums on deposit in the Interest Bearing Accounts shall be remitted to and become part of the applicable Account. All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(h) Sums on deposit in the Interest Bearing Accounts shall, upon Borrower’s written request, be invested in Permitted Investments selected by Lender or Servicer provided (i) such investments are then regularly offered by Lender (or Servicer on behalf of Lender) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Lender may only offer as an investment opportunity the right to place funds on deposit in the applicable Accounts in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Interest Bearing Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing. All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Lender (or Servicer on behalf of Lender) to hold any income earned from the aforementioned Permitted Investments as part of the applicable Interest Bearing Account. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Interest Bearing Accounts shall be permitted. Lender shall not be liable for any loss sustained on the investment of any funds in the Interest Bearing Accounts.

(i) Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all reasonable out-of-pocket fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be reasonably assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

Section 8.11. Letters of Credit.

(a) This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds.

(b) Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

ARTICLE 9

CASH MANAGEMENT

Section 9.1. Establishment of Certain Accounts.

(a) Borrower shall, simultaneously herewith, establish an Eligible Account (the “Restricted Account”) pursuant to the Restricted Account Agreement in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to the Cash Management Account.

(b) Simultaneously herewith, Lender, on Borrower’s behalf, shall establish an Eligible Account (the “Cash Management Account”) with Lender or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Lender. Simultaneously herewith, Lender, on Borrower’s behalf, shall also establish with Lender or Servicer an Eligible Account into which Borrower shall deposit, or cause to be deposited the amounts required for the payment of Debt Service under the Loan (the “Debt Service Account”).

(c) Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer (in its capacity as administrator of the Cash Management Account and the Reserve Accounts) for all fees, charges, costs and expenses in connection with the Cash Management Account and the Reserve Accounts, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer (in its capacity as administrator of the Cash Management Account and the Reserve Accounts) in connection with the administration of the Cash Management Account and the Reserve Accounts and the actual out-of-pocket fees and expenses of legal counsel to Lender and Servicer (in its capacity as administrator of the Cash Management Account and the Reserve Accounts) as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer (in its capacity as administrator of the Cash Management Account and the Reserve Accounts) under this Agreement with respect to the Cash Management Account and the Reserve Accounts.

Section 9.2. Deposits into the Restricted Account; Maintenance of Restricted Account.

(a) Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager and/or Special Manager to, within one (1) Business Day of receipt thereof deposit all revenue derived from the Property and received by Borrower, Special Manager or Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Manager and Special Manager to within one (1) Business Day of receipt thereof deposit (A) all revenue derived from the Property collected by Manager and Special Manager, if any, pursuant to the Management Agreement and the Special Management Agreement, as applicable (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement and to Borrower by Special Manager pursuant to the Special Management Agreement (or otherwise in connection with the Property) into the Restricted Account; (iii) (A) on or before the Closing Date, Borrower shall have sent (and hereby represents that it has sent) notices (each such notice, a “Direction Notice”), substantially in the forms of Exhibit A-1 and Exhibit A-2 attached hereto (as applicable), to (1) all Tenants now occupying space at the Property directing them to pay all rent and other sums due under the Lease or SRO Arrangement to which they are a party into the Restricted Account until such time as the Debt has been repaid in full in accordance with the terms hereof and (2) each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s or other credit card agreements (any such agreement, a “Credit Card Agreement”) directing them to pay by wire transfer or the ACH System to the Restricted Account all payments which would otherwise be paid to Borrower or Manager under the applicable credit-card processing agreement until such time as the Debt has been repaid in full in accordance with the terms hereof, (B) simultaneously with the execution of any Lease or Credit Card Agreement entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease and under each SRO Arrangement and each credit card company or credit card clearing bank party to each such Credit Card Agreement a Direction Notice and (C) Borrower shall continue to send the aforesaid Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Lender’s prior written consent.

(b) Borrower shall maintain the Restricted Account for the term of the Loan, which Restricted Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Restricted Account Agreement). The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender. Borrower hereby grants to Lender a first-priority security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Restricted Account. Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof. All costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the Restricted Account shall be deemed additional security for the Debt. Borrower shall pay all sums due under and otherwise comply with the Restricted Account Agreement. Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Lender. The Restricted Account Agreement shall provide (and Borrower shall provide) Lender online access to bank and other financial statements relating to the Restricted Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Lender shall have the right to cause the Restricted Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Restricted Account. Lender shall provide Borrower with prompt written notice of any such renaming of the Restricted Account. Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. The Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Lender on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.2 in the name of Borrower in the event Borrower fails to do the same. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Section 9.3. Disbursements from the Cash Management Account. On a weekly basis (and on each Monthly Payment Date), Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority (provided that no Event of Default has occurred and is continuing):

(a) First, payment to or as directed by Borrower in an amount equal to twenty-five percent (25%) of the Operating Expenses for the current calendar month solely with respect to payroll (including payroll costs associated with “cluster services” that are directly allocable to the Properties), utilities and ordinary course trade payments, in each instance as set forth in the Approved Annual Budget (the “Initial OpEx Disbursement”);

(b) Second, funds sufficient to pay the Hotels Taxes and Custodial Funds Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Hotel Taxes and Custodial Reserve Funds Account;

(c) Third, funds sufficient to pay the Monthly Ground Rent Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Ground Rent Account;

(d) Fourth, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;

(e) Fifth, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;

(f) Sixth, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;

(g) Seventh, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date shall be deposited in the Debt Service Account;

(h) Eighth, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Lender;

(i) Ninth, payment to or as directed by Borrower in an amount equal to (A) Operating Expenses for the then current calendar month as set forth on the Approved Annual Budget less (B) the Initial OpEx Disbursement paid to or as directed by Borrower pursuant to Section 9.3(a) above plus (C) any variances, extraordinary expenses and other operating items approved by Lender;

(j) Tenth, funds sufficient to pay the FF&E Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the FF&E Reserve Account;

(k) Eleventh, provided no Event of Default has occurred and is continuing, funds sufficient to pay the Mezzanine A Debt Service (including interest accruing at the Default Rate (as defined in the Mezzanine A Loan Agreement)) due on the then applicable Monthly Payment Date shall be deposited with or as directed by the Mezzanine A Lender;

(l) Twelfth, provided no Event of Default has occurred and is continuing and no Mezzanine A Event of Default has occurred and is continuing, funds sufficient to pay the Mezzanine B Debt Service (including interest accruing at the Default Rate (as defined in the Mezzanine B Loan Agreement)) due on the then applicable Monthly Payment Date shall be deposited with or as directed by the Mezzanine B Lender;

(m) Intentionally omitted;

(n) Thirteenth, all amounts remaining in the Cash Management Account after deposits for items (a) through (m) above (the “Post Reserve and Mezzanine Excess Cash Flow”) shall be deposited into the Seasonality Reserve Account until an amount equal to the Seasonality Reserve Cap in then on deposit in the Seasonality Reserve Account;

(o) Fourteenth, to the extent that an SRO Trigger Event has occurred and is continuing, funds sufficient to pay the SRO Conversion Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the SRO Conversion Reserve Account; and

(p) Fifteenth, all amounts remaining in the Cash Management Account after deposits for items (a) through (o) above (“Excess Cash Flow”) shall (i) to the extent that a Trigger Period has occurred and is continuing, be deposited into the Excess Cash Flow Account and (ii) to the extent that no Trigger Period exists, be disbursed to Borrower.

All transfers of funds from the Cash Management Account or other sources to or for the benefit of the Mezzanine Lenders or the Mezzanine Borrowers pursuant to this Agreement or any of the other Loan Documents are intended by Borrower and the Mezzanine Borrower to constitute and shall constitute distributions from Borrower to the applicable Mezzanine Borrower of such funds. No provision of the Loan Documents shall create a debtor-creditor relationship between Borrower and the Mezzanine Lenders.

Section 9.4. Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate.

Section 9.5. Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1. Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (B) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid when due and such non-payment pursuant to this clause (B) continues for five (5) Business Days following notice to Borrower that the same is due and payable or (C) any other portion of the Debt is not paid when due and such non-payment pursuant to this clause (C) continues for five (5) Business Days following notice to Borrower that the same is due and payable;

(b) if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (A) sums sufficient to pay the Taxes or Other Charges in question had been reserved hereunder prior to the applicable due date for the Taxes or Other Charges in accordance with the terms of this Agreement and Lender failed to pay the Taxes or Other Charges in question when required hereunder, (B) Lender’s access to such sums was not restricted or constrained in any manner and (C) no Event of Default was continuing;

(c) if (A) the Policies are not kept in full force and effect or (B) if evidence of the same is not delivered to Lender upon request when required pursuant to the applicable provisions of this Agreement and such failure pursuant to this clause (B) shall continue for five (5) Business Days following notice to Borrower of such failure;

(d) if any of the representations or covenants contained in Article 5 are breached or violated; provided, that, (A) with respect to any failure to comply with the requirements relating to trade and operational indebtedness and Permitted Equipment Leases set forth in Section 5.1(a)(vii) hereof, it shall only be an Event of Default if Borrower does not cure such failure within ten (10) days after notice thereof from Lender to Borrower and provided further, (B) except as provided in (A) of this clause (d) with respect to trade and operational indebtedness and Permitted Equipment Leases, any such breach shall not constitute an Event of Default (1) if such breach is inadvertent and non-recurring, (2) if such breach is curable, Borrower shall promptly cure such breach within thirty (30) days after such breach occurs and (3) upon the written request of Lender, Borrower shall promptly deliver to Lender a New Non-Consolidation Opinion to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Non-Consolidation Opinion, which opinion and the counsel delivering such opinion shall be acceptable to Lender in its sole discretion;

(e) if a Prohibited Transfer shall occur or any representation or covenants contained in Section 6.6 hereof is breached or violated;

(f) if any of the representations or covenants contained in Section 3.33, Section 3.34, Section 3.35, Section 3.37, Section 3.38, Section 3.39, Section 3.40, Section 4.22, Section 4.23, Section 4.24, Section 4.25 or Section 4.26 hereof or if the Property Document Provisions are breached or violated and such breach or violation, to the extent that the same is susceptible of being cured, shall continue for ten (10) Business Days following notice to Borrower of such failure;

(g) if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any respect sufficient to result in a Material Adverse Effect when made; provided, however, if such untrue representation or warranty is susceptible of being cured, such breach shall not constitute an Event of Default if Borrower or Guarantor, as applicable, shall cure such representation or warranty within thirty (30) days of receipt of notice from Lender;

(h) if (i) Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or Guarantor or any managing member or general partner of Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or Guarantor or any managing member or general partner of Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or Guarantor shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, any SPE Component Entity, any Affiliated Manager, any Hudson Intermediate Entity or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) any Restricted Party is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

(i) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(j) if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(k) if any federal tax lien is filed against Borrower, any SPE Component Entity, any Hudson Intermediate Entity, Guarantor or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(l) if Borrower shall fail to deliver to Lender, within ten (10) Business Days after request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof;

(m) if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(n) if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect; provided any such breach shall not constitute an Event of Default (1) if such breach is inadvertent and non-recurring, (2) if such breach is curable, Borrower shall promptly cure such breach within thirty (30) days after such breach occurs and (3) upon the written request of Lender, Borrower shall promptly deliver to Lender a New Non-Consolidation Opinion to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Non-Consolidation Opinion, which opinion and the counsel delivering such opinion shall be acceptable to Lender in its sole discretion;

(o) if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder and such default gives Manager the right to terminate the Management Agreement or if the Management Agreement is canceled, terminated or surrender, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrendered, expiration or cessation, enters into a Qualified Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(p) if Borrower fails to appoint a New Manager when required pursuant to this Agreement and/or fails to comply with any limitations on instructing the Manager and/or Special Manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement, the Assignment of Management Agreement, the Assignment of Special Management Agreement and the Security Instrument;

(q) if any representation and/or covenant herein relating to ERISA matters is breached;

(r) if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents in any material respect beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, to the extent that Lender’s consent is required pursuant to this Agreement, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms without Lender’s consent (to the extent that Lender’s consent is required pursuant to this Agreement), unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs;

(s) if (A) the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement shall fail to any time to be in full force and effect or (B) Borrower shall otherwise fail to comply with the terms and conditions of Section 2.8 hereof and such failure pursuant to this clause (B) shall continue for ten (10) Business Days following notice to Borrower;

(t) if, without Lender’s consent, any liquor license, hotel license, and/or other material Permit relating to any Individual Property ceases to be in full force and effect and, in each instance, such failure shall continue for thirty (30) days following notice to Borrower;

(u) if any of the provisions contained in Section 7(a)(ii), Section 7(a)(iii) or Section 7(b) of any Assignment of Management Agreement is breached or violated;

(v) if Borrower ceases to operate a hotel on any Individual Property or terminates such business for any reason whatsoever;

(w) other than pursuant to Section 2.7(b) hereof, if any prepayment of any Mezzanine Loan is made at any time (unless such prepayment of the Mezzanine Loan is made on a pro-rata basis with the Loan and each other Mezzanine Loan);

(x) if, prior to obtaining a final certificate of occupancy with respect to the Hudson Property, Borrower shall fail to maintain a temporary certificate of occupancy with respect to the Hudson Property;

(y) if Borrower or Manager fails to make any required contributions related to employees covered by the CBA Multiemployer Plans after Borrower and/or Manager is notified in writing of a failure to make any required contributions related to employees covered by the CBA Multiemployer Plans and Borrower and/or Manager fails to cure any deficiency or contest the same within sixty (60) days of such notice and Lender reasonably determines that such failure to make such required contribution would result in a Material Adverse Effect;

(z) if (A) a default has occurred and continues beyond any applicable cure period under any Operating Lease, (B) any Operating Lease is amended, modified or terminated in violation of the terms of this Agreement or (C) Borrower fails to enforce any of the terms and provisions of the Operating Lease;

(aa) With respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (z) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days; or

(bb) if any default shall exist under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(h) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(h) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(d) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e) Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property (or any portion thereof) or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

(f) Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11

SECONDARY MARKET

Section 11.1. Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b) If requested by Lender, each of Borrower and Guarantor shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) provide (A) updated financial and other information with respect to the Property (or any portion thereof), the business operated at the Property (or any portion thereof), Borrower, Mezzanine Borrower, Guarantor, SPE Component Entity, any Hudson Intermediate Entity and Manager, (B) updated budgets relating to the Property, (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (or any portion thereof) (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies and (D) revisions to and other agreements with respect to the Property Documents in form and substance acceptable to Lender and the Rating Agencies;

(ii) provide new and/or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property (or any portion thereof), Property Documents, Borrower, Mezzanine Borrowers and Borrower’s Affiliates, which counsel and opinions shall be satisfactory in form and substance to the Rating Agencies and reasonably satisfactory in form and substance to Lender;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv) execute such amendments to the Loan Documents, the Mezzanine Loan Documents, the Property Documents and Borrower’s, Mezzanine Borrower’s, any Hudson Intermediate Entity’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) to amend and/or supplement the Independent Director provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) further bifurcating the Loan (including, without limitation, Note A and/or Note B) into two or more additional components, re-allocating the Loan (including, without limitation, Note A and/or Note B) among existing components or existing Notes, reducing the number of components of the Loan or of any Note and/or creating additional separate notes and/or creating additional senior/subordinate note structure(s), including, without limitation, re-allocating the principal amounts of the Loan, Note A, Note B, the Mezzanine A Loan and the Mezzanine B Loan (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower and/or Guarantor shall not be required to so modify or amend any Loan Document if such modification or amendment would change any material economic or material non-economic term, including the interest rate or the stated maturity (except as provided in subclause (C) above), except in connection with a Loan Bifurcation which may result in varying interest rates but will have the same initial weighted average coupon of the original Note (except following an Event of Default or any principal payments received on the Loan).

(c) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property (or any portion thereof) alone or the Property (or any portion thereof) and Related Properties collectively, will be a Significant Obligor, Borrower and Guarantor shall furnish to Lender, upon request, any information not already in Lender’s possession required under Item 1112(a) of Regulation AB together with (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that without limiting the obligations of Borrower or Guarantor pursuant to any other provision of this Agreement, Borrower and Guarantor shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower and Guarantor shall furnish to Lender financial data and/or financial statements (including any such data or statements as may be required under Regulation AB) for any tenant of the Property (or any portion thereof) if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(d) All financial data and statements provided by Borrower and Guarantor hereunder shall be prepared in accordance with the Approved Accounting Method, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in this Section shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and statements (audited or unaudited) provided by Borrower and Guarantor under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).

(e) If requested by Lender, Borrower and Guarantor shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(f) In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower and Guarantor shall promptly provide, such other financial data and financial statements as Lender reasonably determines to be necessary or appropriate for such compliance.

(g) Notwithstanding anything herein to the contrary, Lender shall pay the reasonable and out-of-pocket fees and expenses of Borrower with respect to Borrower’s compliance with this Section 11.1; provided, that, Borrower shall be responsible for the payment of (i) Borrower’s legal fees with respect to compliance with the terms of this Section 11.1, and (ii) all of Borrower’s costs and expenses with respect to Borrower’s compliance with Regulation AB or any amendment, modification or replacement thereto.

Section 11.2. Disclosure.

(a) Each of Borrower and Guarantor (on their own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, Guarantor, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b) Borrower and Guarantor shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates may become subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading and (y) after a Securitization, any indemnity obligations incurred by Lender or Servicer in connection with any Rating Agency Confirmation.

(c) Borrower and Guarantor shall provide in connection with each of (i) a preliminary and a final private placement memorandum, offering memorandum or offering circular, (ii) a free writing prospectus, (iii) a preliminary and final prospectus or prospectus supplement or (iv) a term sheet, as applicable, an agreement (A) certifying that Borrower and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Mezzanine Borrower, Borrower Affiliates, the Properties, Manager, Guarantor, the Property Documents, the Operating Leases, the Management Agreements, the Special Management Agreement, the CBA Multiemployer Plans, the Union Documents, the SRO Arrangements, the terms of the Loan Documents, the terms of the Mezzanine Loan Documents, the use of Loan and Mezzanine Loan proceeds and all other aspects of the Loan and the Mezzanine Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”) or is otherwise acting as “depositor” of the Securitization, each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(d) In connection with filings under Exchange Act and/or the Securities Act, Borrower and Guarantor shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(e) Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.

After notice from such Indemnifying Person to such Indemnified Person of its election to so assume the defense of such claim or action, such Indemnifying Person shall not be liable to such Indemnified Person for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, unless, (1) if the defendants in any such action include both an Indemnified Person and any of the Indemnifying Persons and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different from or additional to those available to an Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person at the expense of the Indemnifying Persons, (2) the Indemnifying Person shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the action (provided that the Indemnified Person has provided the Indemnifying Person with ten (10) days prior written notice that it intends to exercise its rights pursuant to this clause (2) and the Indemnifying Person has not employed counsel reasonably satisfactory to the Indemnified Person within such 10-day period), or (3) the Indemnifying Person has authorized in writing the employment of counsel of the Indemnified Person at the expense of the Indemnifying Person.

Without the prior written consent of the applicable Indemnified Persons, no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless (i) such Indemnifying Person shall have given the Indemnified Persons reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person from all liability arising out of such claim, action, suit or proceedings and (ii) such settlement, compromise or judgment does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person(s) without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel to which the Indemnified Person is entitled pursuant to this Agreement, the Indemnifying Person shall be liable for any settlement, compromise or entry of a judgment in connection with any proceeding effected without its written consent if (i) such settlement, compromise or judgment is entered into or entered, as applicable, more than ninety (90) days after receipt by the Indemnifying Person of such request, (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement, compromise or judgment, and (iii) such settlement, compromise or judgment does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of any such Indemnifying Person; provided, that the Indemnified Person has provided the Indemnifying Person with five (5) Business Days prior notice of its intent to exercise its rights under this sentence.

The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Agreement is judicially determined to be unenforceable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Agreement), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the foregoing, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by such Indemnified Persons in connection with the closing of the Loan or the Securitization.

The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Agreement shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Agreement.

(f) The liabilities and obligations of each of Borrower, Guarantor and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. Failure by Borrower, Guarantor and/or any other Borrower Party to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein and/or as otherwise required by Lender shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default. Borrower (on its own behalf and on behalf of each Borrower Party) hereby expressly authorizes and appoints Lender its attorney-in-fact to take any actions required of any Borrower Party under Sections 11.1, 11.2 and/or 11.6 in the event any Borrower Party fails to do the same, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Notwithstanding anything to the contrary contained herein, (i) except as may otherwise expressly provided to the contrary in this Article 11, each Borrower Party shall bear its own cost of compliance with this Article (including, without limitation, the costs of any ongoing financial reporting or similar provisions contained herein) and (ii) to the extent that the timeframes for compliance with such ongoing financial reporting and similar provisions are shorter than the timeframes allowed for comparable reporting obligations under Section 4.12 hereof (if any), the timeframes under this Article 11 shall control.

Section 11.3. Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4. Servicer. At the option of Lender, the Loan may be serviced by a servicer/special servicer/trustee selected by Lender (collectively, the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer. Without limitation of any other provision contained herein, Borrower shall be liable for the costs and expenses of Lender incurred with respect to any Servicer, including, without limitation, any initial set up costs and fees and ongoing monthly costs and fees, in each case, charged by such Servicer.

Section 11.5. Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder as a result of a request by Borrower (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6. Mezzanine Option. Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate (except, with respect to such mezzanine loan, following an Event of Default or with respect to any prepayment of the mortgage loan pursuant to Section 2.7(b) hereof and except, with respect to such mortgage loan, following an Event of Default or with respect to any principal payments received on the mortgage loan) and (iii) the Allocated Loan Amounts shall be allocated between such mortgage loan and such mezzanine loan on a pro rata basis. Borrower shall cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower, any Hudson Intermediate Entity’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies (provided, that, any such amendment shall not change any material economic or material non-economic term, including the interest rate or the stated maturity (except as provided in clause (ii) of the immediately preceding sentence), (ii) creating one or more Single Purpose Entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies. Notwithstanding anything herein to the contrary, Lender shall pay the reasonable and out-of-pocket fees and expenses of Borrower with respect to Borrower’s compliance with this Section 11.6; provided, that, Borrower shall be responsible for the payment of Borrower’s legal fees with respect to compliance with the terms of this Section 11.6.

Section 11.7. Registered Form. The Servicer, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Loan Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Loan Register. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and Servicer will update the Loan Register to reflect the transfer. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Loan Register and Participant Register shall be conclusive. The Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, and the Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower acknowledges that the Notes are in registered form and may not be transferred except by register.

Section 11.8. Syndication. Without limiting Lender’s rights under Section 11.1, the provisions of this Section 11.8 shall only apply in the event that the Loan is syndicated in accordance with the provisions of this Section 11.8 set forth below.

(a) Sale of Loan, Co-Lenders, Participations and Servicing.

(i) Lender and any Co-Lender may, at their option, without Borrower’s consent (but with notice to Borrower), sell with novation all or any part of their right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders (each a “Co-Lender”). Each additional Co-Lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of Lender’s or Co-Lender’s rights and obligations under the Loan, and pursuant to which the additional Co-Lender accepts such assignment and assumes the assigned obligations. From and after the effective date specified in the Assignment and Assumption (i) each Co-Lender shall be a party hereto and to each Loan Document to the extent of the applicable percentage or percentages set forth in the Assignment and Assumption and, except as specified otherwise herein, shall succeed to the rights and obligations of Lender and the Co-Lenders hereunder and thereunder in respect of the Loan, and (ii) Lender, as lender and each Co-Lender, as applicable, shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and under the Loan Documents.

(ii) The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and Lender’s and each Co-Lender’s obligations to Borrower under this Agreement shall be reduced by the amount of each such Assignment and Assumption. Neither Lender nor any Co-Lender shall be responsible for the obligations of any other Co-Lender. Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan.

(iii) Borrower agrees that it shall, in connection with any sale of all or any portion of the Loan, whether in whole or to an additional Co-Lender or Participant, within ten (10) Business Days after requested by Agent, furnish Agent with the certificates required under Sections 4.12 and 4.13 hereof and such other information as reasonably requested by any additional Co-Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Loan.

(iv) Citi (or an Affiliate of Citi) shall act as administrative agent for itself and the Co-Lenders (together with any successor administrative agent, the “Agent”) pursuant to this Section 11.8. Borrower acknowledges that Citi, as Agent, shall have the sole and exclusive authority to execute and perform this Agreement and each Loan Document on behalf of itself, as a Lender and as agent for itself and the Co-Lenders subject to the terms of the Co-Lending Agreement. Each Lender acknowledges that Citi, as Agent, shall retain the exclusive right to grant approvals and give consents with respect to all matters requiring consent hereunder. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Citi as Agent to bind Citi and the Co-Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement or the Co-Lending Agreement be subject to the consent or direction of some or all of the Co-Lenders. Citi may resign as Agent of the Co-Lenders, in its sole discretion, or if required to by the Co-Lenders in accordance with the term of the Co-Lending Agreement, in each case without the consent of but upon prior written notice to Borrower. Upon any such resignation, a successor Agent shall be determined pursuant to the terms of the Co-Lending Agreement. The term Agent shall mean any successor Agent.

(v) Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein (and in the Co-Lending Agreement) and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement, the Co-Lending Agreement, or any other Loan Document, or otherwise exist against Agent.

(vi) Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more Assignments and Assumption, Citi, as Agent, shall have the same rights and powers under this Agreement as any other Co-Lender and may exercise the same as though it were not Agent, respectively. The term “Co-Lender” or “Co-Lenders” shall, unless otherwise expressly indicated, include Citi in its individual capacity. Citi and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(vii) If required by any Co-Lender, Borrower hereby agrees to execute supplemental notes in the principal amount of such Co-Lender’s pro rata share of the Loan substantially in the form of the Note, and such supplemental note shall (i) be payable to order of such Co-Lender, (ii) be dated as of the Closing Date, and (iii) mature on the Maturity Date. Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Note and not any new or additional indebtedness of Borrower. The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes.

(viii) Citi, as Agent, shall maintain at its domestic lending office or at such other location as Citi, as Agent, shall designate in writing to each Co-Lender and Borrower a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Co-Lenders, the amount of each Co-Lender’s proportionate share of the Loan and the name and address of each Co-Lender’s agent for service of process (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Citi, as Agent, and the Co-Lenders may treat each person or entity whose name is recorded in the Register as a Co-Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection and copying by Borrower or any Co-Lender during normal business hours upon reasonable prior notice to the Agent. A Co-Lender may change its address and its agent for service of process upon written notice to Lender, as Agent, which notice shall only be effective upon actual receipt by Citi, as Agent, which receipt will be acknowledged by Citi, as Agent, upon request.

(ix) Notwithstanding anything herein to the contrary, any financial institution or other entity may be sold a participation interest in the Loan by Lender or any Co-Lender without Borrower’s consent (such financial institution or entity, a “Participant”). No Participant shall have any rights under this Agreement, the Note or any of the Loan Documents and the Participant’s rights in respect of such participation shall be solely against Lender or Co-Lender, as the case may be, as set forth in the participation agreement executed by and between Lender or Co-Lender, as the case may be, and such Participant. Borrower may rely conclusively on the actions of Citi as Agent to bind Lender and any Participant, notwithstanding that the particular action in question may, pursuant to this Agreement or any participation agreement be subject to the consent or direction of some or all of the Participants. No participation shall relieve Lender or Co-Lender, as the case may be, from its obligations hereunder or under the Note or the Loan Documents and Lender or Co- Lender, as the case may be, shall remain solely responsible for the performance of its obligations hereunder.

(x) Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

(b) Cooperation in Syndication.

(i) Each of Borrower and Guarantor agrees to reasonably assist Lender in completing a Syndication satisfactory to Lender. Such assistance shall include (i) direct contact between senior management and advisors of Borrower and Guarantor and the proposed Co-Lenders, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with Lender, of one or more meetings of prospective Co-Lenders or with the Rating Agencies, (iv) the delivery of appraisals satisfactory to Lender if required, and (v) working with Lender to procure a rating for the Loan by the Rating Agencies.

(ii) Lender shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Co-Lenders and the amount and distribution of fees among the Co-Lenders. To assist Lender in its Syndication efforts, each of Borrower and Guarantor agrees promptly to prepare and provide to Lender all information with respect to Borrower, Mezzanine Borrowers, Manager, Guarantor, any SPE Component Entity (if any), any Hudson Intermediate Entity and the Property (or any portion thereof) contemplated hereby, including all financial information and projections (the “Projections”), as Lender may reasonably request in connection with the Syndication of the Loan. Each of Borrower and Guarantor hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lender by Borrower, Guarantor or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lender by Borrower, Guarantor or any of their representatives have been or will be prepared in good faith based upon reasonable assumptions. Each of Borrower and Guarantor understands that in arranging and syndicating the Loan, Lender, the Co-Lenders and, if applicable, the Rating Agencies, may use and rely on the Information and Projections without independent verification thereof.

(iii) If required in connection with the Syndication, each of Borrower and Guarantor hereby agrees to:

(A) amend the Loan Documents to give Lender the right, at Borrower’s sole cost and expense, to have the Property reappraised on an annual basis;

(B) deliver updated financial and operating statements and other information reasonably required by Lender to facilitate the Syndication;

(C) deliver reliance letters reasonably satisfactory to Lender with respect to the environmental assessments and reports delivered to Lender prior to the Closing Date, which will run to Lender, any Co-Lender and their respective successors and assigns;

(D) execute modifications to the Loan Documents required by the Co- Lenders, provided that such modification will not (except as set forth in clause (E) below), change any material or economic terms of the Loan Documents, or otherwise materially increase the obligations or materially decrease the rights of Borrower and Guarantor pursuant to the Loan Documents; and

(E) if Lender elects, in its sole discretion, prior to or upon a Syndication, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, principal amounts, payment priorities and maturities, Borrower and Guarantor agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the applicable Interest Rate (except following an Event of Default or any principal payments received on the Loan).

Borrower shall be responsible for payments of its legal fees incurred in connection with compliance with the requests made under this Section.

(c) Limitation of Liability. No claim may be made by Borrower, or any other Person against Agent, Lender or any Co-Lenders or the Affiliates, directors, officers, employees, attorneys or agent of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) No Joint Venture. Notwithstanding anything to the contrary herein contained, neither Agent, Lender nor any Co-Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower.

(e) Voting Rights of Co-Lenders. Borrower acknowledges that the Co-Lending Agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision.

(f) Notwithstanding anything herein to the contrary, Lender shall pay the reasonable and out-of-pocket fees and expenses of Borrower with respect to Borrower’s compliance with this Section 11.8; provided, that, Borrower shall be responsible for the payment of Borrower’s legal fees with respect to compliance with the terms of this Section 11.8.

Section 11.9. Uncross of Properties.

(a) Borrower agrees that at any time Lender shall have the unilateral right to elect to, from time to time, uncross any of the Properties (such uncrossed Property or Properties, collectively, the “Affected Property” and the remaining Property or Properties, collectively, the “Unaffected Property”) in order to separate the Loan from the portion of the Debt to be secured by the Affected Property (such portion of the Debt to be secured by the Affected Property, the “Uncrossed Loan” and the remaining portion of the Debt secured by the Unaffected Property, the “Remaining Loan”). In furtherance thereof, Lender shall have the right to (i) sever and/or divide the Note and the other Loan Documents so that (A) the original Loan Documents (collectively, the “Remaining Loan Documents”) evidence and secure only the Remaining Loan and relate only to the Unaffected Property and (B) amended and/or new documents and other instruments (collectively, the “Uncrossed Loan Documents”) evidence and secure only the Uncrossed Loan and relate only to the Affected Property, (ii) allocate the applicable portion of each of the Reserve Funds relating to the Affected Property to the Uncrossed Loan, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property (but such Affected Property shall be cross-defaulted an cross-collateralized with each other Affected Property) and (iv) take such additional actions consistent therewith (including, without limitation, requiring delivery of the Uncrossed Loan Documents and amendments to the Loan Documents, in each case, to give effect to the foregoing); provided, that the Uncrossed Loan Documents and the Remaining Loan Documents, shall not, in the aggregate, increase (A) any material monetary obligation of Borrower under the Loan Documents or (B) any other material obligation of Borrower under the Loan Documents in any material respect. In connection with the uncrossing of any such Affected Property as provided for in this Section 11.9 (an “Uncrossing Event”), the Remaining Loan shall be reduced by an amount equal to amount of the Uncrossed Loan and the Uncrossed Loan shall be in an amount equal to the Allocated Loan Amount applicable to the Affected Property.

(b) Borrower shall (and shall cause each Borrower Party to) fully cooperate (at Lender’s sole cost and expense (including any additional mortgage and/or transfer taxes associated therewith), provided that such Uncrossing Event did not occur during the continuance of an Event of Default or as a result of such Event of Default) with Lender to effectuate each Uncrossing Event. Without limitation of the foregoing, upon Lender’s request, Borrower shall (and shall cause each Borrower Party to), among other things, (i) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning Properties other than the Affected Property following such Uncrossing Event have not been adversely affected and are in accordance with the terms and provisions of the Remaining Loan Documents; (ii) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of the Uncrossed Loan Documents; (iii) deliver to Lender such legal opinions and updated legal opinions as Lender or the Rating Agencies shall require (including, without limitation, a New Non-Consolidation Opinion and a REMIC Opinion); (iv) take the actions contemplated in Subsection (a) above (including, without limitation, executing the Uncrossed Loan Documents and amendments to the Loan Documents); and (v) deliver such title endorsements, title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies.

Section 11.10. Intercreditor Agreement.

(a) Lender and Mezzanine Lenders are or will be parties to a certain Intercreditor Agreement (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loans, Borrower, Mezzanine Borrowers and the Properties. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and the Mezzanine Lenders and (ii) Borrower and Mezzanine Borrowers are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on the provisions contained therein. Lender and Mezzanine Lenders shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

(b) If all or part of any payment made by Mezzanine B Borrower pursuant to the Mezzanine B Loan Documents and/or Mezzanine A Borrower pursuant to the Mezzanine A Loan Documents is paid or released to Lender pursuant to the Intercreditor Agreement, Lender shall apply such amounts to the payment of the Debt as a prepayment pursuant to the applicable provision of Section 2.7 hereof.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1. General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts. Any amounts payable to Lender by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

Section 12.2. Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents.

Section 12.3. ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4. Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5. Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6. Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13

EXCULPATION

Section 13.1. Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property (or any portion thereof), the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the rights of Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument and in any other Loan Documents; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property (or any portion thereof); or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by any Borrower Party in connection with the Loan;

(ii) the gross negligence or willful misconduct of any Borrower Party;

(iii) any litigation or other legal proceeding related to the Debt filed by any Borrower Party or any other action of any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents; provided, however, that Borrower shall have no liability under this clause (iii) in the event that such Borrower Party asserts any defense or otherwise exercises any of its rights in good faith, including, without limitation, by means of, or in connection with, the filing, pursuit or maintenance by such Borrower Party of any litigation, proceeding, action or claim in good faith;

(iv) (A) waste to the Property caused by the intentional acts or intentional omissions of any Borrower Party and/or (B) the removal or disposal of any portion of the Property by any Borrower Party or its Affiliates after an Event of Default;

(v) the misapplication, misappropriation or conversion by any Borrower Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property (or any portion thereof), (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents, if any, (D) any Tenant security deposits or Rents collected in advance, if any or (E) any other monetary collateral for the Loan (including, without limitation, any Reserve Funds and/or any portion thereof disbursed to (or at the direction of) Borrower);

(vi) failure to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of the Property in accordance with the terms and provisions hereof (except (1) to the extent that Borrower does not have sufficient revenue from the Properties to make such payment, (2) to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Sections 8.1, 8.2, 8.3, 8.6 or 8.8 hereof, as applicable and Lender has not made such sums available to Borrower or (3) to the extent that Borrower is contesting such charges in accordance with the terms and conditions of Section 4.5 hereof (with respect to Taxes) and in accordance with the terms and conditions of Section 4.16 hereof (with respect to Work Charges and/or other trade payables));

(vii) failure to pay Insurance Premiums, to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein (except (1) to the extent that Borrower does not have sufficient revenue from the Properties to make such payment or (2) to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 8.6 hereof and Lender has not made such sums available to Borrower);

(viii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents or any transfer or similar taxes upon the making of the same, but excluding any income, franchise or other similar taxes;

(x) any violation or breach of any applicable law mandating the forfeiture or seizure of the Property (or any portion thereof and/or interest therein);

(xi) the failure to make any REMIC Payment;

(xii) the failure to make any True Up Payment (except to the extent that Borrower does not have sufficient revenue from the Properties to make such payment);

(xiii) the failure to purchase or replace (as applicable) any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement (as applicable), in each case, as and when required by the terms hereof;

(xiv) any material violation or breach with respect to any representation, warranty or covenant contained in Article 5 (except with respect to Borrower or any SPE Component Entity remaining solvent, maintaining adequate capital or complying with Section 5.1(a)(vii) hereof with respect to trade payables or Permitted Equipment Leases solely (1) to the extent that Borrower does not have sufficient revenue from the Properties to make such payment or (2) to the extent that sums sufficient to pay such amounts have been deposited in an escrow for the payment of such amounts with Lender pursuant to the terms of Article VIII hereof and Lender has not made such sums available to Borrower).

(xv) any violation or breach of Section 11.6 or 11.8 hereof;

(xvi) any Property Document Event shall occur;

(xvii) any indemnity obligations of Lender to Bank under the Restricted Account Agreement;

(xviii) any violation or breach of Section 7(a)(ii), Section 7(a)(iii) or Section 7(b) of any Assignment of Management Agreement

(xix) the failure of Borrower and/or Manager to make any required contributions to the CBA Multiemployer Plans (whether or not such failure results in an Event of Default hereunder); and/or

(xx) the failure of Borrower or Manager to cooperate with Lender and/or its assignees or designees in transitioning to Lender and/or its assignees or designees any liquor licenses with respect to any Individual Property.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to comply with any Cash Management Provisions and does not cure such failure within ten (10) days after written notice thereof, (ii) Borrower fails to appoint a new property manager when required to do so pursuant to this Agreement or fails to comply with any limitations on instructing the property manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement and the other Loan Documents; (iii) any representation, warranty or covenant contained in Article 5 hereof is violated or breached which results in the substantive consolidation of Borrower or any SPE Component Entity with any other Person that is a debtor in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws; (iv) a Prohibited Transfer occurs, (v) a Bankruptcy Event occurs; (vi) Section 11.1 hereof is violated or breached; or (vii) the Ground Lease is terminated or cancelled or the Renewal Deadline occurs and Lender has not received evidence acceptable to Lender of the renewal of the Ground Lease in accordance with its terms.

ARTICLE 14

NOTICES

Section 14.1. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o Morgans Hotel Group 475 Tenth Avenue New York, New York 10018 Attention: General Counsel Facsimile No.: (212) 277-4172

With a copy to:	Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, Massachusetts 02199-3600 Attention: Walter R. McCabe III, Esq. Facsimile No.: (617) 235-0230

And a copy to:	McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Attention: Keith M. Pattiz, Esq. Facsimile No.: (646) 390-1338

If to Lender:	Citigroup Global Markets Realty Corp. 388 Greenwich Street 19th Floor New York, New York 10013 Attention: Ana Rosu Marmann Facsimile No.: (646) 328-2938

And to:	Bank of America, N.A. Real Estate Structured Finance—Servicing 900 West Trade Street Suite 650 NC1-026-06-01 Charlotte, North Carolina 28255 Attention: Servicing Manager Facsimile No.: (704) 317-4501

With a copy to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104-2808 Attention: David W. Forti, Esq. Facsimile No.: (215) 655-2647

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1. Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2. Recording of Security Instrument, etc.

(a) Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do.

(b) Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of each Security Instrument. If at any time Lender determines, based on applicable Legal Requirements, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property to an amount determined by Lender to be equal to the lesser of (i) the greater of the fair market value of the applicable Individual Property (1) as of the date hereof and (2) as of the date such supplemental affidavits are to be delivered to Lender, and (ii) the amount of the Debt attributable to any such Individual Property (as set forth on Schedule V hereof), and Borrower shall, on demand, pay any additional taxes.

Section 15.3. Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4. Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

(c) If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16

WAIVERS

Section 16.1. Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2. Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3. Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4. Waiver of Trial by Jury.

BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5. Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6. Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7. Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8. Waiver of Statute of Limitations.

To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10. Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 17

MISCELLANEOUS

Section 17.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2. Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL, AT LENDER’S OPTION, BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. BORROWER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE NEW YORK,

NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3. Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6. Expenses. Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender, for Lender’s reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) in each case, incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements (provided that Borrower’s costs and expenses in connection with compliance with Sections 11.1, 11.6, 11.7, 11.8 and 11.9 are subject to the express terms and conditions of such Sections); (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; (viii) servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated (including, without limitation, Borrower’s rights hereunder to defease the Loan and to permit or undertake transfers (including under Sections 6.3 and 6.4 hereof), in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) though (ix) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, any related special servicing fees, liquidation fees, modification fees, work-out fees, appraisal costs, special servicer inspection costs, operating advisor consulting fees and other similar costs or expenses payable to any Servicer, trustee, operating advisor and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

Section 17.7. Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10. No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (or any portion thereof) (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property (or any portion thereof) is subject.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11. Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.

Section 17.12. Limitation of Liability. No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.14. Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.15. Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.16. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.17. Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Lender by any Person. The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower hereby represents and warrants that the only Broker engaged by any Borrower Party in connection with the transactions contemplated by this Agreement respect hereto is Jones Lang LaSalle Americas. Lender hereby agrees to pay any and all fees imposed or charged by any Broker hired solely by Lender. Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

Section 17.18. Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 17.19. Contributions and Waivers.

(a) As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.

(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i) To the extent permitted by applicable Legal Requirements, each Borrower waives:

(i) any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi) presentment, demand, protest and notice of any kind;

(vii) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii) any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii) any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi) all rights and defenses that Borrower may have because any of the Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j) Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty for the benefit of Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).

Section 17.20. Cross-Default; Cross-Collateralization.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company

By: Hudson Delano Senior Mezz LLC,
a Delaware limited liability company,
its Managing Member

By: Hudson Delano Junior Mezz LLC,
a Delaware limited liability company,
its Managing Member

By: Morgans Group LLC, a Delaware limited liability company, its Managing Member

By: Morgans Hotel Group Co., a Delaware corporation,
its Managing Member

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

58TH STREET BAR COMPANY LLC,
a Delaware limited liability company

By: Hudson Pledgor LLC,
a Delaware limited liability company,
its Managing Member

By: Henry Hudson Holdings LLC,
a Delaware limited liability company,
its Managing Member

By: Hudson Delano Senior Mezz LLC,
a Delaware limited liability company,
its Managing Member

By: Hudson Delano Junior Mezz LLC,
a Delaware limited liability company,
its Managing Member

By: Morgans Group LLC,
a Delaware limited liability company,
its Managing Member

By: Morgans Hotel Group Co.,
a Delaware corporation,
its Managing Member

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

HUDSON LEASECO LLC,
a New York limited liability company

By: Hudson Managing Member LLC,
a Delaware limited liability company,
its Managing Member

By: Henry Hudson Holdings LLC,
a Delaware limited liability company,
its Managing Member

By: Hudson Delano Senior Mezz LLC,
a Delaware limited liability company,
its Managing Member

By: Hudson Delano Junior Mezz LLC,
a Delaware limited liability company,
its Managing member

By: Morgans Group LLC,
a Delaware limited liability company,
its Managing Member

By: Morgans Hotel Group Co.,
a Delaware corporation,
its Managing member

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

BEACH HOTEL ASSOCIATES LLC,
a Delaware limited liability company

By: Hudson Delano Senior Mezz LLC,
a Delaware limited liability company,
its Managing Member

By: Hudson Delano Junior Mezz LLC,
a Delaware limited liability company,
its Managing member

By: Morgans Group LLC,
a Delaware limited liability company,
its Managing member

By: Morgans Hotel Group Co.,
a Delaware corporation,
its Managing Member

By:	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

LENDER: CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By:	/s/ Ana Rosu Marmann
Name: Ana Rosu Marmann
Title: Vice President

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LENDER:

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Steven Wasser
Name: Steven Wasser
Title: Managing Director

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SCHEDULE I

IIMMEDIATE REPAIRS

[See Attached]

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228-101
Project Name:	Hudson Hotel
Location:	356 West 58th Street, New York, NY
Description:	866-Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE	SHORT TERM 0-1 YEARS
	3.2	STRUCTURAL SYSTEM
1	3.2.1	Waterproof Elevator Pit Property management reported that some moisture infiltration has been occurring within the elevator pit. The leak has been occurring through the foundation wall. We recommend that the foundation wall be properly waterproofed after the source of the water infiltration is found and addressed. This item is being included in the 2014 Capital Expenditures Budget, and therefore costs are zeroed out.	1	LS	$43,550.00		$0	^

		Subtotal Structural System				$0	$0

	3.3	EXTERIORS
2	3.3.1	Clean Limestone Water Table The limestone water table along the north elevation was observed with some soot and algae growth. Although generally a cosmetic issue, such conditions indicate that the stone is perpetually damp. At this time, the water table should be pressure-washed and all joints pointed as necessary.	2	CD	$3,500.00		$7,000

		Subtotal Exteriors				$0	$7,000

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 1

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228-101
Project Name:	Hudson Hotel
Location:	356 West 58th Street, New York, NY
Description:	866-Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE	SHORT TERM 0-1 YEARS
	3.4	ROOFING
3	3.4.1	Make Necessary BUR Repairs During our visit, we noted some vapor pressure underneath the mineralized cap sheet at the upper east mechanical penthouse roof, adjacent to the Subject’s generator. The vapor pressure was noted as a large blister and appears to be indicating that some moisture is entering the system. At this time, we recommend surveying and repairing all parapet flashings and patching the blister with new roofing material.	6	MD	$350.00		$2,100

		Subtotal Roofing				$0	$2,100

	3.5	INTERIORS
4	3.5.2.6	Repair Damaged Stairwell Finishes The stairwell accessing the east elevator machine room was found to be deteriorating. The plaster ceiling and wall finishes were found to be spalling and deteriorating. Although they do not appear to be the result of any active leakage and have been in the present condition for quite some time, we recommend removing all loose and delaminated plaster, prepping the substrate, refinishing the areas with new plaster, and repainting.	350	SF	$8.00		$2,800

		Subtotal Interiors				$0	$2,800

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 2

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228-101
Project Name:	Hudson Hotel
Location:	356 West 58th Street, New York, NY
Description:	866-Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE	SHORT TERM 0-1 YEARS
	3.6	PLUMBING SYSTEMS
5	3.6.1	Repair Domestic Water Booster Pump System The booster pumps were observed with some minor leaks and rusting at fitting joints. We observed some water staining on the slab floor as well. We recommend that all fittings be cleaned and re-sealed. This work will improve the efficiency of the booster pump system and will prevent continued leakage.	4	MD	$350.00		$1,400

		Subtotal Plumbing Systems				$0	$1,400

	3.7	HEATING, VENTILATION & AIR CONDITIONING
6	3.7.1	Replace Inoperative Secondary Hot Water Pump A secondary hot water pump was found to be inoperative at the time of our site visit. The secondary hot water pump exhibited extensive rust and some leaking. We recommend replacing the down secondary hot water pump at this time.	1	EA	$3,500.00		$3,500

		Subtotal Heating, Ventilation & Air Conditioning				$0	$3,500

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 3

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228-101
Project Name:	Hudson Hotel
Location:	356 West 58th Street, New York, NY
Description:	866-Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE	SHORT TERM 0-1 YEARS
	3.9	FIRE PROTECTION AND LIFE SAFETY
7	4.1.2	Utilize Expeditor to Clear Building/Fire Code Violations During our research, IVI discovered that there are 14 open DOB violations (regarding construction, failure to certify, elevators, and failure to benchmark) and a single Environmental Control Board (ECB) violation (regarding construction) on-file with the municipality. We recommend hiring an expeditor service to research and clear all open violations. The budgeting of this line item does not account for the payment of any associated fines or penalties.	15	EA	$500.00	$7,500

		Subtotal Fire Protection and Life Safety				$7,500	$0

		Total				$7,500	$16,800

* -	COST OMITTED: Work can be completed in-house or by an outside contractor at minimal cost.
** -	COST OMITTED: Recommendation only.
*** -	COST OMITTED: Tenant responsibility.
^ -	COST OMITTED: Work already budgeted as part of Capital Program

https://gateway.ivi-intl.com/sites/PC31107228/PC31107228-101/Project Documents/FA/Final Dual Readdress/[A—PC31107228-101 Hudson Hotel, New York NY—Costs rev l-29-14.xlsm]Summary

© 2012 IVI Assessment Services, Inc. All Rights Reserved. Version No. 20.1

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IVI Assessment Services, Inc.	Page 4

Opinions of ADA Modifications

Project Number:	PC31107228-101
Project Name:	Hudson Hotel
Location:	356 West 58th Street, New York, NY
Description:	866-Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF ADA COST
	4.5	ADA MODIFICATIONS
1	4.5	Provide Additional ADA Kits Additional assisted listening devices are required at the Subject for guests to use either within the guestrooms or while in the meeting rooms. An insufficient number of kits are provided.	13	Each	$500.00	$6,500

		Subtotal ADA Modifications				$6,500

		Total				$6,500

* -	COST OMITTED: Work can be completed in-house or by an outside contractor at minimal cost.
** -	COST OMITTED: Recommendation only.
*** -	COST OMITTED: Tenant responsibility.
^ -	COST OMITTED: Work already budgeted as part of Capital Program

https://gateway.ivi-intl.com/sites/PC31107228/PC31107228-101/Project Documents/FA/Final Dual Readdress/[A—PC31107228-101 Hudson Hotel, New York NY—Costs rev l-29-14.xlsm]Summary

©2012 IVI Assessment Services, Inc. All Rights Reserved. Version No. 20.1

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 1

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228 - 102
Project Name:	Delano Hotel
Location:	1685 Collins Avenue, Miami Beach, FL
Description:	194 Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE	SHORT TERM 0 - 1 YEARS
	3.1	SITE
1		Repair Terrazzo Flooring Cracking The terrazzo flooring was noted to be cracked at the front steps. Repair and refinish all the terrazzo flooring to provide a uniform appearance.	5	MD	$350.00		$1,750

		Subtotal Site				$0	$1,750

	3.2	STRUCTURAL SYSTEM
2		Concrete Repairs Concrete cracking, spalling and exposed steel reinforcement was observed at the following locations: at the laundry room; at the generator room; at the north elevation (eyebrow located directly above the service entrance), south elevation (lower wall near front deck) and east elevation of the building. Remove all loose and delaminated concrete down to sound base and evaluate the condition of the steel reinforcement, prepare the area and patch exposed areas with a non-shrink grout following the manufacturer’s specifications. Finish the areas to match the surroundings.	1	Allowance	$5,000.00		$5,000

		Subtotal Structural System				$0	$5,000

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 1

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228 - 102
Project Name:	Delano Hotel
Location:	1685 Collins Avenue, Miami Beach, FL
Description:	194 Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE	SHORT TERM 0 - 1 YEARS
	3.4	ROOFING
3		Replace Deteriorated Metal Steps at Elevator Room Bulkhead Deteriorated metal steps were noted at the stair bulkhead entrances of the elevator rooms located at the roof of the main building. This condition represents a hazard and should be remedied to prevent personal injury. Replace all the deteriorated steps accordingly and finish to match the surroundings.	1	LS	$1,000.00	$1,000
4		Replace Deteriorated Wood Deck^ The wooden deck and corresponding metal framing located at the 4th floor was noted to be deteriorated and is in need of repair. According to the POC, the entire deck, including its framing system is scheduled to be completely replaced during the first quarter of 2014. Remove and replace the deteriorated sections as required.	1	LS	$50,000.00		$0	^

		Subtotal Roofing				$1,000	$0

	3.5	INTERIORS
5		Replace Stained Mezzanine Carpeting The common area carpet at the mezzanine corridor was noted to be stained at various locations. According to maintenance personnel, multiple attempts to clean to the staining have been performed. All affected areas should be replaced as needed to improve overall curb appeal.	300	SY	$12.00		$3,600

		Subtotal Interiors				$0	$3,600

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 2

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228 - 102
Project Name:	Delano Hotel
Location:	1685 Collins Avenue, Miami Beach, FL
Description:	194 Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE	SHORT TERM 0 - 1 YEARS
	3.6	PLUMBING SYSTEMS
6		Replace Central Domestic Water Boiler^ The Subject’s existing central domestic water boilers and pool boiler are about to exceed their designed EUL and should be replaced to prevent disruption of service. Replace the current equipment as required. Work included as part of the Capital Expenditure Budget. As work has already started permitting, costs are zeroed out.	1	EA	$145,000.00		$0	^

		Subtotal Plumbing Systems				$0	$0

	3.7	HEATING, VENTILATION & AIR CONDITIONING
7		Chiller Overhaul^ According to management personnel, the chiller overhaul is scheduled to be performed during the first quarter of 2014. Based on the limited budget provided, the scope of work will include the chiller computer panel replacement. This will extend the EUL of the machines and lessen down time due to maintenance. Work included as part of the Capital Expenditure Budget.	1	EA	$34,500.00		$0	^

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 3

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228 - 102
Project Name:	Delano Hotel
Location:	1685 Collins Avenue, Miami Beach , FL
Description:	194 Guestroom Hotel
Date:	December 13, 2013

						OPINIONS OF PROBABLE COST
NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	IMMEDIATE	SHORT TERM 0 -1 YEARS
8

Cooling Tower Refurbishing*

The fiberglass cooling towers and corresponding framing supports were observed to be deteriorated. According to management personnel, refurbishing of the cooling tower is scheduled to be performed at the first quarter of 2014. The cooling tower motors have already been removed and the new motors were observed on site and waiting to be installed. As part of the cooling tower refurbishing, new cells, condenser water pumps, corresponding piping and structural supports will reportedly be installed. All repairs should be performed along with an overhaul of all cooling tower parts to inspect for scaling, rusting and/or leaks. Work is included as part of the Capital Expenditure Budget. This work has started and therefore costs are zeroed out.

			1	LS	$60,000.00		$0	^
9		Balance HVAC System and Clean Mildew Mildew was observed at some of the A/C closets walls, AHU and ductwork indicating improper balancing of the system. Upon completion of the cooling towers and chiller upgrades, the heating and air conditioning system should be properly balanced to ensure adequate distribution of heating and cooling throughout. All mildew should be properly cleaned and the areas monitored to ensure the condition has been properly addressed. Affected porous materials, namely sheetrock, should be removed and replaced with like materials.	4	MD	$350.00		$1,400

		Subtotal Heating, Ventilation & Air Conditioning				$0	$1,400

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 4

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228 - 102
Project Name:	Delano Hotel
Location:	1685 Collins Avenue, Miami Beach , FL
Description:	194 Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE		SHORT TERM 0 -1 YEARS
	3.8	ELECTRICAL SYSTEM
10		Remove Storage at Electrical Room* Storage of materials were noted at the main electrical room. This condition represents a fire code violation. Remove all storage of materials and keep the rooms clean and free of debris.	1	MD	$350.00	$0	*

		Subtotal Electrical System				$0		$0

	3.9	FIRE PROTECTION AND LIFE SAFETY
11		Repair Fire Pump Leak An active water leak was observed at the fire pump, and the inspection tag indicated that it was last checked in September 18, 2012 by Caribbean Fire and Associates, Inc. In addition, several of the risers were noted to be missing the code required inspection tags. Repair the leak and perform the annual inspection. Provide inspection tags to all the standpipes as required by the fire code.	1	LS	$1,000.00	$1,000

		Subtotal Fire Protection and Life Safety				$1,000		$0

This Document Needs to be Used in Conjunction With the PCR For This Project.
IVI Assessment Services, Inc.	Page 5

Opinions of Probable Costs

Deferred Maintenance Existing Deficiencies

Project Number:	PC31107228 - 102
Project Name:	Delano Hotel
Location:	1685 Collins Avenue, Miami Beach , FL
Description:	194 Guestroom Hotel
Date:	December 13, 2013

NO.	SECTION NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	OPINIONS OF PROBABLE COST
						IMMEDIATE		SHORT TERM 0 -1 YEARS
	3.10	GARAGES AND CARPORTS
		No Items Required

		Subtotal Garages and Carports				$0		$0

	3.11	ELEVATORS
12		Verifty that Elevator Violations Have Been Addressed ** According to the City of Miami Beach Elevator Violations Report, dated September 25, 2013, all violations have been addressed by management and they are awaiting re-inspection from the city. Follow-up to ensure this has been addressed is recommended.	1	LS	$0.00	$0	**

		Subtotal Elevators				$0		$0

		Total				$2,000		$11,750

* -	COST OMITTED: Work can be completed in-house or by an outside contractor at minimal cost.
** -	COST OMITTED: Recommendation only.
*** -	COST OMITTED: Tenant responsibility.
^ -	COST OMITTED: Work already budgeted as part of Capital Program

C:\Users\saw\Desktop\Holding File\Final Dual Readdress 102 PCA\[A – PC31107228-102-Delano Hotel Costs-Reserves Rev 1.24.2014.xlsm]Summary

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IVI Assessment Services, Inc.	Page 6

SCHEDULE II

CONDOMINIUM DOCUMENTS

With respect to the Hudson Property:

•	Amended and Restated Declaration Pursuant to Article 9-B of the Real Property Law of the State of New York, by and among Henry Hudson Holdings LLC, Irving Schatz, Adrienne Wechsler and Cheryl Hirsch, dated as of February 12, 1999

•	Amendment to Amended and Restated Declaration, dated as of September 30, 1999

•	By-Laws of 353 West 57th Street Condominium

SCHEDULE III

ORGANIZATIONAL CHART

(attached hereto)

Morgans Hotel Group Co. (DE Corp.)
NorthStar (DH and ES)
LTIP Holders
96.5%
3.3%
Residual Hotel Interest LLC (f/k/a Morgans Hotel Group LLC, f/k/a Ian Schrager Hotels LLC) (DE LLC)
0.2%
Morgans Group LLC (DE LLC)
100%
Morgans Hotel Group Management LLC (DE LLC)
90% Managing Member
100%
Hudson Delano Junior Mezz LLC (DE LLC)
TLG ACQUISITION LLC (DE LLC)
Galts Gulch Holding Company LLC (DE LLC)
5% Non-managing Member
5% Non-managing Member
TEJ Management, LLC (DE LLC)
100%
Andy Masi
HHH Holdings, LLC (DE LLC)
Andrew Sasson
Hudson Delano Senior Mezz LLC (DE LLC) (f/k/a Henry Hudson Senior Mezz LLC)
100%
LGD Management, LLC (NV LLC)
DELANO
100%
100%
Beach Hotel Associates LLC (DE LLC)
Henry Hudson Holdings LLC (DE LLC)
100%
Delano Hotel
Sky Terrace
Hudson Hotel
Good Units
100%
Hudson Managing Member LLC (DE LLC)
Hudson Pledgor LLC (DE LLC )
Lease of Hudson Bar, Library Bar, Private Park and Hudson Hall
Lease of Hudson Hotel
99.99%
Hudson Residual Interests, Inc. (DE Corp.)
100%
58th Street Bar Company LLC (DE LLC)
.01%
Hudson Leaseco LLC (NY LLC)
Partner Ownership
Assets
Partner Entity / Unconsolidated Entities
Tequila Park
Henry
Hudson Common
Library Bar

Note: Information on partner entities and ownership is to best of knowledge

SCHEDULE IV

DESCRIPTION OF REA’S

With respect to the Delano Property:

None.

With respect to the Hudson Property:

None.

SCHEDULE V

ALLOCATED LOAN AMOUNTS

•	Delano Property: $113,333,333.33

•	Hudson Property: $186,666,666.67

SCHEDULE VI

MANAGER

With respect to the Delano Property:

Morgans Hotel Group Management LLC

With respect to the Hudson Property:

Morgans Hotel Group Management LLC

SCHEDULE VII

INTENTIONALLY OMITTED

SCHEDULE VIII

OPERATING LEASE/OPERATING LESSEE

With respect to the Hudson Property:

•	Lease between Henry Hudson Holdings LLC, as operating lessor, and Hudson Leaseco LLC, as operating lessee, dated as of August 28, 2000

•	Lease between Henry Hudson Holdings LLC, as operating lessor, and 58th Street Bar Company LLC, as operating lessee, dated as of August 12, 2011

SCHEDULE IX

LIQUOR LICENSES

With respect to the Delano Property:

•	4COP Retail Beverage License, Beach Hotel Associates LLC, BEV2332055, Active 03/31/2014

•	4COP Retail Beverage License, Beach Hotel Associates LLC & LGD Management LLC, BEV2300022, Active 03/31/2014

With respect to the Hudson Property:

•	Hotel Liquor License, Hudson Leaseco LLC, Effective Date 02/01/2013, Expiration Date 01/31/2015, Serial #: 1110624, Certificate #: 810169

•	On-Premises, Liquor License, 58th Street Bar Company, Effective Date 03/08/2013, Expiration Date 05/31/2014, Serial #: 1126521, Certificate #: 81017

SCHEDULE X

INTENTIONALLY OMITTED

SCHEDULE XI

ENVIRONMENTAL REMEDIATION WORK

Cost
Delano Property:
Implement and maintain all asbestos containing materials in good condition under an Asbestos Operations and Material (O&M) Program.	$400
Hudson Property
Register 8,000-gallon fuel oil above ground storage tank and emergency generator’s 150-gallon diesel belly above ground storage tank.	$500
Correct lead based paint violation (Violation No. 4492749) for peeling or deteriorating paint from Room 1546 on the 15th Floor	$1,000
Total	$1,900

x 115%	$2,185

SCHEDULE XII

PERMITTED EQUIPMENT LEASES

With respect to the Delano Property:

VENDOR	DATE	DESCRIPTION
1. Palace Laundry, Inc.	December 17, 2007	Linens contract
2. Ocean Linen	January 19, 2012	Linen rentals
3. OSA Financial Inc.*	January 1, 2011	ATM
4. TGI Office Automation	September 14, 2009	Copy machines

With respect to the Hudson Property:

VENDOR	DATE	DESCRIPTION
1. Global Business Center, Inc.	August 26, 2008	Guestroom business center/equipment
2. Pitney Bowes Global Financial	September 11, 2012	Printer Lease Agreement
3. Kelair, Inc.	December 13, 2012	HVAC Rental
4. LDI Color Toolbox	March 25, 2012	Copier and Fax Lease
5. Ecolab Inc.	April 26, 2013	Dishmachine Lease and chemical products purchase

SCHEDULE XIII

BORROWER’S ORGANIZATIONAL IDENTIFICATION NUMBER/TAX IDENTIFICATION NUMBER

	Organizational ID #	Tax ID #
Beach Hotel Associates LLC	2345191	20-1487269
58th Street Bar Company LLC	3473280	03-0373311
Henry Hudson Holdings LLC	2977624	13-4035148
Hudson Leaseco LLC	2541676	13-4130496

SCHEDULE XIV

CONDOMINIUM UNITS

With respect to the Hudson Property:

•	Unit 1, Lot 1701

•	Unit 2, Lot 1702

SCHEDULE XV

BOARD

With respect to the Hudson Property:

•	Josh Fluhr – Voting Member of the Board appointed by Borrower

•	Michael Walsh – Voting Member of the Board appointed by Borrower

•	Alex Hirsch – Non-Voting Member of the Board

SCHEDULE XVI

SRO UNITS

With respect to the Hudson Property:

NAME	ROOM #	TYPE
[Omitted]	1169	2
[Omitted]	1443/1445	2
[Omitted]	1516	1
[Omitted]	1546	1
[Omitted]	1632	1
[Omitted]	1722	1
[Omitted]	1753	1
[Omitted]	1756	1
[Omitted]	1812	1
[Omitted]	1839	2
[Omitted]	1846	2
[Omitted]	1855/1856	3
[Omitted]	1916	2
[Omitted]	2017	2
[Omitted]	2022	1
[Omitted]	2023/2025	2
[Omitted]	2027	2
[Omitted]	2031	2
[Omitted]	2039	2
[Omitted]	2040	2
[Omitted]	2045	1
[Omitted]	2046	1
[Omitted]	2102	2
[Omitted]	2103/2105	2
[Omitted]	2106	2
[Omitted]	2107	2
[Omitted]	2112\2010	2
[Omitted]	2114	2
[Omitted]	2115	1
[Omitted]	2117	2
[Omitted]	2127	2
[Omitted]	2129	2
[Omitted]	2134	2
[Omitted]	2135	1
[Omitted]	2138	1
[Omitted]	2139	1
[Omitted]	2140	1
[Omitted]	2145	3

[Omitted]	2146	2
[Omitted]	2150/2153/2153	5
[Omitted]	2155	2
[Omitted]	2157	1
[Omitted]	2204	2
[Omitted]	2206	2
[Omitted]	2205/207	3
[Omitted]	2211	1
[Omitted]	2210/2212	2
[Omitted]	2214	2
[Omitted]	2227	2
[Omitted]	2229	2
[Omitted]	2231	2
[Omitted]	2232	2
[Omitted]	2235	2
[Omitted]	2236	1
[Omitted]	2239	2
[Omitted]	2240	2
[Omitted]	2244	2
[Omitted]	2245	2
[Omitted]	2250/2252	2
[Omitted]	2253	2
[Omitted]	2255	2
[Omitted]	2257	1

Total Occupied	62	111 Units
Vacant Rooms
Single	2025	1
Double/Corp Room	2035	2
Single	2050	2
Triple	2133	3
Double	2205	2

Total Vacant	5	10 Units

Total SRO Units		121

SCHEDULE XVII

OCCUPIED SRO UNITS

With respect to the Hudson Property:

NAME	ROOM #	TYPE
[Omitted]	1169	2
[Omitted]	1443/1445	2
[Omitted]	1516	1
[Omitted]	1546	1
[Omitted]	1632	1
[Omitted]	1722	1
[Omitted]	1753	1
[Omitted]	1756	1
[Omitted]	1812	1
[Omitted]	1839	2
[Omitted]	1846	2
[Omitted]	1855/1856	3
[Omitted]	1916	2
[Omitted]	2017	2
[Omitted]	2022	1
[Omitted]	2023/2025	2
[Omitted]	2027	2
[Omitted]	2031	2
[Omitted]	2039	2
[Omitted]	2040	2
[Omitted]	2045	1
[Omitted]	2046	1
[Omitted]	2102	2
[Omitted]	2103/2105	2
[Omitted]	2106	2
[Omitted]	2107	2
[Omitted]	2112\2010	2
[Omitted]	2114	2
[Omitted]	2115	1
[Omitted]	2117	2
[Omitted]	2127	2
[Omitted]	2129	2
[Omitted]	2134	2
[Omitted]	2135	1
[Omitted]	2138	1
[Omitted]	2139	1
[Omitted]	2140	1
[Omitted]	2145	3

[Omitted]	2146	2
[Omitted]	2150/2153/2153	5
[Omitted]	2155	2
[Omitted]	2157	1
[Omitted]	2204	2
[Omitted]	2206	2
[Omitted]	2205/207	3
[Omitted]	2211	1
[Omitted]	2210/2212	2
[Omitted]	2214	2
[Omitted]	2227	2
[Omitted]	2229	2
[Omitted]	2231	2
[Omitted]	2232	2
[Omitted]	2235	2
[Omitted]	2236	1
[Omitted]	2239	2
[Omitted]	2240	2
[Omitted]	2244	2
[Omitted]	2245	2
[Omitted]	2250/2252	2
[Omitted]	2253	2
[Omitted]	2255	2
[Omitted]	2257	1

Total Occupied	62	111 Units

SCHEDULE XVIII

PRIVATE COMPANY TRANSFER – ADDITIONAL RECOURSE GUARANTY COVENANTS

“Guarantor shall, at all times while the Debt remains unsatisfied, maintain (i) net worth of not less than $100,000,000 (exclusive of the Properties), as determined by Lender, (ii) net worth of not less than $270,000,000 (inclusive of the Properties), as determined by Lender and (iii) Unencumbered Liquid Assets (defined below) of not less than $10,000,000. In the event that Guarantor fails to comply with the foregoing net worth and Unencumbered Liquid Assets requirements, it shall be an Event of Default under this Guaranty and under the Loan Documents.

Guarantor acknowledges, covenants and agrees that in no instance shall Guarantor be permitted to dividend, distribute or contribute any funds received by Guarantor unless at all times while the Debt remains unsatisfied, Guarantor shall maintain (i) net worth of not less than $200,000,000 (exclusive of the Properties), as determined by Lender, (ii) net worth of not less than $370,000,000 (inclusive of the Properties), as determined by Lender and (iii) Unencumbered Liquid Assets (defined below) of not less than $10,000,000.

During the term hereunder, Guarantor will furnish or cause to be furnished to Lender within forty (40) days after the end of the first, second and third calendar quarters and within ninety (90) days after the end of the fourth calendar quarter, an Officer’s Certificate certifying as to Guarantor’s compliance with the foregoing net worth requirements and Unencumbered Liquid Assets requirements, together with all financial information reasonably requested by Lender with respect to such calculations, including, but not limited to, supporting valuation assumptions and appraisals.

For purposes hereof, “Cash and Cash Equivalents” shall mean: (1) United States dollars and (2) any of the following which may be liquidated without restrictions within five (5) Business Days or less: (A) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (B) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and an S&P Certificate of Deposit Rating (short term) of A-1 or better or the equivalent by Moody’s; (C) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2)(A) and (B) above entered into with any financial institution meeting the qualifications specified in clause (2) (B) above; (D) commercial paper having the highest rating obtainable from Moody’s or S&P, and in each case maturing within six months after the date of acquisition; and (E) money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (1) and (2)(A) through (D) above.

For the purposes hereof, “Unencumbered Liquid Assets” shall be determined by Lender in its reasonable discretion, at any time and from time to time, and shall mean the “liquid assets” of Guarantor, free and clear of all liens and shall include only the following assets of Guarantor as set forth on Guarantor’s balance sheet: (x) all Cash and Cash Equivalents, and (y) the following, to the extent acquired for investment or with a view to achieving trading profits (and which may be liquidated without restrictions within five (5) Business Days or less): marketable securities owned of record and beneficially by Guarantor and which are freely tradeable, without any restriction on the New York Stock Exchange, the American Stock Exchange, NASDAQ, the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange.”

SCHEDULE XIX

PUBLIC COMPANY TRANSFER – ADDITIONAL RECOURSE GUARANTY COVENANTS

“Guarantor shall, at all times while the Debt remains unsatisfied, maintain (i) net worth of not less than $100,000,000 (exclusive of the Properties), as determined by Lender, (ii) net worth of not less than $270,000,000 (inclusive of the Properties) and (iii) Unencumbered Liquid Assets (defined below) of not less than $10,000,000, provided, that, Guarantor shall not be required to maintain such net worth and such Unencumbered Liquid Assets requirements if at the time of the closing of the Public Company Transaction in accordance with the terms and conditions of the Loan Documents, (A) Guarantor is an entity whose securities are listed and traded on the New York Stock Exchange, the American Stock Exchange, NASDAQ, the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange, (B) Guarantor has net worth of not less than $750,000,000 (exclusive of the Properties), as determined by Lender and (C) Guarantor has Unencumbered Liquid Assets (defined below) of not less than $10,000,000. In the event that Guarantor is required to maintain a net worth and Unencumbered Liquid Assets as described above and Guarantor fails to comply with the net worth and Unencumbered Liquid Assets requirements as described above, as applicable, it shall be an Event of Default under this Guaranty and under the Loan Documents.

Guarantor acknowledges, covenants and agrees that in no instance shall Guarantor be permitted to dividend, distribute or contribute any funds received by Guarantor unless at all times while the Debt remains unsatisfied, Guarantor shall maintain (i) net worth of not less than $200,000,000 (exclusive of the Properties), as determined by Lender, (ii) net worth of not less than $370,000,000 (inclusive of the Properties), as determined by Lender and (iii) Unencumbered Liquid Assets (defined below) of not less than $10,000,000.

During the term hereunder, to the extent that Guarantor is required to maintain a net worth and Unencumbered Liquid Assets as described above, Guarantor will furnish or cause to be furnished to Lender within forty (40) days after the end of the first, second and third calendar quarters and within ninety (90) days after the end of the fourth calendar quarter, an Officer’s Certificate certifying as to Guarantor’s compliance with the foregoing net worth requirements and Unencumbered Liquid Assets requirements (as applicable), together with all financial information reasonably requested by Lender with respect to such calculations, including, but not limited to, supporting valuation assumptions and appraisals.

For purposes hereof, “Cash and Cash Equivalents” shall mean: (1) United States dollars and (2) any of the following which may be liquidated without restrictions within five (5) Business Days or less: (A) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (B) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and an S&P Certificate of Deposit Rating (short term) of A-1 or better or the equivalent by Moody’s; (C) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2)(A) and (B) above entered into with any financial institution meeting the qualifications specified in clause (2) (B) above; (D) commercial paper having the highest rating obtainable from Moody’s or S&P, and in each case maturing within six months after the date of acquisition; and (E) money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (1) and (2)(A) through (D) above.

For the purposes hereof, “Unencumbered Liquid Assets” shall be determined by Lender in its reasonable discretion, at any time and from time to time, and shall mean the “liquid assets” of Guarantor, free and clear of all liens and shall include only the following assets of Guarantor as set forth on Guarantor’s balance sheet: (x) all Cash and Cash Equivalents, and (y) the following, to the extent acquired for investment or with a view to achieving trading profits (and which may be liquidated without restrictions within five (5) Business Days or less): marketable securities owned of record and beneficially by Guarantor and which are freely tradeable, without any restriction on the New York Stock Exchange, the American Stock Exchange, NASDAQ, the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange.”

SCHEDULE XX

ASSUMPTION – ADDITIONAL RECOURSE GUARANTY COVENANTS

“Guarantor shall, at all times while the Debt remains unsatisfied, maintain (i) net worth of not less than $250,000,000 (exclusive of the Properties), as determined by Lender and (ii) Unencumbered Liquid Assets (defined below) of not less than $10,000,000. In the event that Guarantor fails to comply with the foregoing net worth and Unencumbered Liquid Assets requirements, as applicable, it shall be an Event of Default under this Guaranty and under the Loan Documents. During the term hereunder, Guarantor will furnish or cause to be furnished to Lender within forty (40) days after the end of the first, second and third calendar quarters and within ninety (90) days after the end of the fourth calendar quarter, an Officer’s Certificate certifying as to Guarantor’s compliance with the foregoing net worth and Unencumbered Liquid Assets requirements, together with all financial information reasonably requested by Lender with respect to such calculations, including, but not limited to, supporting valuation assumptions and appraisals.

For purposes hereof, “Cash and Cash Equivalents” shall mean: (1) United States dollars and (2) any of the following which may be liquidated without restrictions within five (5) Business Days or less: (A) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (B) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and an S&P Certificate of Deposit Rating (short term) of A-1 or better or the equivalent by Moody’s; (C) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2)(A) and (B) above entered into with any financial institution meeting the qualifications specified in clause (2) (B) above; (D) commercial paper having the highest rating obtainable from Moody’s or S&P, and in each case maturing within six months after the date of acquisition; and (E) money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (1) and (2)(A) through (D) above.

For the purposes hereof, “Unencumbered Liquid Assets” shall be determined by Lender in its reasonable discretion, at any time and from time to time, and shall mean the “liquid assets” of Guarantor, free and clear of all liens and shall include only the following assets of Guarantor as set forth on Guarantor’s balance sheet: (x) all Cash and Cash Equivalents, and (y) the following, to the extent acquired for investment or with a view to achieving trading profits (and which may be liquidated without restrictions within five (5) Business Days or less): marketable securities owned of record and beneficially by Guarantor and which are freely tradeable, without any restriction on the New York Stock Exchange, the American Stock Exchange, NASDAQ, the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange.”

SCHEDULE XXI

GUARANTOR LITIGATION REPRESENTATION EXCEPTIONS

•	OTK Associates, LLC, directly on its own behalf and derivatively on behalf of Morgans Hotel Group Co. v. Robert Friedman, et al., in the Court of Chancery of the State of Delaware, C.A. No. 8447-VCL.

•	Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group Co. and Morgans Group LLC, in the Supreme Court of the State of New York, County of New York, Index No. 652294/2013

•	Starck Arbitration: Mr. Philippe Starck has initiated arbitration proceedings in the London Court of International Arbitration regarding an exclusive service agreement that he entered into with Residual Hotel Interest LLC (formerly known as Morgans Hotel Group LLC) in February 1998 regarding the design of certain hotels now owned by us. We are not a party to these proceedings at this time. To our knowledge, they have not continued to pursue this arbitration.

SCHEDULE XXII

COLLECTIVE BARGAINING AGREEMENT

•	Agreement dated July 11, 2012 by and between the New York Hotel & Motel Trades Council, AFL-CIO and Hudson Hotel

•	Agreement dated February, 2011 by and between the New York Hotel & Motel Trades Council, AFL-CIO and Morgans Hotel Group

•	Voluntary Settlement Agreement dated November 11, 2010 by and between the New York Hotel & Motel Trades Council, AFL-CIO and the Hudson Hotel

•	Agreement dated October, 2010 by and between the New York Hotel & Motel Trades Council, AFL-CIO and Hudson Hotel

•	Agreement dated September 2010 by and between the Morgans Hotel Group Management, LLC, d/b/a Hudson Hotel on its own behalf and on behalf of the Hudson Hotel and the New York Hotel & Motel Trades Council, AFL-CIO

•	Settlement Agreement dated February 9, 2010 by and between the New York Hotel & Motel Trades Council, AFL-CIO and the Hudson Hotel

•	Agreement dated September 2010 by and between Hudson Hotel and the New York Hotel & Motel Trades Council, AFL-CIO

•	Agreement dated January 2008 by and between the New York Hotel & Motel Trades Council, AFL-CIO and the Hudson Hotel

•	Agreement dated April 25, 2008 be and between the Hudson Hotel and the New York Hotel & Motel Trades Council, AFL-CIO

•	Letter Agreement dated May 28, 2004 between International Union of Operating Engineers Local Union No. 94, 94A, 94B

•	Amendment to Industry-Wide Collective Bargaining Agreement between Hotel Association of New York City, Inc. and New York Hotel & Motel Trades council, AFL-CIO, effective January 1, 2014

•	Collective Bargaining Agreement between Hotel Association of New York City, Inc. and New York Hotel & Motel Trades Council, AFL-CIO, July 1, 2012-June 30, 2019

•	Agreement dated July 11, 2012 by and between the New York Hotel & Motel Trades Council, AFL-CIO and Morgans Hotel Group

SCHEDULE XXIII

EXTENSION – ADDITIONAL RECOURSE GUARANTY COVENANTS

“At all times while the TLG Promissory Notes (defined below) and/or the Convertible Notes (defined below) remain outstanding, Guarantor shall maintain Unencumbered Liquid Assets (defined below) of not less than an aggregate amount sufficient to pay the outstanding principal amount of each of the TLG Promissory Notes and to pay the outstanding principal amount of each of the Convertible Notes in full. In the event that Guarantor fails to comply with the foregoing Unencumbered Liquid Assets requirements it shall be an Event of Default under this Guaranty and under the Loan Documents. During the term hereunder, Guarantor will furnish or cause to be furnished to Lender within forty (40) days after the end of the first, second and third calendar quarters and within ninety (90) days after the end of the fourth calendar quarter, an Officer’s Certificate certifying as to Guarantor’s compliance with the foregoing Unencumbered Liquid Assets requirements, together with all financial information reasonably requested by Lender with respect to such calculations.

For purposes hereof, “Cash and Cash Equivalents” shall mean: (1) United States dollars and (2) any of the following which may be liquidated without restrictions within five (5) Business Days or less: (A) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (B) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and an S&P Certificate of Deposit Rating (short term) of A-1 or better or the equivalent by Moody’s; (C) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2)(A) and (B) above entered into with any financial institution meeting the qualifications specified in clause (2) (B) above; (D) commercial paper having the highest rating obtainable from Moody’s or S&P, and in each case maturing within six months after the date of acquisition; and (E) money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (1) and (2)(A) through (D) above.

For purposes hereof, “Convertible Notes” shall mean the 2.375% Senior Subordinated Convertible Notes Due 2014 of Guarantor issued on October 17, 2007, as such convertible notes may be amended, supplemented or otherwise modified, and any notes, securities or other obligations of Guarantor, any Borrower Party or any of their affiliates that refinance, supplement or replace such convertible notes.

For purposes hereof, “TLG Promissory Notes” shall mean those certain promissory notes issued in November 2011 by TLG Acquisition LLC to Andrew Sasson and Andy Masi , as such promissory notes may be amended, supplemented or otherwise modified, and any notes, securities or other obligations of Guarantor, any Borrower Party or any of their affiliates that refinance, supplement or replace such promissory notes.

For the purposes hereof, “Unencumbered Liquid Assets” shall be determined by Lender in its reasonable discretion, at any time and from time to time, and shall mean the “liquid assets” of Guarantor, free and clear of all liens and shall include only the following assets of Guarantor as set forth on Guarantor’s balance sheet: (x) all Cash and Cash Equivalents, and (y) the following, to the extent acquired for investment or with a view to achieving trading profits (and which may be liquidated without restrictions within five (5) Business Days or less): marketable securities owned of record and beneficially by Guarantor and which are freely tradeable, without any restriction on the New York Stock Exchange, the American Stock Exchange, NASDAQ the Tokyo Stock Exchange, the London Stock Exchange, the Euronext, the Toronto Stock Exchange or the Frankfurt Stock Exchange.”

SCHEDULE XXIV

ERISA REPRESENTATION EXCEPTIONS

•	Borrower is obligated to contribute to The New York Hotel Trades Council and Hotel Association of New York City, Inc., Pension Fund.

SCHEDULE XXV

STATUS OF PROPERTY REPRESENTATION EXCEPTIONS

With respect to the Delano Property:

•	As to Section 3.12(c): Certain waste disposal services are handled by the private company, Waste Services of Florida, Inc. (WSI).

•	As to Section 3.12(m):

•	A project to replace the boilers is in progress. $75,000 has been paid thus far as a deposit on the project which is expected to cost $150,000.

•	Work on new flooring for the solarium has commenced. $12,500 has been paid thus far and $12,500 will be due upon completion.

With respect to the Hudson Property:

•	As to Section 3.12(h), UCC filed with the NY SOS by De Lage Landen Financial Services, Inc., filed 4/26/12 (with respect to six (6) Canon copiers and seven (7) Canon fax machines)

•	As to Section 3.12(b), the following are violations at the Hudson Property filed by the New York City Department of Buildings:

•	Violation No. 040303CMTF01RNS filed on April 3, 2003

•	Violation No. 073113E9028/478987 filed on July 31, 2013

•	Violation No. 073113E9028/478988 filed on July 31, 2013

•	Violation No. 073113E9028/478989 filed on July 31, 2013

•	Violation No. 073113E9028/478990 filed on July 31, 2013

•	Violation No. 073113E9028/478991 filed on July 31, 2013

•	Violation No. 073113E9028/478992 filed on July 31, 2013

•	Violation No. 073113E9028/478993 filed on July 31, 2013

•	Violation No. 073113E9028/478994 filed on July 31, 2013

•	Violation No. 073113E9028/478995 filed on July 31, 2013

•	Violation No. 073113E9028/478996 filed on July 31, 2013

•	Violation No. 073113E9028/478997 filed on July 31, 2013

•	Violation No. 060313BENCH00248 filed on June 3, 2013

•	Violation No. 110211AEUHAZ100055 filed on November 2, 2011

•	Violation No. 081011CMTFKP01 filed on August 10, 2011

EXHIBIT A-1

[Form of Notice Letter—Tenants]

                     , 20[        ]

[TENANT]

Re: [Describe Lease] (the “Lease”)

To Whom it May Concern:

A new cash management system has been adopted in connection with our loan from [                    ], its successors and/or assigns (“Lender”). Consequently, from and after the date of this letter, all payments due under the Lease should be delivered as follows:

(i) If by check, money order, or its equivalent, please mail such items to:

[INSERT RESTRICTED ACCT. INFO]

Attention:
Facsimile No.:

(ii) If by wire transfer to:

[INSERT RESTRICTED ACCT. INFO]

Payee:
ABA Routing #:
For Account:
Account #:
Bank Contact:

This payment direction may not be rescinded or altered, except by a written direction signed by the Lender or its agent.

We appreciate your cooperation.

Very truly yours,

[BORROWER]

EXHIBIT A-2

[Form of Notice Letter – Credit Card Companies]

[DATE]

[ADDRESSEE]

Re:	Payment Direction Letter for [PROPERTY]

Dear [            ]:

[BORROWER] (the “Owner”), the owner of the [PROPERTY] (the “Property”), has mortgaged the Property to [                    ] (together with its successors and assigns, the “Lender”) and has agreed that all Rents received with respect to the Property will be paid directly to a bank selected by Lender. Therefore, from and after [DATE], please remit all payments due to the [OWNER] [MANAGER], the manager of the Property (the “Manager”),] [under that certain [REFERENCE AGREEMENT], dated [                    ], 20[    ] (the “Agreement”) between the [OWNER] [MANAGER] and you, as follows:

Transfer such amounts by the ACH System or wire transfer to the following account:

[RESTRICTED ACCOUNT BANK]

ABA#

Attn:

Fax:

Account of:

Account #[                                ]

These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent (the “Servicer”), or pursuant to a joint written instruction from Borrower and Lender or Servicer. Until you receive written instructions from Lender or Servicer, continue to send all payments due under the Agreement to [RESTRICTED ACCOUNT BANK]. All payments due under the Agreement shall be remitted to [RESTRICTED ACCOUNT BANK] no later than the day on which such amounts are due.

If you have any questions concerning this letter, please contact [                    ] at [                    ]. We appreciate your cooperation in this matter.

Sincerely, [OWNER] [MANAGER]

By:
Name: Title: